Exhibit 10.14

Execution Version

ABL CREDIT AGREEMENT

Dated as of September 24, 2021

among

MATTRESS FIRM, INC.,

as Borrower,

MATTRESS HOLDING CORP.,

as Holdings,

BARCLAYS BANK PLC,

as Administrative Agent,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC

GOLDMAN SACHS BANK USA

and

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES

2.01	Revolving Credit Commitments
2.21	Existing Letters of Credit
3.01(a)	Collateral and Guarantee Requirements
4.05	Financial Statement Exceptions
4.12	Subsidiaries and Other Equity Investments
5.02	Borrower’s Web Address
5.13	Post-Closing Obligations
5.16(a)	Deposit Accounts
5.16(b)	Securities Accounts
5.16(c)	Credit Card Agreements
6.01	Existing Indebtedness
6.02	Existing Investments
6.03	Existing Restrictions
6.05	Existing Affiliate Transactions
6.06	Existing Liens
9.01(b)	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders)
Exhibit D-2	Form of U.S. Tax Compliance Certificate (Foreign Participants)
Exhibit D-3	Form of U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
Exhibit D-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
Exhibit E	Form of Guaranty
Exhibit F	Form of Security Agreement
Exhibit G	Form of Intercreditor Agreement
Exhibit H	Form of Intercompany Subordination Agreement
Exhibit I	[Reserved]
Exhibit J	Form of Notice of Borrowing
Exhibit K	Form of Swing Loan Request
Exhibit L	Form of Letter of Credit Request
Exhibit M	Form of Borrowing Base Certificate
Exhibit N	[Reserved]
Exhibit O	Credit Card Notification
Exhibit P	Form of Customs Broker Agreement

-v-

ABL CREDIT AGREEMENT

This ABL CREDIT AGREEMENT is entered into as of September 24, 2021, among MATTRESS FIRM, INC., a Delaware corporation (the “Borrower”), Mattress Holding Corp., a Delaware corporation (“Holdings”), BARCLAYS BANK PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”), and each Lender from time to time party hereto.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lenders provide extensions of credit to the Borrower as more fully set forth herein;

WHEREAS, the proceeds of Revolving Loans will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by this Agreement.

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning given to such term in the Intercreditor Agreement.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning given to such term in Article 9 of the UCC.

“Account Debtor” has the meaning given to such term in Article 9 of the UCC.

“Acquired Debt” has the meaning specified in Section 6.01(b)(x).

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50.1% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a business unit, line of business or division of any other Person, or (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50.1% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Lender” has the meaning specified in Section 2.19(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement. Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 9.01(b), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.05(a).

“Agent Parties” has the meaning specified in Section 9.01(B)(c).

“Agent-Related Persons” means the Agents and the Arrangers, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of the Agents and the Arrangers and such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this ABL Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AHYDO Catch-Up Payment” means any payment, including any payment of subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Ancillary Document” has the meaning specified in Section 9.11.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, and any other anti-bribery and anti-corruption laws of those jurisdictions in which such Persons conduct business.

“Applicable Intercreditor Agreement” means the Intercreditor Agreement and any other intercreditor agreement or subordination agreement contemplated hereby and to which the Administrative Agent is a party.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.22. If the commitment of each Lender to make Loans and the obligation of the Issuers to make L/C Credit Extensions have been terminated pursuant to Section 7.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a percentage per annum equal to (a) until the first full Fiscal Quarter ending after the Closing Date, (i) for Eurodollar Loans and Letter of Credit Fees, 1.25%, and (ii) for ABR Loans, 0.25%, and (b) thereafter, the following percentages per annum, based upon Average Historical Excess Availability as of the most recent Adjustment Date:

Average Historical Excess	Applicable Rate for
Availability as a percentage	Eurodollar Loans and Letter	Applicable Rate for ABR
of Maximum Credit	of Credit Fees	Loans
Greater than or equal to 66.7%	1.25%	0.25%

Less than 66.7% and greater than or equal to 33.3%	1.50%	0.50%

Less than 33.3%	1.75%	0.75%

The Applicable Rate shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date. Any increase or decrease in the Applicable Rate resulting from a change in the Average Historical Excess Availability shall become effective as of the Adjustment Date for the period beginning on such Adjustment Date.

“Applicable Unused Commitment Fee Rate” means a percentage per annum equal to (a) until the end of the first full Fiscal Quarter ending after the Closing Date, 0.35% and (b) thereafter, the following percentages per annum, based upon Average Revolving Loan Utilization determined as of the most recent Adjustment Date:

Average Revolving Loan Utilization as a
percentage of Maximum Credit	Applicable Unused Commitment Fee Rate
Greater than or equal to 40.0%	0.25%

Less than 40.0%	0.35%

The Applicable Unused Commitment Fee Rate shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Revolving Loan Utilization as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date. Any increase or decrease in the Applicable Unused Commitment Fee Rate resulting from a change in the Average Revolving Loan Utilization shall become effective as of the Adjustment Date for the period beginning on such Adjustment Date.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Account Bank” means a financial institution at which the Borrower or a Guarantor maintains an Approved Deposit Account.

“Approved Bank” means any commercial bank that is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, is a member of the Federal Reserve System and has combined capital and surplus of not less than $500,000,000 in the case of U.S. domestic banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks.

“Approved Deposit Account” means each Deposit Account in respect of which a Loan Party shall have entered into a Deposit Account Control Agreement.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Securities Account” means each Securities Account in respect of which the Borrower or any Guarantor shall have entered into a Securities Account Control Agreement.

“Approved Securities Intermediary” means a securities intermediary at which the Borrower or a Guarantor maintains an Approved Securities Account.

“Arrangers” means Barclays Bank PLC, Goldman Sachs Bank USA and Truist Securities, Inc., each in its capacity as a Joint Lead Arranger and a Joint Bookrunner under this Agreement.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable Law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable (other than Eligible Accounts and Eligible Credit Card Receivables), (iv) any Restricted Payment Transaction, (v) (A) a disposition of all or substantially all of the assets of the Borrower or a Restricted Subsidiary in a manner permitted pursuant to Section 6.07 and (B) the granting of a Lien that is a Permitted Lien, (vi) any sale or other disposition of Securitization Assets to a Securitization Subsidiary in connection with any Qualified Securitization Financing, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from a foreclosure or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, (xiv) dispositions of property no longer used or useful in the conduct of the business of the Borrower or the Restricted Subsidiaries, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $15.0 million, (xvi) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store (including a factory Store) in the ordinary course of business of the Borrower and its Subsidiaries, in each case, which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided that no Event of Default shall result therefrom and such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction, and (xvii) bulk sales or other Dispositions of the inventory of a Restricted Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length; provided that, in the case of clause (i) above, any Asset Disposition made by a Loan Party to a non-Loan Party shall not exceed an aggregate principal amount of the greater of (x) $325.0 million and (y) 50.0% of Consolidated EBITDA for the Relevant Reference Period at the time of such Asset Disposition.

“Assignees” has the meaning specified in Section 9.06(b).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit C or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and, as to any deviation from the form of Exhibit C that adversely affects the Borrower in any material respect, the Borrower.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Securitization Financing Indebtedness” means, at any time, with respect to any Qualified Securitization Financing, (i) if such Qualified Securitization Financing is structured as a lending agreement or other similar agreement, the principal amount of the obligations outstanding under such Qualified Securitization Financing at such time or (ii) if such Qualified Securitization Financing is structured as a purchase agreement or other similar agreement, the principal amount of the obligations that would be outstanding under such Qualified Securitization Financing at such time if such Qualified Securitization Financing were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise). All Attributable Securitization Financing Indebtedness of a Securitization Subsidiary shall be deemed to be Attributable Securitization Financing Indebtedness of the Borrower for purposes of Section 6.01(b)(ix).

“Audited Financial Statements” means the audited consolidated balance sheets of Parent as of September 29, 2020, and the related audited consolidated statements of earnings, stockholders’ deficit and cash flows for Parent for the Fiscal Year ended September 29, 2020, together with the notes thereto and schedules (if any).

“Availability Rent” means the lesser of (1) rent for two months and (2) rent for the projected “going out of business sale” period for Inventory at leased locations as set forth in the most recent appraisal of Inventory received by the Administrative Agent.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder. Without limiting the generality of the foregoing, Availability Reserves may include reserves based on: (i) rent; provided that such Availability Reserves shall be limited to an amount not to exceed the sum of (x) past due rent for all of the Borrower’s and the Guarantors’ leased locations plus (y) (A) Availability Rent for all of the Borrower’s and the Guarantors’ leased locations located in the states of Washington, Virginia, Pennsylvania and all other Landlord Lien States and (B) Availability Rent for all of the Borrower’s and the Guarantors’ leased locations located in any other state that are distribution centers and warehouses, in each case, with respect to which the Administrative Agent has not received a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which have priority over the interests of the Collateral Agent in the ABL Priority Collateral; (iv) salaries, wages and benefits due to employees of the Borrower which have priority over the interests of the Collateral Agent in the ABL Priority Collateral, (v) Customer Credit Liabilities; (vi) warehousemen’s or bailee’s charges and other Liens permitted under Section 6.06 which have priority over the interests of the Collateral Agent in the ABL Priority Collateral; (vii) reserves in respect of Cash Management Obligations; provided that reserves of the type described in this clause (vii) in respect of such Cash Management Obligations shall require one (1) Business Day prior notice by the Administrative Agent to the Borrower; (viii) reserves in respect of Obligations in respect of Secured Hedge Agreements, provided that, if such Obligations in respect of Secured Hedge Agreements shall constitute Specified Secured Hedge Obligations, then reserves of the type described in this clause (viii) shall require the consent of the Borrower; (ix) subject to the limitations set forth above, customer deposit and similar reserves; provided that, in the event Consolidated EBITDA for the Relevant Reference Period is equal to or in excess of $250,000,000, such reserve amount shall be no more than 22.5% of such customer deposits and similar reserves; (x) with respect to any Customary Bridge Loans with an aggregate principal amount outstanding greater than $50,000,000 after the Measurement Time applicable thereto, a reserve for the portion of the principal amount of such Indebtedness in excess of $50,000,000 from and after the Measurement Time, and (xi) additional reserves in the Administrative Agent’s Permitted Discretion.

“Available Incremental Amount” means the Available Incremental Amount under and as defined in the Term Loan Agreement as in effect on the date hereof.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three month period immediately preceding such Adjustment Date (or, in the case of the first Adjustment Date, the period from and including the Closing Date through the date immediately prior to the first Adjustment Date).

“Average Revolving Loan Utilization” means the fraction, expressed as a percentage as of the most recent Adjustment Date, (a) the numerator of which is the average daily aggregate Revolving Credit Exposure (excluding any Revolving Credit Exposure resulting from any outstanding Swing Loans) for the three-month period immediately preceding such Adjustment Date (or, in the case of the first Adjustment Date, the period from and including the Closing Date through the date immediately preceding such first Adjustment Date) and (b) the denominator of which is the Aggregate Commitments at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Barclays” means Barclays Bank PLC, acting in its individual capacity, and its successors and assigns.

“Benchmark” means, initially, the LIBO Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.11, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)       For purposes of Section 2.11(a), the first alternative set forth below that can be determined by the Administrative Agent:

(a)               the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)               the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBO Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this definition; and

(2)       For purposes of Section 2.11(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBO Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Bonus and Severance Payments” means the special bonus and severance payments made pursuant to letter agreements with current and former employees of the Borrower in the aggregate amount of $135,000,000.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 5.02.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, having the same Interest Period.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)            the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate; plus

(b)           the face amount of Eligible Accounts multiplied by the Eligible Accounts Advance Rate; plus

(c)            the Net Recovery Percentage of Eligible Inventory, multiplied by the Inventory Advance Rate multiplied by the Cost of Eligible Inventory, net of Inventory Reserves attributable to Eligible Inventory; plus

(d)           the Net Recovery Percentage of Eligible In-Transit Inventory multiplied by the In-Transit Advance Rate, multiplied by the Cost of Eligible In-Transit Inventory, net of Inventory Reserves attributable to Eligible In-Transit Inventory, provided that such amount shall not exceed 10% of Eligible Inventory; minus

(e)            the then amount of all Availability Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.17, as adjusted to give effect to Reserves following such delivery; provided, that Administrative Agent shall notify Borrower at least three (3) Business Days prior to the date on which any such reserve is to be established or increased; provided further, that (A) the Borrowers may not obtain any new Loans (including Swing Loans) or Letters of Credit to the extent that such Loan (including Swing Loans) or Letter of Credit would cause the Revolving Credit Outstandings to exceed the Maximum Credit if Administrative Agent were to give immediate effect to the establishment or increase of such Reserve as set forth in such notice; (B) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized (such as, but not limited to, rent and Customer Credit Liabilities); and (C) the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent. The amount of any Reserve established by the Administrative Agent and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change (including for the avoidance of doubt, reasonable efforts by the Administrative Agent to reduce or eliminate any Reserve for which the related event, condition or other matter giving rise to such established or increased Reserve no longer exists or is continuing). Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility or ineligibility criteria contained in the definition of Eligible Account, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory or any other Reserve then established.

“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit M.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Dollars” means Canadian dollars, the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under (or subject to) Capitalized Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Asset Dispositions (or from dispositions that do not constitute Asset Dispositions) that are not required to be applied to prepay the Loans pursuant to Section 2.09(b), prepay the Term Loans pursuant to Section 2.09 of the Term Loan Agreement or make a mandatory prepayment or redemption under the terms of any other material Indebtedness, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary, to the extent neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures that constitute Acquisitions permitted hereunder, (vii) any expenditure which but for this clause (vii) would otherwise constitute a “Capital Expenditure,” to the extent financed with the proceeds of the sale or issuance of any Equity Interests of Holdings or any Parent Company (other than to the Borrower and its Restricted Subsidiaries) and contributed to the Borrower or (viii) that portion of interest on Indebtedness incurred for Capital Expenditures which is paid in cash and capitalized in accordance with GAAP during such period.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease. For purposes of this definition, whenever in this Agreement is it necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2016.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuer or the Swing Loan Lender (as applicable) and the Lenders, as collateral for Letter of Credit Obligations, Obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash (which the applicable Issuer may require to be in the same currency as the relevant Letter of Credit) or deposit account balances or, if the applicable Issuer or Swing Loan Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case in an amount (taking into account potential currency fluctuations) and pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuer or the Swing Loan Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” means each period beginning (a) on the date that Excess Availability shall have been less than the greater of (x) 10.0% of the Maximum Credit and (y) $10,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 10.0% of the Maximum Credit and (y) $10,000,000, in each case, for thirty (30) consecutive calendar days, or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Cash Equivalents” means:

(a)         Dollars, pounds sterling, yen, euros or Canadian Dollars;

(b)         in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Borrower or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c)        readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twelve (12) months or less from the date of acquisition;

(d)        certificates of deposit, time deposits and eurocurrency time deposits with maturities of twelve (12) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding twenty-four (24) months and overnight bank deposits, in each case with any Approved Bank;

(e)        repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any Approved Bank;

(f)          commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within twelve (12) months after the date of acquisition thereof;

(g)        marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)        readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twelve (12) months or less from the date of acquisition;

(i)         Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j)         investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement among Holdings, Borrower or any Restricted Subsidiary and any Cash Management Bank and governing any “Cash Management Obligations”.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Receipts” shall have the meaning specified in Section 5.16(d).

“Cash Taxes” means, with respect to any Test Period, all taxes paid or payable in cash by Holdings, the Borrower and its Restricted Subsidiaries during such period, including those paid by way of Restricted Payments pursuant to Section 6.02(b)(xi).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty or other insurance proceeds or condemnation or similar awards in respect of any asset of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Subsidiary of the Borrower that owns (directly or indirectly) no material assets other than equity interests (or equity interests and indebtedness) of one or more Subsidiaries of the Borrower that are CFCs.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)         any “person” or “group” (as such terms are used in Sections 13 and 14 of the Exchange Act) (other than any Parent Company) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by way of merger, consolidation or other business combination or purchase of beneficial ownership, of more than 50% of the total voting power of the Voting Stock of Holdings or any Parent Company, provided that (x) so long as Holdings is a Subsidiary of each Parent Company, no “person” or “group” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of Holdings unless such “person” or “group” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of any Parent Company;

(b)         for any reason whatsoever Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or

(c)         any “Change of Control” (or any comparable term) in any document pertaining to (i) the Term Loan Agreement, (ii) any Incremental Equivalent Debt or any Refinancing Debt in respect of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount or (iii) any Disqualified Stock with an aggregate liquidation preference in excess of the Threshold Amount.

Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, Steinhoff and its Affiliates (other than any Parent Company or Subsidiary of a Parent Company) will not be deemed to beneficially own the Voting Stock of Holdings or any Parent Company as a result of its ownership of the Voting Stock or other securities of Holdings or such Parent Company (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Voting Stock entitled to elect the directors or board of managers of Holdings or such Parent Company and (B) it is not party to any shareholders agreement or similar agreement which allows Persons that are not Affiliates of (or otherwise required to act at the direction of) Steinhoff (other than any Parent Company or Subsidiary of a Parent Company) to appoint a majority of the board of directors or managers of Holdings or such Parent Company.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that in connection with the establishment of any Extended Revolving Credit Commitments under Section 2.18, such Extended Revolving Credit Commitments or related Loans may be designated in writing by the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have different terms and conditions to the extent permitted under this Agreement, and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means the first date on which the conditions precedent set forth in Section 3.01 are satisfied.

“Closing Date Distribution” means (i) a distribution by (a) the Borrower to Holdings and (b) Holdings to its equity holders and as payment of Directors’ Fee Payments (it being understood that Borrower may, on behalf of Parent, pay amounts under this clause (b)), (ii) a payment by the Borrower of the Bonus and Severance Payments and (iii) a payment by the Borrower of any withholding, employer or similar payroll or employment taxes in respect of the Bonus and Severance Payments; provided that, (x) collectively, the payments in respect of clauses (i) and (ii) shall be in an aggregate amount of up to $1,350,000,000 and shall be made on or around the Closing Date and (y) payments in respect of clause (iii) shall be made in the ordinary course of business; it being understood that the recipients of Bonus and Severance Payments and Directors’ Fee Payments shall not receive a distribution, dividend or dividend equivalent, but rather shall receive their share of the Closing Date Distribution in the form of a performance bonus, severance or additional directors fees, as applicable, subject to any withholding or similar taxes payable by the Borrower in respect of the Bonus and Severance Payments.

“Closing Date Refinancing” means (i) the repayment of all indebtedness outstanding under, the termination of all commitments to extend credit under, and the termination of all security interests and guarantees in connection with, that certain Amended and Restated ABL Credit Agreement, dated as of November 25, 2020, among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent, and (ii) the repayment of all indebtedness outstanding under, and termination of all security interests and guarantees in connection with, the Credit Agreement, dated as of November 25, 2020, among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties and all other property of whatever kind and nature, if any, purported to be pledged as collateral under any Collateral Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by, as the case may be, (a) a bailee or other Person in possession of Collateral, and (b) any landlord of any premises leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such premises, (iii) agrees to provide the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such premises for the purpose of conducting field examinations, appraisals or Liquidation and (iv) makes such other agreements with the Collateral Agent as the Administrative Agent may reasonably require.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)       the Administrative Agent shall have received (x) each Collateral Document, share certificate and instrument required to be delivered on the Closing Date pursuant to Section 3.01(a)(iii) or pursuant to the Security Agreement, Section 5.11, Section 5.13 or Section 5.16 at such time required thereby, and (y) the Intercreditor Agreement, in each case duly executed by each Loan Party thereto;

(b)       all Obligations shall have been unconditionally guaranteed by Holdings, the Borrower (in the case of Obligations under clause (y) of the first sentence of the definition thereof), each Restricted Subsidiary that is a direct or indirect wholly-owned Domestic Subsidiary and not an Excluded Subsidiary and each direct and indirect Domestic Subsidiary of Holdings that is or becomes a borrower and/or a guarantor under or in respect of the Term Loan Agreement (or any refinancing facility or replacement facility);

(c)       the Obligations and the Guarantees shall have been secured by a perfected security interest (with the priority required by the Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect)) in all Equity Interests (other than Excluded Equity Interests) of each Subsidiary directly owned by any Loan Party and all other Equity Interests (other than Excluded Equity Interests) owned directly by the Loan Parties; provided that pledges of voting Equity Interests of a CFC or CFC Holdco shall be limited to 65% of the total outstanding voting Equity Interests of such CFC or CFC Holdco, as applicable, at any time;

(d)       except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of the Loan Parties (including accounts, inventory, equipment, intercompany notes, insurance policies, investment property, contract rights, intellectual property, other general intangibles, owned real property, cash and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, the Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect); provided that security interests in real property shall be limited to the Mortgaged Properties;

(e)       none of the Collateral shall be subject to any Liens other than Liens permitted by Section 6.06; and

(f)       the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each owned property required to be delivered pursuant to Section 5.11 and Section 5.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, which Mortgages shall be in a suitable form for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting Lien on the property and/or rights described therein in favor of the Administrative Agent or the Collateral Agent (as appropriate) for the benefit of the Secured Parties, and all filing and recording taxes shall have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent, (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the Fair Market Value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 6.06, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request, (iii) surveys sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy relating to each Mortgaged Property and issue survey-related endorsements to the extent available and reasonably requested by the Collateral Agent, (iv) such abstracts and appraisals and such other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, (v) to the extent reasonably requested by the Administrative Agent, opinions of local counsel for the Loan Parties with respect to the enforceability and perfection of the Mortgages and any related fixture filings and the due authorization, execution and delivery of the Mortgages and such other customary matters in form and substance reasonably satisfactory to the Administrative Agent and (vi) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto if any improvements on such Mortgaged Property are located in an area designated as a “special flood hazard area”) and evidence of flood insurance in such total amount as the Administrative Agent or Collateral Agent may from time to time reasonably require and in any event no less than the amount required by Flood Insurance Laws, if at any time the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets or with respect to, particular assets if and for so long as, as determined by the Collateral Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets, including, the cost of obtaining title insurance, surveys or flood insurance (if necessary) in respect of such assets would be excessive in light of the practical benefits to be obtained by the Lenders therefrom, as reasonably determined by the Borrower and the Administrative Agent. The Collateral Agent may, in its sole discretion, grant extensions of time (which extensions shall be in writing) for the creation or perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) Liens required to be granted or perfected from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and (ii) no Lien shall be required to be granted in Excluded Assets pursuant to the Collateral and Guarantee Requirement or otherwise pursuant to the Collateral Documents.

Notwithstanding any provision of any Loan Document to the contrary, if a mortgage tax or any similar Tax or charge will be owed on the entire amount of the Obligations evidenced hereby, then the amount secured by the applicable Mortgage shall be limited to 100% of the fair market value of the Mortgaged Property at the time the Mortgage is entered into if such limitation results in such mortgage tax or similar Tax or charge being calculated based upon such fair market value.

Notwithstanding anything herein to the contrary, (i) no Mortgage shall be entered into by the Administrative Agent, Collateral Agent or any Lenders with respect to any Mortgaged Property unless and until, to the extent required by applicable Law, each Lender has received and approved satisfactory documentation described in clause in (f)(vi) above and (ii) in no event shall any Loan Party be deemed to be in Default as a result of failing to comply with the timeframes required for Mortgages and any documents relating thereto as a result of the foregoing.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction). No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC) or possession, other than in respect of (i) certificated or uncertificated Equity Interests of any Guarantor, Borrower and Restricted Subsidiaries that are required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset, (ii) Pledged Debt to the extent required to be delivered to the Administrative Agent pursuant to the terms of the Security Agreement, and (iii) Deposit Account Control Agreements and Securities Account Control Agreements to the extent required pursuant to Section 5.16; provided that no Indebtedness incurred that is permitted to be secured on a junior lien basis to the ABL Priority Collateral (or any Refinancing Debt in respect of such Indebtedness) shall be secured by any asset or property that is not Collateral. Notwithstanding the foregoing, so long as the Term Agent is acting as bailee for perfection for the Collateral Agent under the Intercreditor Agreement, the granting of control or possession to the Term Agent in respect of Term Priority Collateral (other than Deposit Account Control Agreements and Securities Account Control Agreements) shall satisfy any requirement hereunder for the Collateral Agent to have possession or control of such Collateral.

“Collateral Documents” means, collectively, the Security Agreement, the Guaranty, the Mortgages, each of the collateral assignments, control agreements, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 5.11, Section 5.13 or Section 5.16, each Lien Acknowledgment Agreement and each of the other agreements, instruments or documents that creates or purports to create or affirm a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment or an Extended Revolving Credit Commitment, as the context may require.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.)

“Communications” has the meaning specified in Section 9.01(B)(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B and which certificate shall in any event be a certificate of a Financial Officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (b) setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the most recently completed Test Period.

“Concentration Account” has the meaning specified in Section 5.16(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of intangible assets and deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(a)       except with respect to clause (vi) and clause (viii) below, to the extent deducted (and not added back or excluded) in arriving at Consolidated Net Income, increased by (without duplication):

(i)       provision for taxes based on income or profits or capital, including franchise or similar taxes and foreign withholding taxes, and any penalties and interest related to such taxes or arising from any tax examinations, of such Person for such period, plus

(ii)       (A) total interest expense of such Person for such period and (B) bank fees and costs of surety bonds, plus

(iii)       Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(iv)      any other non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method, and stock-based awards compensation expense) for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v)       the amount of any minority interest expense, plus

(vi)       the amount of net cost savings, operating expense reductions and cost synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, Store closings, cost savings initiatives, new or negotiated supplier relationships, net contributions from merchandising improvements (which shall be annualized when calculating Consolidated EBITDA), and other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than 18 months after the occurrence of such merger, other business combination, acquisition, divestiture, restructuring, cost savings initiative or other action or event (calculated on a pro forma basis as though such items had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of add backs added pursuant to this clause (vi) for any period, when added to the aggregate amount of add backs made pursuant to Section 1.09(c), shall not exceed 20% of Consolidated EBITDA for such period (prior to giving effect to any such adjustment(s)), plus

(vii)       (A) any charges, expenses, costs, accruals or reserves (including, without limitation, any fees, premiums and transaction costs) (x) resulting from, or in connection with, a Change of Control, Qualifying IPO, pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement or (y) resulting from any Phantom PIK Loan Awards pursuant to the Management PIK Bonus Plan, the Bonus and Severance Payments, the Directors’ Fee Payments or any withholding, employer or similar payroll or employment taxes in respect of the Bonus and Severance Payments and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under clause (B), to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of Holdings or any Parent Company (in each case other than Disqualified Stock), plus

(viii)       cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(ix)       costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization and other restructuring and integration costs, charges, accruals, reserves and expenses (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, plants, Stores and distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, costs associated with preparations for and implementation of compliance with the requirements of the Sarbanes Oxley Act of 2002 and other Public Company Costs, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs), plus

(x)       payment of fees and reimbursement of expenses paid in compliance with Section 6.05(b)(ii)(3); plus

(xi)       the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, and

(b)       decreased by (without duplication):

(i)       any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii)       any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens (including Capitalized Lease Obligations) other than any Consolidated Total Indebtedness that is only secured by a Lien on the Collateral that is subordinated to the Liens securing the Loans minus (ii) Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.09.

“Consolidated Net Cash Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Cash Interest Expense, for the Relevant Reference Period to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period, in each case, with such pro forma adjustments to Consolidated Net Cash Interest Expense and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.09.

“Consolidated Net Cash Interest Expense” means, for any period, the sum, without duplication, of

(i)       the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Hedging Agreements, and

(ii)       any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period;

provided that there shall be excluded from Consolidated Net Cash Interest Expense for any period:

(a)       deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and any other amounts of non-cash interest,

(b)       the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period,

(c)         non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815,

(d)         any cash costs associated with breakage in respect of hedging agreements for interest rates,

(e)         all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP,

(f)         fees, costs and expenses in connection with the Transactions,

(g)        annual agency fees paid to the Administrative Agent and the agent under the Term Loan Agreement,

(h)         costs associated with obtaining Hedging Agreements,

(i)          any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting in connection with the Transaction or any acquisition,

(j)          the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Net Cash Interest Expense, and

(k)         commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Net Cash Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Net Cash Interest Expense shall (i) be an amount equal to actual Consolidated Net Cash Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) exclude the acquisition accounting effects described in clause (c) of the definition of “Consolidated Net Income”.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(a)       any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (c) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (B) the Borrower’s equity in the net loss of such Person shall be excluded,

(b)           [reserved],

(c)            any gain or loss (including, asset retirement costs) realized upon the sale or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(d)           any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders),

(e)           any net operating gain or loss with respect to facilities, Stores or distribution centers that have been closed on a non-temporary basis during the relevant period,

(f)           the cumulative effect of a change in accounting principles,

(g)           all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(h)           (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedging Agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Currency Agreements for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Hedging Agreements or (C) other derivative instruments,

(i)            earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(j)            the amount of any cost, charge, accrual, reserve or expense in connection with a one-time event, including in connection with (i) Acquisitions after the Closing Date and (ii) the consolidation or closing of any Store, facility, plant or distribution center during such period;

(k)            any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with an inclusion in the calculation of Consolidated Net Income in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(l)            to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with an inclusion in the calculation of Consolidated Net Income in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption,

(m)           any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, grant of stock, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with the Transactions,

(n)            any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(o)       effects of adjustments (including the effects of such adjustments pushed down to Holdings, the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP, (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes,

(p)       (i) any net after-tax income (loss) from disposed or discontinued operations and (ii) any net after-tax gains or losses on disposal of disposed or discontinued operations, in each case, other than in the ordinary course of business and any after-tax income (loss) or after tax gains or losses resulting from the closing of Stores,

(q)       any fees and expenses incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with the Transactions, any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460), and

(r)       any expenses, charges or losses resulting from payments to, or on behalf of, holders of Equity Interests of Holdings (or any direct or indirect parent thereof) with respect to customary fees and expenses incurred by such holders in connection with any secondary offering of Equity Interests of Holdings (or any direct or indirect parent thereof).

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, an amount equal to the aggregate amount of (i) all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments, as determined and calculated in accordance with GAAP, (ii) all reimbursement obligations not reimbursed within three (3) Business Days of such Person in respect of drawn letters of credit, bankers’ acceptances or other similar instruments, and (iii) any Guarantees by the Borrower and its Restricted Subsidiaries in respect of the obligations described in clauses (i) and (ii) above. For the avoidance of doubt, Consolidated Total Indebtedness shall exclude (a) any Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Indebtedness and (b) any amounts outstanding under any Qualified Securitization Financing so long as such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) the Borrower or any Restricted Subsidiary that is not a Securitization Subsidiary or any of its or their respective assets or properties (other than with respect to Standard Securitization Undertakings).

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness, minus (ii) Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth Section 1.09.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to Section 6.01(b)(xii).

“Contribution Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and solely to the extent of cash contributions Not Otherwise Applied) made to the capital of Holdings and further contributed to the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise by Holdings (excluding Disqualified Stock or issuance or sale to a Restricted Subsidiary of Holdings)); provided that such Contribution Indebtedness (a) is incurred within 360 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Corrective Extension Amendment” has the meaning specified in Section 2.18(f).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrower’s financial statements.

“Covenant Testing Period” means the period commencing on the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered prior to the occurrence of a Covenant Trigger Event and continuing until the Borrower has had Excess Availability for thirty (30) consecutive calendar days after the occurrence of such Covenant Trigger Event, of greater than or equal to the greater of (A) $10,000,000 and (B) 10% of the Maximum Credit.

“Covenant Trigger Event” means Excess Availability shall at any time be less than the greater of (A) $10,000,000 and (B) 10% of the Maximum Credit.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.22.

“COVID-19” means the global infectious disease pandemic caused by the novel coronavirus first identified in December 2019.

“Credit Card Advance Rate” means 90%.

“Credit Card Agreements” means all agreements now or hereafter entered into by the Borrower or any Guarantor for the benefit of the Borrower or a Subsidiary Guarantor, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 5.16(c) hereto.

“Credit Card Issuer” means any Person (other than the Borrower or a Guarantor) who issues or whose members issue credit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc. and the Mattress Firm Card.

“Credit Card Notification” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in substantially the form of Exhibit O and which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to an Approved Deposit Account of all payments due from Credit Card Processors.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary, in each case, other than a Credit Card Issuer, who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Borrower’s or any Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, collectively, but without duplication, (a) all present and future rights of the Borrower or any Guarantor to payment from any Credit Card Issuer (other than the issuer of the Mattress Firm Card), Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Borrower or any Guarantor to payment from any Credit Card Issuer (other than the issuer of the Mattress Firm Card), Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer (other than the issuer of the Mattress Firm Card) or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 7.04(b).

“Cure Expiration Date” has the meaning specified in Section 7.04(a).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness that are exchanged for or otherwise replace or extend such bridge loans complies with the Weighted Average Life to Maturity requirements of the relevant Indebtedness and (b) the final maturity date of any loans, notes, securities or other Indebtedness that are to be exchanged for or otherwise replace or extend such bridge loans complies with the maturity date requirements of the relevant Indebtedness at the time such bridge loans are incurred.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (b) outstanding merchandise credits of the Borrower, in each case, net of any dormancy reserves maintained by the Borrower on its books and records in the ordinary course of business consistent with past practices.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit P (or such other form as may be reasonably satisfactory to the Administrative Agent) among a Loan Party, a customs broker, freight forwarder or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject Inventory or other property for the benefit of the Collateral Agent, and agrees, upon notice from the Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.10(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.10(a).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means any checking or other demand deposit account maintained by the Loan Parties, including any “deposit accounts” under Article 9 of the UCC. All funds in such Deposit Accounts shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts, subject to the Security Agreement.

“Deposit Account Control Agreement” has the meaning specified in Section 5.16(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale-leaseback, any sale or issuance of Equity Interests in a Restricted Subsidiary and, for the avoidance of doubt, by allocation of assets by division or allocation of assets to any series of a limited liability company that constitutes a separate legal entity or Person, as specified in Section 1.11) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For purposes of determining whether any Disposition meets any thresholds under this Agreement, to the extent such Disposition is part of a series of related Dispositions, such series of related Dispositions shall be taken into account.

“Designated Non-cash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Directors’ Fee Payments” means the special directors’ fee payments made pursuant to letter agreements with nonemployee directors of Parent in the aggregate amount of $14,580,000.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of Holdings, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Company thereof or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Arrangers in writing on or prior to September 15, 2021, (ii) those Persons who are competitors of the Borrower identified by the Borrower to the Administrative Agent from time to time as provided below and (iii) any Affiliate of any Person described in clause (i) or competitor described in clause (ii) that is (x) identified by the Borrower to the Administrative Agent in writing from time to time or (y) clearly identifiable solely on the basis of similarity of its name as an Affiliate of such Person, other than an Affiliate of a Person described in clause (ii) that is a Bona Fide Debt Fund; provided that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or participation in respect of the Loans or that is party to a pending trade from continuing to hold or vote such previously acquired assignments and participations or completing such trade, as applicable, on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (ii) or (iii)(x) above shall be sent by the Borrower to the Administrative Agent by email to may.huang@barclays.com and such supplement shall take effect three Business Days after such notice is received by the Administrative Agent.

“Disqualified Stock” means, with respect to Holdings, the Borrower or any Restricted Subsidiary, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely as a result of a Qualifying IPO, a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a Qualifying IPO, a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, or (b) provides for the scheduled payments of dividends in cash, in each case prior to the date 91 days after the earlier of the Latest Maturity Date at the time such Disqualified Stock is first issued or the date Loans are no longer outstanding; provided, however, that if such Capital Stock is issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of Holdings (or any Parent Company), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be permitted to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or a Guarantor in the ordinary course of its business.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DQ Lender Affiliate” means an Affiliate of a Disqualified Lender that, prior to becoming a Lender hereunder, could have been designated as a Disqualified Lender pursuant to the definition thereof and is subsequently designated by the Borrower to the Administrative Agent by email to may.huang@barclays.com as a DQ Lender Affiliate.

“Early Opt-in Election” means, the occurrence of:

(1)       a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)       the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Early Opt-in Election Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders constituting the Required Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, recurring periodic fees in substance equivalent to interest, any interest rate floor (to the extent the operation of such floor would increase the yield on drawn amounts on the proposed date of incurrence thereof), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “Effective Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders of such Indebtedness.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” has the meaning specified in Section 9.01(B)(c).

“Eligible Accounts” means, as of any date of determination thereof, the aggregate amount of all Accounts (which, for the avoidance of doubt, shall include the Mattress Firm Card Receivables) due to the Borrower and each Subsidiary Guarantor that is a Domestic Subsidiary, except in each case to the extent that (determined without duplication):

(a)           such Account (i) does not arise from the sale of goods or the performance of services by the Borrower or any Subsidiary Guarantor in the ordinary course of its business or (ii) arises out of arrangements with franchisees; provided that up to $4,000,000 in Accounts owed to the Borrower or any Subsidiary Guarantor by franchisees, so long as any such Account satisfies clauses (b) through (z) of this definition of “Eligible Accounts”, shall be deemed Eligible Accounts notwithstanding this clause (a);

(b)           (i) the Borrower’s or Subsidiary Guarantor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice) or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)           any defense, counterclaim, set-off or dispute exists as to such Account, but only to the extent of such defense, counterclaim, set-off or dispute;

(d)           such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)           an invoice, reasonably acceptable to the Administrative Agent, in form and substance or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Account on or before the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral;

(f)            such Account (i) is not owned by the Borrower or Subsidiary Guarantor or (ii) is not subject to the first priority, valid and perfected security interest and Lien of Collateral Agent, for and on behalf of itself and the Lenders (subject to Liens permitted under Section 6.06 having priority by operation of applicable Law over the Liens of the Collateral Agent) or (iii) is subject to any other Lien (other than Liens permitted hereunder pursuant to clauses (a), (b), (i), (l), (q), (r), (s), (t), (u) and (o) (but only in respect of any of the foregoing clauses) of the definition of “Permitted Liens”) (the foregoing clauses (ii) and (iii) (other than in respect of the immediately foregoing clauses (i) and (ii)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(g)           such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of the Borrower or any Guarantor or (ii) a natural person;

(h)           such Account is the obligation of an Account Debtor that is any Governmental Authority;

(i)            Accounts subject to a partial payment plan;

(j)            the Borrower or Subsidiary Guarantor is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower but only to the extent of the potential offset;

(k)            (i) if such Account constitutes third-party financing receivables or Mattress Firm Card Receivables, such Account is unpaid for more than fifteen (15) days after the date of sale of Inventory giving rise to such third-party financing receivables or such Mattress Firm Card Receivables or (ii) if such Account does not constitute third-party financing receivables or Mattress Firm Card Receivables, the Account is not paid on or prior to (x) ninety (90) days following the original invoice date or (y) sixty (60) days following the date on which such Account was due;

(l)             [reserved];

(m)           such Account is the obligation of an Account Debtor from whom 50% or more of the amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;

(n)            any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o)            such Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(p)            such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds the greater of (i) 15% of all Eligible Accounts and (ii) 10% of the Borrowing Base (but, in each case, only to the extent of such excess) (the “Account Concentration Limits”); provided, that for purposes of this clause (p), Accounts owing by any third-party financing source that has an Investment Grade Rating shall not be subject to the Account Concentration Limits;

(q)            such Account is payable in any currency other than Dollars;

(r)             such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by the Borrower or Subsidiary Guarantor in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(s)            such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the Borrower or Subsidiary Guarantor to seek judicial enforcement in such state of payment of such Account, unless the Borrower or Subsidiary Guarantor has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(t)             such Account was acquired or originated by a Person acquired in a Permitted Acquisition (unless (i) such Account otherwise meets the requirements of Eligible Account and (ii) either (x) such Account, together with all other such Accounts, does not exceed 15% of all Eligible Accounts or (y) the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is satisfied with the results thereof in its Permitted Discretion (provided, it is agreed that so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, then the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related field examination on or prior to the closing date of such Permitted Acquisition));

(u)            Account Debtor is subject to an event of the type described in Section 7.01(f);

(v)            such Account represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(w)            the Account Debtor is organized or has its principal offices or assets outside the United States, unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent (which is issued by a bank reasonably acceptable to the Administrative Agent) and such letter of credit is subject to a first priority perfected Lien in favor of the Collateral Agent;

(x)            Accounts that are subject to any factoring or receivables finance program, Securitization Financing or Qualified Securitization Financing or constitute proceeds thereof;

(y)            the portion, if any, of any Account that includes a billing for interest, fees or late charges; or

(z)            such Account constitutes a Credit Card Receivable.

“Eligible Accounts Advance Rate” means 90%.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 9.06(b); provided that in any event, “Eligible Assignee” shall not include any natural person or the Borrower or any of its Affiliates.

“Eligible Credit Card Receivables” means, as to the Borrower and each Subsidiary Guarantor that is a Domestic Subsidiary, Credit Card Receivables of such Person which satisfy the criteria set forth below:

(a)            such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Person in the ordinary course of the business of such Person;

(b)            such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables;

(c)            such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d)            the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of any Credit Card Receivable owing to a Loan Party (other than pursuant to clauses (e) or (f) below);

(e)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f)             the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set-off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g)            such Credit Card Receivables (x) are owned by the Borrower or a Subsidiary Guarantor and such Person has a good title to such Credit Card Receivables, (y) are subject to the first priority, valid and perfected security interest and Lien of Collateral Agent (subject only to Liens permitted under Section 6.06 having priority by operation of applicable Law over the Liens of the Collateral Agent), for and on behalf of itself and Lenders, as to such Credit Card Receivables of such Person (chargebacks in the ordinary course of business of any processor shall not be deemed to violate this clause) and (z) are not subject to any other Lien (other than Liens permitted hereunder pursuant to clauses (a), (b), (i), (l), (q), (r), (s), (t), (u) and (o) (but only in respect of any of the foregoing clauses) of the definition of “Permitted Liens”) (the foregoing clauses (y) and (z) (other than in respect of the immediately foregoing clauses (y) and (z)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(h)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Section 7.01(f);

(i)             no event of default has occurred under the Credit Card Agreement of such Person with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Person;

(j)             the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(k)            to the extent required by Section 5.16(c), the Credit Card Receivables are subject to Credit Card Notifications;

(l)             the Credit Card Processor is organized and has its principal offices or assets within the United States or is otherwise acceptable to the Administrative Agent in its Permitted Discretion;

(m)            such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment;

(n)            the portion of such Credit Card Receivables that does not include a billing for interest, fees or late charges; and

(o)            in the case of a Credit Card Receivable due from a Credit Card Processor (other than an Agent, Paymentech, LLC, First Data, Alliance Data or any of their respective Affiliates), the Administrative Agent has not notified the Borrower that the Administrative Agent has determined in its Permitted Discretion that such Credit Card Receivable is unlikely to be collected.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Subsidiary Guarantor, for the benefit of Borrower. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall, to the extent not constituting Excluded Assets, nevertheless be part of the Collateral.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory of the Borrower or a Subsidiary Guarantor that is a Domestic Subsidiary which meets the following criteria:

(a)            such Inventory has been shipped from any foreign location to a United States location for receipt by the Borrower or a Subsidiary Guarantor within sixty (60) days of the date of determination and has not yet been received by the Borrower or a Subsidiary Guarantor,

(b)            the purchase order for such Inventory is in the name of the Borrower or a Subsidiary Guarantor and title has passed to the Borrower or a Subsidiary Guarantor,

(c)            either (i) such Inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent, in its Permitted Discretion, have been endorsed to the Collateral Agent or an agent acting on its behalf or (ii) such Inventory is evidenced by a non-negotiable document of title in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names the Borrower or a Subsidiary Guarantor as consignee,

(d)            during the continuation of any In-Transit Trigger Period, (i) each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession of such Inventory and/or the documents relating to such Inventory, in each case, as reasonably requested by Administrative Agent, shall have entered into a Customs Broker Agreement and (ii) as reasonably requested by the Administrative Agent, the documents relating to such Inventory shall be in the possession of the Administrative Agent or an agent (or sub-agent) acting on its behalf,

(e)            such Inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including marine cargo insurance,

(f)            such Inventory is subject, to the reasonable satisfaction of the Administrative Agent, to a first priority perfected security interest in and lien upon such Inventory in favor of the Collateral Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to the Borrower or Subsidiary Guarantor), and

(g)            such Inventory is not excluded from the definition of Eligible Inventory (except solely pursuant to clauses (f), (j), (o), (p), (x) and (y) thereof); provided that the Administrative Agent may, in its Permitted Discretion and upon notice to the Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines in its Permitted Discretion and upon notice to the Borrower that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Collateral Agent (such as, without limitation, a right of reclamation or stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Collateral Agent to realize upon such Inventory.

Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Borrower by virtue of such Inventory’s being in transit between the Loan Parties’ locations or in storage trailers at Loan Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.

“Eligible Inventory” means, as to the Borrower and each Subsidiary Guarantor that is a Domestic Subsidiary, Inventory consisting of finished goods merchantable and readily saleable to the public in the ordinary course of the business of such Person but shall not include:

(a)            work-in-process;

(b)            raw materials;

(c)            spare parts for equipment;

(d)            packaging and shipping materials;

(e)            supplies used or consumed in such Person’s business;

(f)             Inventory (other than In-Transit Inventory as described in clause (x) below) located at premises owned and operated by a Person other than, and not leased by, the Borrower or any Subsidiary Guarantor, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or the Administrative Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Administrative Agent), unless the Administrative Agent has, at its option, established such Availability Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as the Administrative Agent shall determine in its Permitted Discretion;

(g)            [reserved];

(h)            bill and hold goods;

(i)             obsolete, unmerchantable, “seconds”, used, unfit for sale or slow moving Inventory;

(j)             Inventory (i) which is not subject to the first priority, valid and perfected security interest of the Collateral Agent (subject only to Liens permitted under Section 6.06 having priority by operation of applicable Law over the Liens of the Collateral Agent) or (ii) which is subject to any other Lien (other than Liens permitted hereunder pursuant to clauses (a), (b), (g), (i), (j), (l), (q), (r), (s), (t), (u) and (o) (but only in respect of any of the foregoing clauses) of the definition of “Permitted Liens”) (the foregoing clauses (i) and (ii) (other than in respect of the immediately foregoing clauses (i) and (ii)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(k)            damaged and/or defective Inventory;

(l)             returned Inventory which is not held for sale in the ordinary course of business;

(m)            Inventory purchased or sold on consignment;

(n)            Inventory acquired in a Permitted Acquisition, unless (i) such Inventory otherwise meets the requirements of Eligible Inventory and (ii) either (x) such Inventory, together with all other such Inventory, does not exceed 15% of all Eligible Inventory or (y) the Administrative Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent, and established Inventory Reserves (if applicable) therefor and (B) such other due diligence as the Administrative Agent may require in its Permitted Discretion, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion (provided, it is agreed that so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, then the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such Permitted Acquisition);

(o)            Inventory that is not solely owned by the applicable Loan Party or the applicable Loan Party does not have good and valid title thereto;

(p)            Inventory that is not located in the United States (excluding territories or possessions of the United States);

(q)            custom items;

(r)             spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Loan Party’s business;

(s)            samples, labels, bags, packaging, and other similar non-merchandise categories;

(t)             are not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(u)            Inventory that is not insured in compliance with this Agreement;

(v)            Inventory that has been sold but not yet delivered or as to which the Borrower has accepted a deposit;

(w)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received written notice of a dispute in respect of any such agreement (but ineligibility shall be limited to the amount of such dispute);

(x)             In-Transit Inventory; and

(y)            except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Collateral Documents.

Any Inventory which is not Eligible Inventory shall, to the extent not constituting Excluded Assets, nevertheless be part of the Collateral.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Letter” means that certain engagement letter, dated as of August 19, 2021, among the Borrower and the Arrangers, relating to the Transactions.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of business of such Person or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Federal, state, provincial, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as described in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by either the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notification relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by either the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by either the Borrower or any ERISA Affiliate of any written notification from the PBGC or Multiemployer Plan concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 or ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the EMU.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 7.01.

“Excess Availability” means, at any time, (a) the Maximum Credit at such time minus (b) the aggregate Revolving Credit Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means (a) any Deposit Account specifically, solely and exclusively used for escrow arrangements, fiduciary arrangements, or trust arrangements, in each case, for the benefit of unaffiliated third parties or for making payments in respect of payroll, employee wage and benefit payments or taxes, (b) any Deposit Account so long as the balance in each such account, individually, does not exceed $5,000,000 at any time and the aggregate balance of all such Deposit Accounts under this clause (b) does not at any time exceed $5,000,000, and (c) any Deposit Account used solely for credit card payment accounts.

“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Contribution” means Net Proceeds, or the Fair Market Value of property or assets, received after the Closing Date by Holdings as capital contributions or from the issuance or sale (other than to a Restricted Subsidiary of Holdings) of Capital Stock of Holdings (other than Disqualified Stock) or any Parent, to the extent further contributed to the Borrower (other than as Disqualified Stock) and Not Otherwise Applied, and in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Borrower and not previously included in the calculation set forth in Section 6.02(a)(i)(C) for purposes of determining whether a Restricted Payment may be made.

“Excluded Equity Interests” means (A) any Equity Interest to the extent the pledge thereof would be prohibited or restricted by applicable Laws, including any requirement to obtain consent, approval, license or authorization of any Governmental Authority or regulatory authority unless such consent, approval, license or authorization has been obtained (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code or other applicable Laws), (B) Margin Stock, (C) Equity Interests of Unrestricted Subsidiaries, (D) Equity Interests of captive insurance companies, (E) Equity Interests of any non-wholly owned Restricted Subsidiaries, but only to the extent that (x) the Organization Documents or other agreements with equity holders of such non-wholly owned Subsidiaries do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Subsidiary, (F) Equity Interests in any Person not constituting a Restricted Subsidiary, but only to the extent that (x) the Organization Documents or other agreements with equity holders of such non-wholly owned Person do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Person, (G) the Equity Interests of any Restricted Subsidiary of the Borrower acquired pursuant to an Acquisition or Investment, in each case, permitted hereunder and financed with secured Indebtedness permitted to be incurred hereunder pursuant to Section 6.01(b)(x) (but not incurred in contemplation of such Acquisition or Investment) and any other Restricted Subsidiary acquired in connection therewith that Guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such pledge (provided that such prohibition existed at the time of such Acquisition or Investment and was not created in contemplation thereof) and (H) the Equity Interests of any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary of the Borrower that is prohibited by applicable Laws, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), from Guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, (c) (i) any CFC, (ii) any direct or indirect Subsidiary of the Borrower that is a CFC Holdco or (iii) any direct or indirect Subsidiary of a Subsidiary of the Borrower that is a CFC, (d) any Subsidiary that is not a direct or indirect wholly owned Subsidiary of the Borrower or a Guarantor, but only for so long as such Subsidiary remains non-wholly owned (unless another clause of this definition would apply thereto), (e) any Subsidiary that is a not-for-profit organization, (f) any Subsidiary of the Borrower, the obtaining of a Guarantee with respect to which would result in material adverse tax consequences as reasonably determined by the Borrower in good faith consultation with the Administrative Agent (including as a result of the operation of Section 956 of the Code), (g) any Restricted Subsidiary of the Borrower acquired pursuant to an Acquisition or Investment, in each case, permitted hereunder and financed with secured Indebtedness permitted to be incurred hereunder pursuant to Section 6.01(b)(x) (but not incurred in contemplation of such Acquisition or Investment) and any other Restricted Subsidiary acquired in connection therewith that Guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that such restriction existed at the time of such Acquisition or Investment and was not created in contemplation thereof), (h) each Unrestricted Subsidiary, (i) any captive insurance Subsidiary, (j) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any adverse tax consequences) of providing the guaranty outweighs the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding any of the foregoing, (x) all direct and indirect Domestic Subsidiaries of the Borrower that are, on the Closing Date or in the future, borrowers and/or guarantors under and in respect of the Term Loan Agreement (or any refinancing facility or replacement facility) shall not be an Excluded Subsidiary and shall be required to be a Guarantor hereunder and (y) the Borrower is not an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof or obligations thereunder) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any rule, regulation or order thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, obligations or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, in the case of a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan (other than, in each case, pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and Section 2.15(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Letter of Credit” has the meaning specified in Section 2.21(l).

“Existing Revolver Tranche” has the meaning specified in Section 2.18(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.18(a).

“Extending Lender” has the meaning specified in Section 2.18.

“Extension” means any establishment of Extended Revolving Credit Commitments pursuant to Section 2.18 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.18(c).

“Extension Election” has the meaning specified in Section 2.18(b).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes of Loans be submitted for Extension.

“Extension Request” has the meaning specified in Section 2.18(a).

“Extension Series” has the meaning specified in Section 2.18(a).

“Facility” or “Facilities” means the Loans made pursuant to Section 2.01, Section 2.18, Section 2.19, Section 2.21 or Section 2.22 as the context may require.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related law, rules or official administrative practices) implementing the foregoing.

“FCA” has the meaning specified in Section 2.11(a).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of August 19, 2021, among Barclays Bank PLC, in its capacity as Administrative Agent, the Borrower, Holdings and the other Loan Parties party thereto.

“Field Examination” has the meaning specified in Section 5.17(d).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means, subject to Section 6.10, the fiscal year of the Borrower and its Subsidiaries ending on the Tuesday closest to September 30 in each calendar year.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Amounts” has the meaning specified in Section 1.14.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any Test Period, the ratio of (a) (i) Consolidated EBITDA of such Person for such period, minus (ii) Capital Expenditures, minus (iii) Cash Taxes, in each case in this clause (a), for such Test Period, to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any Test Period, the sum, determined on a consolidated basis, of (a) the Consolidated Net Cash Interest Expense of such Person and its Subsidiaries for such period plus (b) scheduled payments of principal on Indebtedness for borrowed money of such Person and its Subsidiaries due and payable during such period plus (c) solely for purposes of determining compliance with the Payment Conditions, any Restricted Payment made pursuant to Section 6.02(b)(xiii) (but only to the extent used to make Restricted Equity Payments) and Section 6.02(b)(xiv) during such Test Period or after the end of such Test Period and prior to the time such Restricted Payment is made.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations to the extent that such Defaulting Lender’s Applicable Percentage of such outstanding Letter of Credit Obligations has not been reallocated pursuant to Section 2.22(a)(iv) or Cash Collateralized pursuant to Section 2.22(c), and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Applicable Percentage of Swing Loans to the extent that such Defaulting Lender’s Applicable Percentage of Swing Loans has not been reallocated pursuant to Section 2.22(a)(iv) or Cash Collateralized pursuant to Section 2.22(c).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state, provincial, municipal or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 9.06(h).

“Guarantee” or “guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” or “guarantee” used as a verb has a corresponding meaning.

“Guarantors” means Holdings, the Borrower and each Subsidiary Guarantor. For avoidance of doubt, the Borrower may cause any Domestic Subsidiary that is not an Unrestricted Subsidiary to Guarantee the Obligations by causing such Domestic Subsidiary to execute a supplement to the Guaranty in substantially the form attached thereto, and any such Domestic Subsidiary shall be a Guarantor hereunder and thereunder for all purposes.

“Guaranty” means collectively, (a) the Guaranty made by Holdings, the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E and (b) each other guarantee and Guaranty Supplement delivered pursuant to Section 5.11 and the Collateral and Guarantee Requirement or otherwise required hereunder.

“Guaranty Supplement” has the meaning specified in the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, per- and polyfluoroalkyl substances and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in each case, at the time it enters into a Secured Hedge Agreement or, in the case of a Secured Hedge Agreement existing on the Closing Date, on the Closing Date, in its capacity as a party thereto, and such Person’s successors and assigns.

“Hedging Agreement” of any Person means any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holdings” has the meaning specified in the introductory paragraph of this Agreement.

“Holdings Expenses” means (i) costs (including all professional fees and expenses) incurred by Holdings or any Parent Company thereof in connection with its reporting obligations under, or in connection with compliance with, applicable Laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by Holdings or any Parent Company thereof in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of Holdings or any Parent Company thereof owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) payment or reimbursement of all reasonable and documented fees and expenses of the directors of Holdings or any Parent Company, (v) other operational expenses of Holdings or any Parent Company thereof incurred in the ordinary course of business, and (vi) fees and expenses incurred by Holdings or any Parent Company thereof in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as Holdings or any Parent Company thereof shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Immaterial Subsidiary” means, as of the end of any fiscal quarter, any Subsidiary of the Borrower whose Consolidated EBITDA for the Relevant Reference Period does not exceed five percent (5%) of Consolidated EBITDA of the Borrower for such period and that does not own five percent (5%) or more of total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis; provided that such Immaterial Subsidiaries in the aggregate shall not have more than ten percent (10)% of the Consolidated EBITDA or total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, and if such percentage is exceeded, then the Borrower shall designate one or more Immaterial Subsidiaries as no longer constituting “Immaterial Subsidiaries” (or, if the Borrower shall make no designation, one or more of such Immaterial Subsidiaries shall be automatically deemed not to be Immaterial Subsidiaries in descending order based on their respective contributions to Consolidated EBITDA), to the extent necessary to eliminate such excess.

“In-Transit Advance Rate” means 90%.

“In-Transit Inventory” means Inventory located outside of the United States or in transit within or outside of the United States to the Borrower or any Subsidiary Guarantor from vendors and suppliers that has not yet been received into a distribution center or store of such Person.

“In-Transit Trigger Period” means the period beginning on the date on which the Borrower has failed to maintain Excess Availability at least equal to the greater of (a) 20% of the Maximum Credit or (b) $12,500,000 in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 20% of the Maximum Credit and (y) $12,500,000, in each case, for thirty (30) consecutive calendar days.

“Incremental Amendment” has the meaning specified in Section 2.19(a).

“Incremental Availability” has the meaning specified in Section 2.19(a).

“Incremental Equivalent Debt” has the meaning specified in Section 6.01(b)(xiv).

“Incremental Loan Commitments” means Incremental Loan Commitments under and as defined in the Term Loan Agreement as in effect on the date hereof.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Incurred Acquisition Debt” has the meaning specified in Section 6.01(b)(x).

“Incurrence Based Amounts” has the meaning specified in Section 1.14.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)            the principal of indebtedness of such Person for borrowed money,

(b)            the principal obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(c)            all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(d)            all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(e)            all Capitalized Lease Obligations of such Person,

(f)             the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(g)            all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons,

(h)            all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person,

(i)             all Attributable Securitization Financing Indebtedness of such Person, and

(j)             to the extent not otherwise included in this definition, net obligations pursuant to Hedging Agreements of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

For the avoidance of doubt, none of (y) intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business, (x) deferred rent payments and/or operating leases, as such instruments would be determined in accordance with GAAP on January 1, 2016, (y) obligations in respect of treasury and/or cash management services (including services related to automated clearing house transactions, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, controlled disbursement services, overdraft, return items and interstate depository network services, other demand deposit or operating account relationships, foreign exchange facilities, and merchant services) or (z) Management PIK Bonus Plan Payments, shall, in any case, be deemed to constitute Indebtedness. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indebtedness Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Indebtedness Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Indemnified Liabilities” has the meaning specified in Section 9.04.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.04(a).

“Information” has the meaning specified in Section 9.07.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, substantially in the form attached as Exhibit H.

“Intercreditor Agreement” means the ABL/Term Intercreditor Agreement executed by the Collateral Agent and the Term Agent and acknowledged and agreed to by the Loan Parties, substantially in the form of Exhibit G attached hereto, as amended and in effect from time to time, as the same may be amended, amended and restated, modified, supplemented or replaced in accordance therewith and herewith.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of a written Interest Election Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.05.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Eurodollar Borrowing is disbursed or converted to or continued as a Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each relevant Lender, twelve months or a shorter period), as the Borrower may elect in its Notice of Borrowing; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning given to such term in Article 9 of the UCC.

“Inventory Advance Rate” means 90%.

“Inventory Appraisal” has the meaning specified in Section 5.17(c).

“Inventory Reserves” means (a) such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Investment” in any Person by any other Person means any direct or indirect advance, loan, guarantee or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investment” and Section 6.02 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Section 6.02(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 6.02(a); provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of the definition of “Permitted Investments” and Section 6.02.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 4.15.

“IBA” has the meaning specified in Section 2.11(a).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, amend, renew or increase the available balance (including by deleting or reducing any scheduled decrease in such available balance) of, such Letter of Credit. The terms “Issued”, “Issuing” and “Issuance” shall have a corresponding meaning.

“Issuer” means Barclays, Goldman Sachs Bank USA, Truist Bank and each other Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” and (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers (and in the case of any resignation, subject to and in accordance with Section 9.06(o)). Notwithstanding anything herein to the contrary, neither Barclays, Goldman Sachs Bank USA nor Truist Bank nor any of their respective branches or any of their respective Affiliates shall be required to issue any commercial or Documentary Letters of Credit hereunder.

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by an Issuer and the Borrower (or any of its Subsidiaries) or in favor of such Issuer and relating to such Letter of Credit.

“Junior Financing Documentation” means the documentation governing any Subordinated Obligations of the Borrower or any of its Restricted Subsidiaries.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Landlord Lien State” means any state in which, at any time, a landlord’s claim for rent has priority notwithstanding any contractual provision to the contrary by operation of applicable Law over the lien of the Collateral Agent in any of the Collateral.

“Latest Maturity Date” means, at any date of determination, the latest Scheduled Termination Date applicable to any Loan or Commitment hereunder at such time, including the latest termination date of any applicable Extended Revolving Credit Commitment, as, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Swing Loan Lender, each Revolving Credit Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Assumption Agreement or, in connection with a Revolving Commitment Increase, an Incremental Amendment or, in connection with an Extended Revolving Credit Commitment or an Extension Amendment.

“Lender-Related Person” has the meaning specified in Section 9.04(b).

“Letter of Credit” means any letter of credit Issued (or deemed Issued) pursuant to Section 2.21. A Letter of Credit may be a Documentary Letter of Credit or a Standby Letter of Credit. The Existing Letters of Credit shall constitute Letters of Credit hereunder.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Reimbursement Date or refinanced as a Revolving Loan.

“Letter of Credit Fee” has the meaning specified in Section 2.12(b)(ii).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.21(a)(v).

“Letter of Credit Request” has the meaning specified in Section 2.21(c).

“Letter of Credit Sublimit” means the lesser of (a) $30,000,000 and (b) the aggregate principal amount of the Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments. The initial amount of each Issuer’s Letter of Credit Sublimit is set forth on Schedule 2.01 under the caption “Revolving Credit Commitment”.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate available balance of all Letters of Credit outstanding at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing in U.S. Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to U.S. Dollars then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for U.S. Dollars), for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that, if the LIBO Screen Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Acknowledgment Agreement” means each Collateral Access Agreement and Customs Broker Agreement.

“Limited Condition Transaction” means (a) any Acquisition that is permitted under this Agreement, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment that is permitted under this Agreement, (c) any Restricted Payment that is permitted under this Agreement requiring irrevocable notice in advance thereof, or (d) any Asset Disposition or disposition excluded from the definition of “Asset Disposition,” in each case, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“Liquidation” means the exercise by the Collateral Agent or the Administrative Agent of those rights and remedies accorded to the Collateral Agent or the Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Collateral Agent or the Administrative Agent, of any public, private or “going out of business” sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any loan made by any Lender pursuant to this Agreement, including Revolving Loans, Swing Loans and any Loans made in respect of any Revolving Commitment Increase.

“Loan Documents” means, collectively, (a) this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent and/or Lenders, including any amendments, modifications or supplements thereto or waivers thereof, (b) the Revolving Credit Notes, (c) each Guaranty, (d) any Incremental Amendment or Extension Amendment, (e) any Applicable Intercreditor Agreement, (f) the Collateral Documents, (g) each Letter of Credit Reimbursement Agreement, (h) the Issuer Documents and (i) the Borrowing Base Certificates.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Investors” means the current or former officers, directors, employees and other members of the management of any Parent Company or any of its respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of any Parent Company.

“Management PIK Bonus Plan” means the Stripes US Holding, Inc. 2019 Omnibus Incentive Plan, as amended.

“Management PIK Bonus Plan Payments” means the payment to participants under the Management PIK Bonus Plan of (a) cash amounts due and payable under the Phantom PIK Loan Awards upon the satisfaction of the settlement conditions of such Phantom PIK Loan Awards, (b) cash, in lieu of shares, upon the satisfaction of settlement conditions applicable to restricted stock unit awards granted pursuant to the Management PIK Bonus Plan and (c) any withholding, employer or other similar payroll or employment taxes payable by the Borrower in respect of each of the foregoing clauses.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings, the Borrower and their Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of this Agreement or any other Loan Document, or (c) a material adverse effect on the rights of or benefits available to and remedies of the Lenders under any Loan Document; provided that no Material Adverse Effect shall be deemed to exist with respect to any event, circumstance or fact directly related to COVID-19 (including the non-payment of rent) that has been disclosed to the Lenders and the Administrative Agent or otherwise publicly disclosed by a press release posted on the Borrower’s website address listed on Schedule 5.02, a Form 8-K filing with the SEC or other broadly disseminated news release reasonably expected to provide notice to the Lenders and the Administrative Agent prior to the date hereof and which such event, circumstance was reasonably foreseeable based on such disclosures.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Mattress Firm Card” means the private label credit card issued by Synchrony Bank pursuant to the Credit Card Agreement of the Borrower or any Subsidiary Guarantor with such bank (or any subsequent Credit Card Issuer with respect to such private label credit card) to customers or prospective customers of the Borrower or a Subsidiary Guarantor.

“Mattress Firm Card Receivables” means, collectively, but without duplication, (a) all present and future rights of the Borrower or any Guarantor to payment from the issuer of the Mattress Firm Card arising from sales of goods or rendition of services to customers who have purchased such goods or services using the Mattress Firm Card and (b) all present and future rights of the Borrower or any Guarantor to payment from the issuer of the Mattress Firm Card in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using the Mattress Firm Card, including, but not limited to, all amounts at any time due or to become due from the issuer of the Mattress Firm Card under the Credit Card Agreement of the Borrower or any Subsidiary Guarantor with such issuer or otherwise, in each case above calculated net of prevailing interchange charges.

“Maximum Credit” means, at any time, the lesser of (i) the Commitments in effect at such time and (ii) the Borrowing Base at such time.

“Maximum Rate” has the meaning specified in Section 9.10.

“Measurement Time” means 91 days prior to the earliest of the stated maturity date of any Customary Bridge Loans having an aggregate outstanding principal amount in excess of $50,000,000 at the Measurement Time (but solely to the extent such Customary Bridge Loans are not exchanged for, otherwise replaced or extended with (or do not otherwise provide for automatic rollover (with no default blockers)) into) loans, notes, securities or other Indebtedness by such date.

“Monthly Borrowing Base Certificate” shall have the meaning specified in Section 5.17(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs, charges and mortgages of real property or interests therein made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent (taking account of relevant local Law matters), and any other mortgages executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11 or Section 5.13.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA or Section 432 of the Code or Section 305 of ERISA, and in respect of which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions, or has, or could reasonably be expected to have, any liability or obligation by operation of Section 4212(c) of ERISA.

“Net Proceeds” means:

(a)       with respect to any Disposition, Asset Disposition or Casualty Event, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of such Disposition, Asset Disposition or Casualty Event, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in respect of such Disposition, Asset Disposition or Casualty Event, net of the direct costs relating to such Disposition, Asset Disposition or Casualty Event and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is secured (other than Indebtedness that is secured on a pari passu or junior Lien basis to the Liens securing the Obligations, but in any event, not excluding Capitalized Lease Obligations) by the asset subject to such Disposition, Asset Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition, Asset Disposition or Casualty Event (other than as required by Section 2.09(b)(ii)) and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction provided, however, that, upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described above, or if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty five (365) days after such Disposition, Asset Disposition or Casualty Event, “Net Proceeds” shall include the amount of such reserve; and

(b)       with respect to any issuance or sale of any securities to any Person, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent appraisal of Inventory received by the Administrative Agent in accordance with Section 5.17(c), net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to appraisal. The Net Recovery Percentage for any category of Inventory used in determining the Borrowing Base shall be based on the applicable percentage in the most recent appraisal conducted as set forth in Section 5.17(c).

“New Revolving Commitment Lenders” has the meaning specified in Section 2.18(g).

“Non-Consenting Lenders” has the meaning specified in Section 2.17(c).

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event (including any contribution and issuance or sale of Capital Stock) that is proposed to be applied to make an Excluded Contribution or Incur Contribution Indebtedness or any amount applied or included in the calculation under Section 6.02(a)(i)(C) or Section 6.02(b)(i), Section 6.02(b)(v) or Section 6.02(b)(vi), that such amount has not previously been (and is not simultaneous being) applied for such purpose other than such particular use or transaction.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Intent to Cure” has the meaning specified in Section 5.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) obligations of any Loan Party or any Subsidiary arising under any Secured Hedge Agreement and (c) obligations of any Loan Party or any Subsidiary arising under any Cash Management Obligations, other than, in each case, Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit Obligations, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document or in respect of any Letter of Credit and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Agent, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with the terms hereof; provided that obligations under Secured Hedge Agreements and Cash Management Obligations shall not also constitute Term Loan Obligations.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets any applicable requirements set forth in this Agreement.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means (a) with respect to the Revolving Loans and Swing Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of Letter of Credit Obligations as a Revolving Loan) and Swing Loans, as the case may be, occurring on such date and (b) with respect to any Letter of Credit Obligations on any date, the amount thereof on such date after giving effect to any related extension of any Letter of Credit occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Letter of Credit Obligations (including any refinancing of outstanding Letter of Credit Obligations under related Letters of Credit or related extensions of any Letters of Credit as a Revolving Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Mattress Firm Group Inc. (formerly known as Stripes US Holdings, Inc.), a Delaware corporation.

“Parent Company” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings (but excluding, for the avoidance of doubt, Steenbok, Steinhoff and any of their respective direct or indirect parent companies).

“Participant” has the meaning specified in Section 9.06(e).

“Participant Register” has the meaning specified in Section 9.06(e).

“Patriot Act” has the meaning specified in Section 9.20.

“Payment” has the meaning specified in Section 8.16(a).

“Payment Conditions” means, at any time of determination, that:

(a)       no Event of Default exists or would arise as a result of the making of the subject payment of Restricted Payment or Permitted Investment,

(b)       (1) the Borrower’s having (x) Excess Availability on a Pro Forma Basis giving effect to such Restricted Payment or Permitted Investment on the date thereof and (y) a daily average of Excess Availability on a Pro Forma Basis giving effect to such Restricted Payment or Permitted Investment (as if such Restricted Payment or Permitted Investment had been made as of the first day of such period) for the trailing 30-day period, in each case in excess of the greater of (i) 17.5% of the Maximum Credit and (ii) $15,000,000 (or, in the case of a Restricted Equity Payment or a purchase of Term Loans in accordance with the Term Loan Agreement, in excess of the greater of (I) 20% of the Maximum Credit and (II) $17,500,000) or (2)(A) the Borrower’s having (x) Excess Availability on a Pro Forma Basis giving effect to such Restricted Payment or Permitted Investment on the date thereof and (y) a daily average of Excess Availability on a Pro Forma Basis giving effect to such Restricted Payment or Permitted Investment (as if such Restricted Payment or Permitted Investment had been made as of the first day of such period) for the trailing 30-day period, in each case, in excess of the greater of (i) 12.5% of the Maximum Credit and (ii) $10,000,000 (or, in the case of a Restricted Equity Payment or a purchase of Term Loans in accordance with the Term Loan Agreement, in excess of the greater of (I) 15% of the Maximum Credit and (II) $12,500,000) and (B) the Fixed Charge Coverage Ratio as of the end of the most recently ended trailing twelve month period for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or Section 5.01(b) shall be greater than or equal to 1.00 to 1.00 after giving pro forma effect to such Restricted Payment or Permitted Investment as if such Restricted Payment or Permitted Investment (in each case if applicable to such calculation) had been made as of the first day of such Test Period, and, in each case, the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower, certifying that the conditions contained in the foregoing clauses (a) and (b) have been satisfied, with reasonably detailed supporting calculations with respect to clause (b) thereto.

“Payment Notice” has the meaning specified in Section 8.16(b).

“Payment Recipient” has the meaning specified in Section 8.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in form and substance approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a Store or Equity Interests in a Person.

“Permitted Discretion” means a determination made by the Administrative Agent or the Collateral Agent (as applicable) in good faith in the exercise of its reasonable (from the perspective of an asset-based lender) business judgment.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(a)       a Restricted Subsidiary or the Borrower; provided that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this clause (a), together with, but without duplication of, Investments made after the Closing Date in other Persons pursuant to clause (b) that will become Restricted Subsidiaries that are not Loan Parties, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $325.0 million and (y) 50.0% of Consolidated EBITDA for the Relevant Reference Period at the time of any such Investment;

(b)       another Person if, as a result of such Investment (A) such Person will become a Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; provided that Investments by Loan Parties in Persons that will, upon the making of such Investments, become Restricted Subsidiaries that are not Loan Parties pursuant to this clause (b), together with, but without duplication of, Investments made after the Closing Date in Restricted Subsidiaries that are not Loan Parties pursuant to clause (a), shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $325.0 million and (y) 50.0% of Consolidated EBITDA for the Relevant Reference Period at the time of any such Investment; provided, further, that, (x) subject to Section 1.09, no Event of Default shall exist either immediately before or after such purchase or acquisition and (y) Section 5.11 shall be complied with in respect of such Person that becomes a Restricted Subsidiary;

(c)            Cash Equivalents;

(d)            receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(e)            any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 6.04;

(f)            securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(g)            (i) Investments existing on the date hereof in Restricted Subsidiaries and (ii) other Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date, in each case under this clause (g)(ii) to the extent set forth on Schedule 6.02;

(h)            Hedging Agreements and related obligations, which obligations are Incurred in compliance with Section 6.01(b) and Section 6.02;

(i)            pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 6.06;

(j)            (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(k)            bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(l)            other Investments if, at the time of such Investment, before and after giving pro forma effect thereto (including the Incurrence of any Indebtedness to finance such Investment), the Payment Conditions are satisfied;

(m)            any Investment to the extent made using Capital Stock of Holdings or any other Parent Company (other than Disqualified Stock) as consideration; provided that such Investment will not constitute an Excluded Contribution or increase the amount available for Restricted Payments under Section 6.02(a)(i)(C);

(n)            Investments in Related Businesses (including Subsidiaries that are not Loan Parties) in an aggregate amount outstanding at any time not to exceed the greater of $227.5 million and 35% of Consolidated EBITDA for the Relevant Reference Period;

(o)            any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 6.05(b) (except transactions described in clauses (i), (iii), (iv), (v) and (vi) of such paragraph); and

(p)            other Investments in an aggregate amount outstanding at any time not to exceed the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period.

If any Investment pursuant to clause (n) or (p) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall, at the option of the Borrower, thereafter be deemed to have been made pursuant to clause (b) above (provided that, in the case of any such Person that becomes a Restricted Subsidiary but not a Loan Party, the Fair Market Value of such Investment, when made, shall be subject to the limitations set forth in clause (b)) and not clause (n) or (p) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a)            Liens imposed by law for Taxes that are not yet due the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or are being contested in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens, the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)            pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)            pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)            easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which were not incurred in connection with Indebtedness, and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)            Liens existing on, or provided for under written arrangements existing on, the Closing Date and set forth on Schedule 6.06, or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Debt in respect of such Indebtedness so long as (i) the Lien securing such Refinancing Debt is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness on the Closing Date and (B) an amount necessary to pay any fees and expenses, including premiums, related to any Refinancing Debt;

(g)            (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings affecting any real property;

(h)            Liens securing Indebtedness (including Liens securing any Indebtedness Obligations in respect thereof) consisting of Purchase Money Obligations or Capitalized Lease Obligations incurred pursuant to Section 6.01(b)(iv); provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after the acquisition, leasing, construction or improvement of property (real or personal) or assets financed by such Purchase Money Obligation or Capitalized Lease Obligation and (ii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (except assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business);

(i)            Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default under Section 7.01(h) in respect of which the Borrower and/or its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)            leases, subleases, licenses or sublicenses to third parties in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(k)            Liens securing Indebtedness (including Liens securing any Indebtedness Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Section 6.01(b)(i) (including any Revolving Commitment Increase), Section 6.01(b)(v), Section 6.01(b)(vi)(A) to the extent the underlying Indebtedness Guaranteed by the Borrower or a Restricted Subsidiary is secured by a Lien permitted hereby, Section 6.01(b)(vii), Section 6.01(b)(viii) (other than clause (A) or clause (C) thereof), Section 6.01(b)(ix) (provided that such Lien shall apply solely to the Securitization Assets of the relevant Securitization Subsidiary arising in connection with a Qualified Securitization Financing (other than on any Eligible Account, Eligible Credit Card Receivables, Eligible In-Transit Inventory or Eligible Inventory), and not the Borrower or any Restricted Subsidiary), and (2) Liens securing Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.01(a) or Section 6.01(b)(xi); provided that Liens securing such Indebtedness of Restricted Subsidiaries that are not Loan Parties may not extend to any other property owned by the Loan Parties or any other Restricted Subsidiary that is not such non-Loan Party or not a Subsidiary of such non-Loan Party (other than the equity interests of such Restricted Subsidiaries that are not Loan Parties);

(l)            Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary) (including Indebtedness incurred pursuant to Section 6.01(b)(x)); provided, however, that (x) in the case of Acquired Debt, such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets or types of property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate (it being understood and agreed that such Lien shall not apply to any other assets of the Loan Parties or any other Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Restricted Subsidiary that is a party thereto)) or (z) otherwise (A) in the case of Indebtedness secured on a pari passu basis with the Liens securing the Term Loan Obligations, the Consolidated First Lien Leverage Ratio is no more than the greater of (1) 1.70:1.00 and (2) the Consolidated First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness, in each case, as of the last day of the Relevant Reference Period (after giving effect to the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof on a pro forma basis) or (B) in the case of Indebtedness that is secured on a junior basis to the Liens securing the Term Loan Obligations or that is secured exclusively by assets not constituting Collateral, the Consolidated Total Leverage Ratio is no more than the greater of (1) 2.70:1.00 and (2) the Consolidated Total Leverage Ratio immediately prior to the incurrence of such Indebtedness, in each case, as of the last day of the Relevant Reference Period (after giving effect to the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof on a pro forma basis); provided, further, that any such Liens described in this clause (l) on ABL Priority Collateral shall be junior to the Liens securing the Obligations pursuant to the Intercreditor Agreement or any other Applicable Intercreditor Agreement;

(m)            Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)            any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)            Liens securing Indebtedness (including Liens securing any Indebtedness Obligations) consisting of Refinancing Debt Incurred in respect of any Indebtedness secured by any Permitted Lien, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the original Lien;

(p)            Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (4) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (5) in favor of the Borrower or any Restricted Subsidiary (other than Liens on property or assets of the Borrower or any other Loan Party in favor of any Restricted Subsidiary that is not a Loan Party), (6) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (7) that are contractual rights of set-off relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business and not for speculative purposes, (8) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (9) arising in connection with repurchase agreements permitted under Section 6.01 on assets that are the subject of such repurchase agreements or (10) in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing;

(q)            other Liens on assets securing obligations not exceeding the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding; provided that, Liens on ABL Priority Collateral shall either (i) (A) be junior to the Liens on ABL Priority Collateral securing the Obligations (subject to customary bifurcation to be agreed relative to proceeds of non-ABL Priority Collateral) and (B) subject to an Applicable Intercreditor Agreement or (ii) be solely on cash collateral in an aggregate amount not in excess of $10,000,000 and solely secure reimbursement obligations of Borrower and its Subsidiaries in respect of letters of credit issued for the account of Borrower and its Restricted Subsidiaries in the ordinary course of business;

(r)            Liens securing Indebtedness incurred pursuant to Section 6.01(b)(iii)(A) (or any Refinancing Debt in respect thereof), so long as (i) the same is at all times subject to the Intercreditor Agreement and (ii) any Liens on ABL Priority Collateral pursuant to this clause (r) are junior to the Liens securing the Obligations pursuant to such Intercreditor Agreement;

(s)            Liens on the Collateral securing obligations in respect of secured Incremental Equivalent Debt Incurred pursuant to Section 6.01(b)(xiv) (and Refinancing Debt thereof) which Liens rank pari passu with or junior to the Liens securing the Term Loan Obligations, so long as (i) such secured Incremental Equivalent Debt is at all times subject to the intercreditor agreements required by Section 6.01(b)(xiv) and (ii) any Liens on ABL Priority Collateral pursuant to this clause (s) are junior to the Liens securing the Obligations pursuant to such intercreditor agreements;

(t)            Liens created under the Loan Documents securing any Secured Hedge Agreement or Cash Management Obligations;

(u)            Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of the Borrower or any of its Subsidiaries pursuant to the Credit Card Agreements, as in effect on the Closing Date, to secure the obligations of the Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks; and

(v)            Liens relating to escrow arrangements securing Indebtedness consisting of (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof), (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose and (iii) Liens on cash or Cash Equivalents representing necessary funds for the payment, redemption or satisfaction of Indebtedness deposited with the proper Person in trust or escrow to satisfy or redeem Indebtedness, upon or prior to the maturity thereof.

“Permitted Payment” has the meaning specified in Section 6.02(b).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Phantom PIK Loan Award” has the meaning specified in “Management PIK Bonus Plan”.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and is sponsored or maintained by the Borrower or any ERISA Affiliate, or to which the Borrower or any ERISA Affiliate contributes, has an obligation to contribute, or has made or has been obligated to make contributions at any time in the preceding five plan years or in respect of which the Borrower or any ERISA Affiliate has, or could reasonably be expected to have, any liability or obligation by operation of Section 4069 of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq. as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 5.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” has the meaning specified in Section 9.04(a).

“Protective Advances” means an overadvance made or deemed to exist by the Administrative Agent, in its discretion, which:

(a)       is made to maintain, protect or preserve the Collateral and/or the Loan Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Loan Parties; or

(b)       is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)       is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)       together with all other Protective Advances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.22.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means any transaction or series of related transactions that results in any of the common Capital Stock of Holdings, the Borrower or any Parent Company being publicly traded on any U.S. national securities exchange or over-the-counter market or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country in the European Union.

“Ratable Portion”, “Pro Rata Share”, “ratable share” or (other than in the expression “equally and ratably”) “ratably” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Class or Classes at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans under the applicable Class or Classes at such time.

“Ratio Debt” shall have the meaning set forth in Section 6.01(a).

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recipient” means (a) the Administrative Agent and (b) any Lender or Issuer, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Debt” means Indebtedness (including in the form of notes or other debt securities) that is Incurred to refinance any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Debt; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations, the Refinancing Debt shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, taken as a whole (as determined by the Borrower in good faith), (2) such Refinancing Debt is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Debt, plus (z) accrued and unpaid interest of the Indebtedness being refinanced, (3) Refinancing Debt shall not include (x) Indebtedness of a Restricted Subsidiary that is not Loan Party that refinances Indebtedness of the Loan Parties that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 6.01 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary, (4) the final maturity date of such Refinancing Debt is no earlier than the final maturity date of the Indebtedness being refinanced and the Refinancing Debt shall not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced thereby; provided that this clause (4) shall not apply to Customary Bridge Loans, (5) no Refinancing Debt shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being refinanced except to the extent permitted under Section 6.01 and Section 6.02, (6) if the Indebtedness being refinanced is unsecured, such Refinancing Debt shall be unsecured (except that Liens that would otherwise be permitted to secure the Indebtedness being refinanced under Section 6.06 on such date, shall be permitted to be incurred to secure such Refinancing Debt), (7) if the Indebtedness being refinanced is secured on a junior basis to the Liens securing the Obligations, such Refinancing Debt shall be secured on the same basis (or a lesser priority basis or unsecured) and, if applicable, subject to the Intercreditor Agreement or any other Applicable Intercreditor Agreement, (8) if the Indebtedness being refinanced is secured on a senior basis to the Liens securing the Obligations, such Refinancing Debt shall be secured on the same basis (or a lesser priority basis), to the extent permitted pursuant to Section 6.06 as of the date of such refinancing, and subject to an Applicable Intercreditor Agreement and (9) if the Indebtedness being refinanced is (or would have been required to be) secured by any assets of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Refinancing Debt may be secured by such assets on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being refinanced, taken as a whole (as determined by the Borrower in good faith) and, if applicable, shall be subject to the Intercreditor Agreement or any other Applicable Intercreditor Agreement.

“Register” has the meaning specified in Section 9.06(d).

“Regulation D” means Regulation D of the FRB as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Reimbursement Date” has the meaning specified in Section 2.21(h).

“Reimbursement Obligations” means, as and when matured, the obligation of any Loan Party to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of any Loan Party to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Business” means those businesses in which the Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment from within, from or into any building, structure, facility or fixture.

“Relevant Entities” has the meaning specified in Section 5.02.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.

“Relevant Reference Period” means in the case of any determination of (i) the Consolidated First Lien Leverage Ratio, (ii) the Consolidated Total Leverage Ratio, (iii) Consolidated Net Cash Interest Coverage Ratio, (iv) the Fixed Charge Coverage Ratio or (v) for purposes of calculating any financial ratio or test or compliance with any covenant determined by reference Consolidated EBITDA (and, in each case of clauses (i) through (v), any component definitions used therein), the Test Period then most recently ended for which internal financial statements are available immediately preceding the date on which the Specified Transaction for which such calculation is being made shall occur.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of the (a) Revolving Credit Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Loans being deemed “held” by such Lender for purposes of this definition) under such Facility or Facilities and (b) aggregate unused Revolving Credit Commitments under such Facility or Facilities; provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Revolving Credit Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means any Inventory Reserves and Availability Reserves. Notwithstanding any other provision of this Agreement to the contrary, (a) the establishment or increase of any Reserves shall be limited to such Reserves and changes as the Administrative Agent determines, in its Permitted Discretion, are appropriate based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that differ materially from facts or events occurring and known to the Administrative Agent on the Closing Date, (b) in no event shall Reserves with respect to any component of the Borrowing Base duplicate any other Reserves currently established or maintained to the extent addressed thereby, and (c) the amount of any such Reserve shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factors and have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, general counsel, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Equity Payment” means any payment of the type set forth in clause (1) or (2) of the definition of Restricted Payment.

“Restricted Payments” has the meaning specified in Section 6.02(a); provided that, for the avoidance of doubt, Management PIK Bonus Plan Payments shall not constitute Restricted Payments.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 6.02(a), any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (1) and the parenthetical exclusions contained in clauses (2) and (3) of such definition).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment Increase” has the meaning specified in Section 2.19(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.19(a).

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in other Revolving Credit Outstandings expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption Agreement, (ii) a Revolving Commitment Increase or (iii) an Extension. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.01 under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Assumption Agreement, Incremental Amendment or Extension Amendment, in each case executed by such Lender. The aggregate amount of the Revolving Credit Commitment on the Closing Date is $125,000,000.

“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Loans, its Pro Rata Share of the Letter of Credit Obligations and its Pro Rata Share of the Swing Loan Obligations at such time.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

“Revolving Credit Note” means a promissory note of the Borrower in substantially the form of Exhibit A attached hereto payable to any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans of a given Class owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.06 and (c) the date on which the Obligations become due and payable pursuant to Section 7.02.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Termination Date” means September 25, 2026, as may be extended pursuant to Section 2.18 hereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank and with respect to which the Borrower (or another Loan Party) and the Cash Management Bank party thereto (except in the case of the Administrative Agent) shall have delivered written notice to the Administrative Agent that such Cash Management Agreement has been entered into and that it constitutes a “Secured Cash Management Agreement” entitled to the benefits of the Collateral Documents and the Intercreditor Agreement.

“Secured Hedge Agreement” means any Hedging Agreement permitted under Article VI that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and with respect to which, prior to, or substantially concurrently with, the time that such Hedging Agreement is entered into, the Borrower (or another Loan Party) and the Hedge Bank party thereto (except in the case of the Administrative Agent) shall have delivered written notice to the Administrative Agent that such Hedging Agreement has been entered into and that it constitutes a “Secured Hedge Agreement” entitled to the benefits of the Collateral Documents and the Intercreditor Agreement; provided that, the obligations in respect of such Hedging Agreement shall not constitute “Obligations” or any equivalent term (in each case under and as defined in the Term Loan Agreement).

“Secured Obligations” means, in the case of the Borrower, the Obligations and, in the case of any Loan Party, the “Guaranteed Obligations” under the Guaranty and any of such Loan Party’s other obligations under the other Loan Documents to which it is a party.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent, each Hedge Bank with respect to any Secured Hedge Agreement, each Cash Management Bank with respect to any Secured Cash Management Agreement, the Supplemental Administrative Agent and each co-agent or sub-agent (if any) appointed by the Administrative Agent from time to time pursuant to Section 8.02.

“Securities Account” means all securities accounts of any Loan Party, including “securities accounts” within the meaning given to such term in Article 8 of the UCC.

“Securities Account Control Agreement” means an effective securities account control agreement with an Approved Securities Intermediary, in each case in the form and substance reasonably satisfactory to the Administrative Agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing, which in each case shall be expressly excluded from the Borrowing Base.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of any Securitization Subsidiary, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F attached hereto, together with each other security agreement supplement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11 and Section 5.13.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 6.01 and Section 6.06, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the shrink reflected in current books and records of the Borrower and its Restricted Subsidiaries would be reasonably equivalent to the shrink calculated as part of the Borrower’s most recent physical Inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any shrink reflected in the current books and records of the Borrower and its Restricted Subsidiaries or estimated by the Borrower for purposes of computing the Borrowing Base).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 9.06(h).

“Specified Event of Default” means any Event of Default of the type described in Section 7.01(a), Section 7.01(b)(v) (solely with respect to failure to comply with Section 6.12), Section 7.01(d) (solely in respect of any misrepresentation of the Borrowing Base), Section 7.01(c) (with respect to any failure to deliver a Borrowing Base Certificate in accordance with the terms hereof), Section 7.01(f) or any Event of Default arising out of a failure to comply with Section 5.16.

“Specified Secured Hedge Obligations” means Obligations under any Secured Hedge Agreement which provides by its terms that such Obligations shall only be payable pursuant to Section 7.03 pursuant to clause “Ninth” thereof. Any applicable Hedge Bank may, with the consent of the Borrower, designate or cancel such designation of Obligations under any applicable Secured Hedge Agreement as “Specified Secured Hedge Obligations” by delivering notice in writing to the Administrative Agent of such designation or cancellation of designation.

“Specified Transaction” means, with respect to any period, (i) any Investment that results in a Person becoming a Restricted Subsidiary; (ii) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary; (iii) any Acquisition; (iv) any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary; (v) any Investment in, Acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person or all or substantially all of the Capital Stock of another Person, in each case, whether by merger, consolidation, amalgamation or otherwise; (vi) any Restricted Payment; (vii) any incurrence, assumption, guarantee, repayment, redemption, or extinguishment of Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes); (viii) [reserved] or (ix) any other transaction that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis or giving pro forma effect to any such transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Steenbok” means Steenbok Newco 9 Limited, a limited company incorporated under the laws of England and Wales.

“Steinhoff” means Steinhoff International Holdings N.V., a Netherlands corporation.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing, including, for the avoidance of doubt, any customary grants of backup security interests and/or precautionary Liens in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Store” means any retail store (which includes any real property, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subordinated Obligations” means, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under the Guaranty).

“Subsidiary” means, with respect to any Person (a) any corporation, association, unlimited liability company, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (b) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, each Domestic Subsidiary of Holdings (other than the Borrower) that has entered into the Guaranty and complied with the requirements of Section 5.11 and clause (b) of the definition of “Collateral and Guarantee Requirement.”

“Supermajority Lenders” means, as of any date of determination, Lenders having 66.67% or more of the sum of the (a) Revolving Credit Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 8.13(a).

“Supplemental Perfection Certificate” means a certificate in form and substance approved by the Administrative Agent.

“Supported QFC” has the meaning specified in Section 9.22.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Loan” has the meaning specified in Section 2.20(a).

“Swing Loan Lender” means Barclays in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Loans.

“Swing Loan Request” has the meaning specified in Section 2.20(b).

“Swing Loan Sublimit” means the lesser of (a) $20,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means Barclays, as administrative agent for the holders of the Term Loans, together with any successor thereto or assignees of such role.

“Term Loan Agreement” means that certain Credit Agreement, dated as of September 24, 2021, among the Borrower, the lenders party thereto, the Term Agent and the other parties thereto, as amended and in effect from time to time in accordance with the terms of the Intercreditor Agreement and any refinancing or replacement thereof in whole or in part (in accordance with the terms of the Intercreditor Agreement).

“Term Loan Documents” means “Loan Documents” as such term in defined in the Term Loan Agreement.

“Term Loan Obligations” means “Obligations” as such term in defined in the Term Loan Agreement.

“Term Loans” has the meaning assigned to such term in the Term Loan Agreement.

“Term Priority Collateral” has the meaning given to such term in the Intercreditor Agreement.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Threshold Amount” means (a) for purposes of Section 7.01(h), $50,000,000 and (b) for any other purpose, $75,000,000.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, (a) the entering into of this Agreement on the Closing Date and the Borrowings thereunder on the Closing Date, (b) the entering into of the Term Loan Agreement on the Closing Date, (c) the Closing Date Refinancing, (d) the Closing Date Distribution and (e) the related transactions and the payment of fees, costs and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” has the meaning specified in Section 3.01(d).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, as to any Person on any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of such Person determined in accordance with GAAP and (b) cash and Cash Equivalents of such Person that are restricted in favor of the Facilities and/or other pari passu or junior secured Indebtedness not prohibited under this Agreement (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Facilities and/or other pari passu or junior secured Indebtedness not prohibited under this Agreement).

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Borrower in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) each Securitization Subsidiary. The Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless, at the time of such designation, such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) the Subsidiary to be so designated, together with any other Subsidiaries to be so designated in any series of related transactions, has total consolidated assets in the aggregate of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.02 (it being understood and agreed that such designation shall constitute an Investment by the Borrower in such Subsidiary at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein (including the aggregate (undiscounted) principal amount of any Indebtedness owed by such Subsidiary to any Loan Party or Restricted Subsidiary at the time of such designation)). The Borrower may subsequently redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, in each case, (1) immediately after giving effect to any such designation or redesignation, (x) the Borrower could Incur at least $1.00 of additional Indebtedness under Section 6.02(a) or (y) the Consolidated Total Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation or redesignation or (z) such Subsidiary shall be a Securitization Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation or redesignation shall be deemed to be Incurred and outstanding) pursuant to Section 6.01(b), (2) immediately before and after giving effect to any such designation or redesignation, no Event of Default shall have occurred and be continuing and (3) immediately after giving effect to the designation of any Subsidiary as an Unrestricted Subsidiary, no Unrestricted Subsidiary shall own, or hold exclusive rights in, any Intellectual Property (as defined in the Security Agreement) that is material to the business of Holdings and its Subsidiaries taken as a whole at the time of such sale or transfer.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(g)(ii)(C).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products obtained by multiplying (x) the number of years from the date of determination to the date of each successive scheduled principal payment (including, for the avoidance of doubt, the scheduled payment at maturity) of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock by (y) the amount of such payment by (b) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)        (i)         The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

     (ii)        Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

     (iii)       The term “including” is by way of example and not limitation.

     (iv)       The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03        Accounting Terms.

(a)        Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) which values any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the adoption of Financial Account Standards Board Account Standards Codification 842 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter thereof).

(b)       Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, the Consolidated Total Leverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Net Cash Interest Coverage Ratio and the Fixed Charge Coverage Ratio shall, in each case, be calculated (including, in each case, any component definition therein for purposes of such calculation) with respect to such period and such Specified Transaction in a manner consistent with the pro forma adjustments contemplated by Section 1.09 and the respective definition of Consolidated EBITDA, the Consolidated Total Leverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Net Cash Interest Coverage Ratio or the Fixed Charge Coverage Ratio, as the case may be.

SECTION 1.04        Rounding. Any financial ratios required to be calculated by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05       References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07        Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article VIII and Article IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange as displayed by ICE Data Services as the “ask price,” or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service is not available for such currency or ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) for the applicable currency at 11:00 a.m. (London time (or New York time, as applicable)) on such day. For purposes of calculating the Consolidated First Lien Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Net Cash Interest Coverage Ratio, Fixed Charge Coverage Ratio or any component thereof, the equivalent in Dollars of any Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Currency Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such other Indebtedness.

SECTION 1.08      Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.09        Pro Forma and Other Calculations.

(a)       Notwithstanding anything to the contrary herein, financial ratios and tests, including Excess Availability, the Consolidated First Lien Leverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Net Cash Interest Coverage Ratio and the Fixed Charge Coverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA, shall, in each case, be calculated (including, in each case, any component definition therein for purposes of such calculation) in the manner prescribed by this Section 1.09.

(b)        For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Excess Availability, Consolidated EBITDA, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.09) that have been made (i) during the applicable Relevant Reference Period or (ii) subsequent to such Relevant Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of Consolidated EBITDA, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Relevant Reference Period; provided that, when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 6.12, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. If since the beginning of any applicable Relevant Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Relevant Reference Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (or Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)        Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and cost synergies resulting from or relating to any Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and cost synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and cost synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of any financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given pro forma effect) and during any applicable subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than eighteen (18) months after the date of such Specified Transaction, and (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; provided that any increase to Consolidated EBITDA as a result of add backs pursuant to this Section 1.09(c) shall be subject to the limitation set forth in the final proviso of clause (vi) of the definition of “Consolidated EBITDA” (including the cap set forth therein).

(d)        In the event that (x) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (y) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (i) during the applicable Relevant Reference Period or (ii) subject to clause (a) above, subsequent to the end of the applicable Relevant Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case, as if the same had occurred on the last day of the applicable Relevant Reference Period.

(e)        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

(f)         Notwithstanding anything to the contrary herein:

(i)       in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, to the extent that the terms of this Agreement require (A) compliance with any financial ratio or test (including any Consolidated Total Leverage Ratio test, Consolidated Net Cash Interest Coverage Ratio test, any Consolidated First Lien Leverage Ratio test or any Fixed Charge Coverage Ratio test, or any specific amount of Consolidated EBITDA), (B) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of the Limited Condition Transaction (including any incurrence of Indebtedness in connection therewith) and/or (C) the making of any representation or warranty as a condition to such Limited Condition Transaction (including any incurrence of Indebtedness in connection therewith), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the Relevant Reference Period at the time of) either (x) the execution of the definitive agreement or irrevocable declaration or notice thereof with respect to such Limited Condition Transaction; provided, however, that in respect of any Restricted Payment in the form of a dividend or other distribution to any Parent Company, such measurement shall be not more than 90 days prior to the making of such dividend or other distribution or (y) the consummation of the Limited Condition Transaction and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Transaction and related Specified Transaction, on a pro forma basis; provided that notwithstanding the foregoing, the absence of an Event of Default under Section 7.01(a) and (f) shall be a condition to the consummation of any such Incurrence of Indebtedness other than under this Agreement (the conditions for this Agreement being set forth in Section 3.02). In addition, if the establishment of an Revolving Commitment Increase will be used to finance an Acquisition that constitutes a Limited Condition Transaction, then at the option of the Borrower and subject to the agreement of the lenders providing such financing, the establishment thereof (but not any extension of credit thereunder) may be subject to customary “SunGard” or “certain funds” conditionality in lieu of the requirements set forth in clauses (a) and (b) of Section 3.02.

(ii)       in connection with any transaction permitted hereunder that requires satisfaction of the Payment Conditions, the Borrower will be required to comply as of the date of such transaction with the Excess Availability requirements (but not, for the avoidance of doubt, clause (b)(2)(B) of the definition of “Payment Conditions” or any requirements relating to the Fixed Charge Coverage, which are governed by Section 1.09(f)(i) above) set forth in the definition of “Payment Conditions”.

(g)       On and after the date pro forma effect is to be given to a Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), which Limited Condition Transaction has yet to be consummated but for which a definitive agreement governing such Limited Condition Transaction has been executed and remains in effect (or, in the case of a Limited Condition Transaction that requires notice, such irrevocable notice has been provided), any ratio based conditions and baskets (including baskets that are determined on the basis of Consolidated EBITDA) shall be required to be satisfied assuming that such Limited Condition Transaction has been consummated and the related Specified Transactions have occurred until such Limited Condition Transaction is consummated or such definitive agreement is terminated.

SECTION 1.10        Interest Rates; LIBOR Notification. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.11        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.12       Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Extended Revolving Credit Commitments or loans incurred under a new credit facility (whether documented under this Agreement or documented pursuant to a new credit agreement), in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

SECTION 1.13        Compliance with Certain Sections. In the event that, at any time and from time to time, any Lien, Investment, Indebtedness (other than (x) Indebtedness outstanding under the Term Loan Agreement, which shall be incurred and outstanding solely under Section 6.01(b)(iii)(A) and (y) Indebtedness in respect of Hedging Agreements, which shall be incurred and outstanding solely under Section 6.01(b)(viii)(C)), disposition, Restricted Payment, Affiliate Transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions then permitted pursuant to the definition of “Permitted Investment”, “Permitted Lien” or any comparable definition or any clause or subsection of Section 6.05 or any clause or subsection of Sections 6.01, 6.02, 6.03, 6.04, 6.06, or 6.07, then such transaction (or portion thereof) at any such time and from time to time shall be allocated (and re-allocated) to one or more of such clauses or subsections within the same relevant section as determined (or re-determined) by the Borrower in its sole discretion; provided that if any financial ratio or test governing any applicable Incurrence Based Amounts would be satisfied in any subsequent period following the utilization of any Fixed Amount, such transaction (or portion thereof) shall automatically be reclassified to utilize such Incurrence Based Amounts instead of the corresponding Fixed Amount (and the portion of the Fixed Amount previously utilized shall be deemed to be restored and unutilized) unless otherwise elected by the Borrower in its sole discretion.

SECTION 1.14        Certain Calculations and Tests. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Consolidated First Lien Leverage Ratio, any Consolidated Total Leverage Ratio, any Consolidated Net Cash Interest Coverage Ratio and/or any Fixed Charge Coverage Ratio test) (including amounts determined by reference to Consolidated EBITDA, any such amounts, the “Fixed Amounts”) substantially simultaneously with, or contemporaneously with, any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (excluding amounts determined by reference to Consolidated EBITDA, any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts under such section in connection with such substantially concurrent incurrence.

SECTION 1.15        Timing of Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (except as otherwise set forth herein or in any other Loan Document) or performance shall extend to the immediately succeeding Business Day and, in the case of any payment that accrues interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any payment of interest on the Obligations hereunder, if such next succeeding Business Day would fall in the next calendar month, then the date for such payment shall be on the next preceding Business Day.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01        The Revolving Credit Commitments.

(a)        On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Maximum Credit. Within the limits of the Revolving Credit Commitment of each Lender, amounts of Loans repaid may be reborrowed under this Section 2.01.

(b)        Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 3.02), the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Loans to the Borrower, on behalf of all Lenders at any time that any condition precedent set forth in Section 3.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”. Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Credit Exposure to exceed the Borrowing Base; provided that the aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Credit Exposure shall not exceed the Aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 3.02 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 3.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.01(c).

(c)        Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(d)       Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.02        Borrowing Procedure.

(a)        Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent (i) not later than 11:00 a.m. on the requested date of such Borrowing, in the case of a Borrowing of ABR Loans or (ii) not later than 11:00 a.m. three (3) Business Days prior to the requested date of such Borrowing, in the case of a Eurodollar Borrowing; provided that such notice may be delivered as provided in Section 3.01(a)(xi) in the case of any Borrowing on the Closing Date. Each such notice shall be in substantially the form of Exhibit J (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, which shall be a Business Day, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of ABR Loans or Eurodollar Loans, (D) the initial Interest Period or Interest Periods for any Eurodollar Loans and (E) the Class of such proposed Borrowing. The Loans shall be made as ABR Loans, unless, subject to Section 2.05, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Loans. Each Borrowing shall be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.

(b)        The Administrative Agent shall give to each Appropriate Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.05. Each Lender shall, before 2:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 9.01(B), in Same Day Funds in the applicable currency, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 9.01) (i) on the Closing Date, of the applicable conditions set forth in Section 3.01 and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.02, and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower as promptly as reasonably practicable.

(c)        Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d)        The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but, except to the extent otherwise provided herein, no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

(e)       After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

SECTION 2.03       [Reserved].

SECTION 2.04       Funding of Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 Noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower in New York City designated by the Borrower in the applicable Notice of Borrowing. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any ABR Borrowing for which notice of such Borrowing has been given by the Borrower on the proposed date of such Borrowing in accordance with Section 2.02, prior to 12:00 Noon, New York City time, on such date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.04 and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05      Interest Elections.

(a)        Each Borrowing of a Loan initially shall be of the Type specified in the applicable Notice of Borrowing or designated by Section 2.02 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing or designated by Section 2.02. Thereafter, the Borrower may elect to convert such Borrowing of a Loan (other than a Swing Loan, which shall always be an ABR Loan) to a Borrowing of a different Type or to continue such Borrowing of a Loan and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)       To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telecopy or electronic mail by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of a Loan of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)       the Borrowing of Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)      in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If no election as to the Type of Borrowing of a Loan is specified or if the Borrower fails to give a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(d)       Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 2.14 in connection therewith. Notwithstanding any contrary provision set forth in this Section 2.05, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06      Reduction and Termination of the Revolving Credit Commitments. The Borrower may, upon at least three (3) Business Days’ prior notice to the Administrative Agent (or such later time as the Administrative Agent may agree in its sole discretion), terminate in whole or reduce in part ratably the unused portions of any Class of Revolving Credit Commitments of the Lenders without premium or penalty other than any amount required to be paid by the Borrower pursuant to Section 2.14; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that no reduction or termination of Commitments having a later maturity shall be permitted on a greater than pro rata basis with commitments having an earlier maturity. Notwithstanding the foregoing, such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07      Repayment of Loans; Evidence of Debt.

(a)        The Borrower promises to repay to the Administrative Agent for the ratable account of the Lenders the aggregate unpaid principal amount of the Loans (including any Letter of Credit Borrowings) and the Swing Loans on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Commitment and Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; and provided, further, that in the event of any inconsistency between the accounts maintained by any Lender pursuant to paragraph (b) of this Section 2.07 and the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.07, the accounts maintained by the Administrative Agent shall control in the absence of manifest error.

(e)       Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more promissory notes in such form.

SECTION 2.08       [Reserved].

SECTION 2.09       Prepayments.

(a)        Optional. The Borrower may prepay, in the applicable currency, the outstanding principal amount of the Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14.

(b)       Mandatory.

(i)       If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Maximum Credit at such time (including as a result of any currency fluctuation), the Borrower shall, within one (1) Business Day of such occurrence (or within two (2) Business Days in the event that such circumstances arise solely as a result of the imposition of a new Reserve by Administrative Agent), in each case, prepay, in the applicable currency, the Swing Loans first and then the other Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and the other Loans, the Borrower shall Cash Collateralize the Letter of Credit Obligations in the manner set forth in Section 7.05 in an amount equal to 101% of such excess.

(ii)       If (x) at any time during a Cash Dominion Period or (y) in respect of any Disposition that would result in the occurrence of a Cash Dominion Period, any Loan Party or any of its Subsidiaries receives any Net Proceeds arising from any Disposition in respect of any ABL Priority Collateral outside of the ordinary course of business, the Borrower shall promptly (but in any event within five (5) Business Days of such receipt) prepay the Loans in an amount equal to the amount of such Net Proceeds (and, to the extent such Net Proceeds exceed the aggregate principal amount of Loans outstanding, Cash Collateralize Letters of Credit in an amount equal to up to 101% of the aggregate maximum drawable amount of such Letters of Credit).

(c)       Subject to Section 2.14 hereof, all such payments in respect of the Loans pursuant to this Section 2.09 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.09 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of the Borrower, at the Administrative Agent’s option, on the date of such payment. Interest shall accrue and be due, until the next Business Day, if the amount so paid by the Borrower to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m.

(d)       At all times after the occurrence and during the continuance of Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 7.03 and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., the Agent shall apply all Same Day Funds credited to the Concentration Account and all amounts received pursuant to Section 2.09(b), first to pay any fees or expense reimbursements then due to the Administrative Agent, the Issuers and the Lenders (other than in connection with Cash Management Obligations, Obligations in respect of Secured Hedge Agreements), pro rata, second to pay interest due and payable in respect of any Loans (including Swing Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, and fourth to prepay the principal of the Loans (including Swing Loans) and to Cash Collateralize outstanding Letter of Credit Obligations, pro rata.

SECTION 2.10       Interest.

(a)        Rate of Interest. All Loans and the outstanding amount of all other Obligations owing under the Loan Documents shall bear interest, in the case of any Class of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)       if an ABR Loan or such other Obligation (except as otherwise provided in this Section 2.10(a)), at a rate per annum equal to the sum of (A) the Alternate Base Rate as in effect from time to time and (B) the Applicable Rate for ABR Loans; and

(ii)       if a Eurodollar Loan, at a rate per annum equal to the sum of (A) the Adjusted LIBO Rate determined for the applicable Interest Period and (B) the Applicable Rate applicable to Eurodollar Rate Loans in effect from time to time during such Interest Period.

(b)       Interest Payments. (i) Interest accrued on each ABR Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each February, May, August and November, commencing on the first such day following the making of such ABR Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such ABR Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurodollar Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three (3) months, on each date during such Interest Period occurring every three (3) months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)       Default Interest. The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(d)       All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11       Benchmark Replacement Setting.

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)         Replacing the LIBO Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the LIBO Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month LIBO Rate tenor settings. On the earlier of (i) the date that all Available Tenors of the LIBO Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Election Effective Date, if the then-current Benchmark is the LIBO Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)        Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(c)        Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)        Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.11 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11.

(e)       Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)        The Administrative Agent will consider in good faith any reasonable proposal by the Borrower that is not adverse to the Lenders and that is intended to prevent the adoption of a Benchmark Replacement from resulting in a “significant modification” (within the meaning of Treasury Regulation Section 1.1001-3) of any loans then outstanding under this Agreement.

SECTION 2.12       Fees.

(a)        Unused Commitment Fee. The Borrower agrees to pay in Same Day Funds in Dollars to the Administrative Agent for the account of each Lender a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Loans for the applicable Class and (ii) the outstanding amount of the aggregate Letter of Credit Undrawn Amounts from the Closing Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each Fiscal Quarter, commencing on the first such Business Day of the first full Fiscal Quarter following the Closing Date and (y) on the Revolving Credit Termination Date. For the avoidance of doubt, any Swing Loans outstanding shall reduce the Revolving Credit Commitment of the Swing Loan Lender in its capacity as a Lender.

(b)        Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

    (i)       to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum of the average daily maximum undrawn face amount of such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) for the immediately preceding Fiscal Quarter (or portion thereof), payable in arrears (A) on the first Business Day of each Fiscal Quarter, commencing on the first such Business Day of the first full Fiscal Quarter following the issuance of such Letter of Credit (or, with respect to Letters of Credit issued or deemed issued on the Closing Date, commencing on the first such Business Day following the issuance of such Letter of Credit) and (B) on the Revolving Credit Termination Date;

    (ii)       to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Rate for Eurodollar Loans (each such fee, a “Letter of Credit Fee”), in each case multiplied by the average daily maximum undrawn face amount of such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) for the immediately preceding Fiscal Quarter (or portion thereof), payable in arrears (A) on the first Business Day of each Fiscal Quarter, commencing on the first such Business Day following the issuance of such Letter of Credit (or, with respect to Letters of Credit issued or deemed issued on the Closing Date, commencing on the first such Business Day of the first full Fiscal Quarter following the issuance of such Letter of Credit) and (B) on the Revolving Credit Termination Date; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to Section 2.21 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), with the balance of such fee, if any, payable to the applicable Issuer for its own account; and

    (iii)       to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, customary documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)        Additional Fees. The Borrower has agreed to pay additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

SECTION 2.13       Increased Costs.

(a)        If any Change in Law shall:

    (i)       impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuer (except any such reserve requirement reflected in the Adjusted LIBO Rate);

    (ii)       impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans or Letters of Credit made by such Lender or Issuer or participation therein; or

    (iii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or of participating in, Issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to Issue any Letters of Credit) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)       If any Lender or any Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit Issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuer such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or an Issuer setting forth the amount or amounts necessary to compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Failure or delay on the part of any Lender or Issuer to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuer pursuant to this Section 2.13 for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuer’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)       If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loan, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings into Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (and each Lender agrees to give such notice promptly after such circumstances no longer exist). Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Loans of such Lender to ABR Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay to the applicable Lender accrued interest on the amount of the applicable Loans so prepaid or converted.

SECTION 2.14       Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether or not such notice may be revoked in accordance with the terms hereof), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market (but such loss, cost or expense shall not in any event include loss of spread). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15        Taxes.

(a)       Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party under this Agreement, any other Loan Document or the Engagement Letter shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)       Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for, all Other Taxes.

(c)        Evidence of Payment. As promptly as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)      Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Refund. If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 2.15, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to such Loan Party, net of all out-of-pocket expenses of the Lender or Agent (including Taxes), as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at such Loan Party’s request, provide such Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f)         Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation proscribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(g)        Certification Forms. Without limiting the generality of the foregoing,

(i)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), a duly executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(ii)       any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, a duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, a duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, a duly executed copy of IRS Form W-8ECI;

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or Section 871(h) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Documents are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) a duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(D)         to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), a duly executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner;

(iii)       any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)       if any payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.15(f) or (g).

(h)       Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.16        Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)       The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, or fees, or of amounts payable under Section 2.13, Section 2.14, Section 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim; provided that in connection with any payment resulting in the payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Obligations and (y) contingent indemnification and expense obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or backstopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuer), such payment shall instead be made by 5:00 p.m. (New York City time) on the date of such payment. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, payments pursuant to Section 2.13, Section 2.14, Section 2.15, Section 9.03 and Section 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder and under each other Loan Document shall be made in Dollars.

(b)       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)       If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee or to the Borrower or any Restricted Subsidiary in a transaction that complies with the terms of Section 9.06(j). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.16(c) shall be treated as acquiring an interest in such participation on the earlier date(s) on which it acquired the applicable interest(s) in the Loan(s) or Commitment(s) to which such participation relates.

(d)       Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on inter-bank compensation.

(e)       If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04 or Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.16, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f)        Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of Section 7.02(b) below (or required to be applied in accordance with Section 2.09), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g)       At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Loans and Protective Advances may be paid from the proceeds of Swing Loans or the Revolving Loans unless the Borrower makes such payments on the next succeeding Business Day after the Borrower receives written notice from the Administrative Agent requesting such payments. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.20(a) and the Lenders to make such Loans pursuant to Section 2.20(a) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and the Revolving Loans and to distribute the proceeds of such Swing Loans and the Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and the Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.02, which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

(h)       No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid or prepaid in the original currency of such Loan and reborrowed in the other currency.

SECTION 2.17       Mitigation Obligations; Replacement of Lenders.

(a)       If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, if any Lender becomes a Defaulting Lender, if any Lender becomes a Non-Consenting Lender or if any Lender becomes a non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (x) require such Lender (and such Lender shall be obligated) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.15) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate the Commitments and repay the Loans of such Lender (or, in the case of a Non-Consenting Lender, terminate the Commitments and repay the Loans of such Lender with respect to the Facilities for which consent is required); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal) or the Borrower (in the case of all other amounts), (ii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.06(b)(ii)(B), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments, (iv) in the case of a Non-Consenting Lender, the replacement lender shall have agreed to the amendment or modification, (v) in the case of a non-Extending Lender, the replacement lender shall have agreed to the Extension Request and (vi) such assignment does not conflict with applicable Law. No action by or consent of any Lender whose Loans are to be assigned pursuant to this Section 2.17 shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon satisfaction of clauses (i) through (v) of the immediately preceding sentence. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)       In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders or all Lenders in accordance with the terms of Section 9.01 and (iii) the Required Lenders or a majority of the Lenders of any affected Facility, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 2.18       Extended Revolving Credit Commitments.

(a)       The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Scheduled Termination Date with respect thereto and of any payment of principal with respect to all or a portion of any principal amount of the extensions of credit thereunder (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.18. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Loans under the applicable Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Scheduled Termination Date of the Extended Revolving Credit Commitments shall be later than the Scheduled Termination Date of the Revolving Credit Commitments of such Existing Revolver Tranche; (ii) the Extension Amendment may provide for other covenants and terms that (x) apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments) or (y) are on current market terms (as determined by the Borrower in good faith); and (iii) all borrowings under the Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Revolving Credit Termination Date of the non-extending Revolving Credit Commitments);

provided, however, that (A) no Event of Default shall have occurred and be continuing at the time an Extension Request is delivered to Lenders, (B) the conditions precedent to a Borrowing set forth in Section 3.02 shall be satisfied as of the date of such Extension Amendment, (C) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments then-existing hereunder, (D) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Term Loan Agreement and the Intercreditor Agreement (in each case, to the extent the Term Loan Agreement and the Intercreditor Agreement are then in effect) and (E) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche. Each Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.18 shall be in an aggregate principal amount that is not less than $25,000,000 and the Borrower may impose an Extension Minimum Condition with respect to any Extension Request, which may be waived by the Borrower in its sole discretion.

(b)      The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond (or such shorter period as shall be acceptable to the Administrative Agent in any given case), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments of any Existing Revolver Tranche amended (and converted into Extended Revolving Credit Commitments) pursuant to any Extension Request. Any Revolving Credit Lender (each, an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended and converted into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Revolver Tranche which it has elected to request be amended and converted into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche subject to Extension Elections exceeds the amount of Extended Revolving Credit Commitments requested pursuant to the Extension Request, Revolving Credit Commitments subject to Extension Elections shall be amended and converted to Extended Revolving Credit Commitments on a pro rata basis based on the aggregate principal amount of Revolving Credit Commitments included in each such Extension Election.

(c)        Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Revolving Credit Commitment thereunder which shall be consistent with the provisions set forth in Sections 2.18(a), (b), and (g) (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of the conditions specified in the applicable Extension Amendment, the Extension Minimum Condition (unless waived by the Borrower) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby (x) agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, (ii) [reserved], (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 9.01 and (iv) effect such other amendments to this Agreement and the other Loan Documents (A) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18 or (B) otherwise, that are favorable to, and added for the benefit of, all then-existing Lenders as determined by the Borrower in good faith, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment and (y) consents to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment).

(d)       No conversion, amendment or extension of Loans pursuant to any Extension Amendment in accordance with this Section 2.18 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)       This Section 2.18 shall supersede any provisions in Section 2.16 or Section 9.01 to the contrary.

(f)        In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Revolving Credit Commitments of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Loans and/or Commitments under the applicable Existing Revolver Tranche in such amount as is required to cause such Lender to hold Extended Revolving Credit Commitments of the applicable Extension Series into which such other Loans and/or Commitments were initially amended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.18(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in clauses (i), (ii), (iii) and (iv) of the last sentence of Section 2.18(c).

(g)       Following any Extension Request made by the Borrower in accordance with Sections 2.18(a) and (b), if the Lenders shall have declined to agree during the period specified in Section 2.18(b) above to provide Extended Revolving Credit Commitments in an aggregate principal amount equal to the amount requested by the Borrower in such Extension Request, the Borrower may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extending Lenders (the “New Revolving Commitment Lenders”), which New Revolving Commitment Lenders may elect to provide an Extended Revolving Credit Commitment hereunder; provided that such Extended Revolving Credit Commitments of such New Revolving Commitment Lenders (i) shall be in an aggregate principal amount for all such New Revolving Commitment Lenders not to exceed the aggregate principal amount of Extended Revolving Credit Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Revolving Credit Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Revolving Credit Commitment of any New Revolving Commitment Lender, the Administrative Agent, each Issuer and the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld) to each New Revolving Commitment Lender if such consent would be required under Section 9.06(b) for an assignment of Revolving Credit Commitments to such Person. Upon effectiveness of the Extension Amendment to which each such New Revolving Commitment Lender is a party, (a) the Revolving Credit Commitments of all existing Revolving Credit Lenders of each Class specified in the Extension Amendment in accordance with this Section 2.18 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Revolving Credit Commitments of such New Revolving Commitment Lenders and (b) the Revolving Credit Commitment of each such New Revolving Commitment Lender will become effective. The Extended Revolving Credit Commitments of New Revolving Commitment Lenders will be incorporated as Revolving Credit Commitments hereunder in the same manner in which Extended Revolving Credit Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.18, and for the avoidance of doubt, all Borrowings and repayments of Revolving Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Classes of Revolving Credit Commitments including such New Revolving Commitment Lenders (based on the outstanding principal amounts of the respective Classes of Revolving Credit Commitments) except for (x) payments of interest and fees at different rates for each Class of Revolving Credit Commitments (and related Outstanding Amounts) and (y) repayments required on the Revolving Credit Termination Date for any particular Class of Revolving Credit Commitments. Upon the effectiveness of each Extended Revolving Credit Commitment pursuant to this Section 2.18(g), (a) each Revolving Credit Lender of all applicable existing Classes of Revolving Credit Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, subject to Section 2.22, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Loans held by each Revolving Credit Lender of each Class of Revolving Credit Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Classes of Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Extended Revolving Credit Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such Extended Revolving Credit Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.14. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.19        Revolving Commitment Increase.

(a)       The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of any Class of Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that upon the effectiveness of any Incremental Amendment referred to below, (i) subject to Section 1.09, no Default or Event of Default shall exist and (ii) each Revolving Commitment Increase shall have interest rate margins as determined by the Borrower and the lenders thereunder; provided that if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees payable to all lenders providing such Revolving Commitment Increase (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith or fees not generally paid to all participating Lenders)) relating to any Revolving Commitment Increase exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees payable to all lenders providing the Revolving Commitment Increase (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith or fees not generally paid to all participating Lenders)) relating to the Revolving Credit Commitments and Revolving Loans immediately prior to the effectiveness of the Incremental Amendment, the Applicable Rate relating to the Revolving Credit Commitments and Revolving Loans immediately prior to the effectiveness of the Incremental Amendment shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees) payable to all lenders providing such Revolving Commitment Increase (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith or fees not generally paid to all participating Lenders) relating to such Revolving Credit Commitments. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $50,000,000 (the “Incremental Availability”). Each notice from the Borrower pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increases. Revolving Commitment Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any Revolving Commitment Increase), or by any other bank or other financial institution or institutional lender or investor (any such other bank or other financial institution or institutional lender or investor being called an “Additional Lender”), provided that the Administrative Agent, each Issuer and the Swing Loan Lender shall have consented (in each case, such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increases if such consent by the Administrative Agent, the applicable Issuer and the Swing Loan Lender, as the case may be, would be required under Section 9.06 for an assignment of Loans or Revolving Credit Commitments to such Lender or Additional Lender. Revolving Credit Commitments in respect of Revolving Commitment Increases shall become Revolving Credit Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Revolving Credit Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall, subject to Section 1.09, be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.02 (it being understood that all references to “the date of such Loan or Issuance” or similar language in such Section 3.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. Any Revolving Commitment Increase shall be documented as an increase to the applicable Class of Loans and shall be on terms identical to those applicable to such Class, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders agreeing to participate in such Revolving Commitment Increase. The Borrower shall use Revolving Commitment Increases for any purpose not prohibited by this Agreement. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.19, (x) each Lender of the applicable Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase of the applicable Class (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit, (ii) participations hereunder in Swing Loans held by each Lender of the applicable Class and (iii) participations in Protective Advances held by each Lender of the applicable Class (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders of such Class represented by such Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans of such Class made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.14. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)       This Section 2.19 shall supersede any provisions in Section 2.22 or Section 9.01 to the contrary.

SECTION 2.20        Swing Loans.

(a)       On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender shall make, in Dollars, loans (each, a “Swing Loan”) otherwise available to the Borrower under the Revolving Credit Commitments from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit; provided further that in the event that the Swing Loan Lender and the Administrative Agent are not the same Person, then the Swing Loan Lender shall only make a Swing Loan after having given prior notice thereof to the Administrative Agent; provided further that the Swing Loan Lender shall not be required to make any Swing Loan to the extent that such Swing Loan Lender reasonably believes that any Lender is a Defaulting Lender, unless after giving effect to the requested Swing Loans, there would exist no Fronting Exposure (in the good faith determination of the Swing Loan Lender). Each Swing Loan shall be an ABR Loan and must be repaid in full in Dollars within seven (7) days after its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date (without giving effect to any extensions of the type referred to in Section 2.18 hereof unless the Swing Loan Lender has consented to such extension). Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)       In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit K, setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower as promptly as reasonably practicable on the date set forth in the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan (other than a Protective Advance) in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.02 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.02 have been satisfied in connection with the making of any Swing Loan.

(c)       The Swing Loan Lender may demand at any time, and shall demand on a least a weekly basis, that each Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (d) below, such Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(d)       The Administrative Agent shall forward each demand referred to in clause (c) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.02 and 2.01 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in Same Day Funds in Dollars, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (e) below, be deemed to have made a Revolving Loan to the Borrower in the amount of such payment. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.

(e)       Upon the occurrence of a Default under Section 7.01(f), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to clause (d) above, which participation shall be in a principal amount equal to such Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (d) above, in Same Day Funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to ABR Loans.

(f)        From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (d) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (e) above, the Swing Loan Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (d) or (e) above.

(g)       If the maturity date shall have occurred in respect of any tranche of Commitments at a time when another tranche or tranches of Commitments is or are in effect with a longer maturity date (each, a “Non-Expiring Credit Commitment” and, collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Loan, on the earliest occurring maturity date such Swing Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that to the extent that the amount of such reallocation would cause the Revolving Credit Outstandings to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Loans to be reallocated equal to such excess shall be repaid.

SECTION 2.21 Letters of Credit.

(a)       Subject to the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower, for the account of the Borrower or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary that is not the Borrower shall be issued naming the Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Restricted Subsidiary), one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and five (5) Business Days prior to the Scheduled Termination Date (without giving effect to any extensions of the type referred to in Section 2.18 hereof unless, with respect to each Issuer, such Issuer has consented to such extension) (or, if such day is not a Business Day, the next preceding Business Day), or such later date as agreed to by the Administrative Agent in its sole discretion; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (v)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i)       any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Closing Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Closing Date and that such Issuer in good faith deems material to it (for which such Issuer is not otherwise compensated);

(ii)       such Issuer shall have received any written notice of the type described in clause (d) below;

(iii)       after giving effect to the Issuance of such Letter of Credit, (A) the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time, (B) the Revolving Credit Outstandings of any Lender would exceed such Lender’s Revolving Credit Commitment, (C) the Outstanding Amount of the Letter of Credit Obligations would exceed the Letter of Credit Sublimit or (D) with respect to the Issuer of such Letter of Credit, the Outstanding Amount of the Letter of Credit Obligations with respect to such Issuer would exceed the Letter of Credit Sublimit for such Issuer; provided, that any Issuer, in its sole discretion, shall have the ability to issue Letters of Credit in excess of its Letter of Credit Sublimit;

(iv)       such Letter of Credit is requested to be denominated in any currency other than Dollars, except as may be approved by the Administrative Agent and such Issuer, each in their sole discretion;

(v)       (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer, (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by the Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit or (D) the Issuance of such Letter of Credit would violate the policies or procedures of the relevant Issuer applicable to letters of credit in general; or

(vi)       any Lender is at that time a Defaulting Lender, unless (i) after giving effect to the requested Issuance, there would exist no Fronting Exposure (in the good faith determination of the applicable Issuer) or (ii) the applicable Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuer (in its good faith determination) with the Borrower or such Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or any other Letter of Credit Obligations as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(vii)       None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit. Any Letter of Credit which has been or deemed Issued hereunder may be amended at any time to reduce the amount outstanding thereunder.

(b)       In no event shall the expiration date of any Letter of Credit be more than one (1) year after the date of issuance thereof unless the Administrative Agent and the applicable Issuer have approved such later expiry date; provided, however, that any Letter of Credit with a term less than or equal to one (1) year may provide for the renewal thereof for additional periods less than or equal to one (1) year, as long as, on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter of Credit shall have the option to prevent such renewal; provided further, that, subject to Section 2.21(m), for any Letter of Credit having an expiration date after the Scheduled Termination Date (or such later date as the Administrative Agent and Issuer agree), the Borrower agrees to deliver to the applicable Issuer on or prior to the date (the “Letter of Credit Expiration Date”) that occurs five (5) Business Days prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance reasonably acceptable to the Administrative Agent and the applicable Issuer issued by a bank acceptable to the Administrative Agent and the applicable Issuer, in each case in their sole discretion, and/or cash collateral in an amount equal to 101% of the maximum drawable amount of any such Letter of Credit.

(c)       In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least three (3) Business Days’ (or such shorter period as may be agreed by the relevant Issuer) prior written notice for Letters of Credit denominated in Dollars (and at least five (5) Business Days’ prior written notice for Letters of Credit denominated in currencies other than Dollars), in substantially the form of Exhibit L (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall specify the Issuer of such Letter of Credit, the face amount and currency of the Letter of Credit requested, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. on the last Business Day on which such notice can be given under the first sentence of this clause (c); provided that the relevant Issuer and the Administrative Agent may agree in a particular instance in their sole discretion to a later time and date.

(d)       Subject to the satisfaction of the conditions set forth in this Section 2.21, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.02 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(v)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(v)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.02 have been satisfied in connection with the Issuance of any Letter of Credit.

(e)       The Borrower agrees that, if requested by the Issuer of any Letter of Credit prior to the issuance of a Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)        Each Issuer shall comply with the following:

(i)       give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it (including the applicable currency), all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii)       upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and

(iii)       on the first Business Day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations and applicable currencies, in each case outstanding at the end of each month, and any information requested by the Borrower or the Administrative Agent relating thereto.

(g)       Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)       The Borrower agrees to pay to the Issuer of any Letter of Credit, in each case in the same currency and in an equivalent amount, and, to the extent so financed, all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than (x) on the same Business Day that the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit in accordance with its terms if such notice is received by the Borrower by 11:00 a.m. and (y) on the next succeeding Business Day after which the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit in accordance with its terms if such notice is received by the Borrower after 11:00 a.m. (such date described in clause (x) or (y) above, the “Reimbursement Date”), irrespective of any claim, set off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit in accordance with its terms and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) (directly or by application of the deemed Loans described below in this clause (h) or by virtue of the penultimate sentence of this clause (h)) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Loans that are ABR Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are ABR Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment in Same Day Funds. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in Same Day Funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 7.01(f) and notwithstanding whether or not the conditions precedent set forth in Section 3.02 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in Same Day Funds in the applicable currency, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation. (A) In the absence of written notice to the contrary from the Borrower, and subject to the other provisions of this Agreement (but without regard to the conditions to borrowing set forth in Section 3.02), Reimbursement Obligations shall be financed when due with Swing Loans or ABR Loans, in each case to the Borrower in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swing Loan, as the case may be, and (B) in the event that the Borrower has notified the Administrative Agent that it will not so finance any such payments, the Borrower will make payment directly to the applicable Issuer when due. The Administrative Agent shall promptly remit the proceeds from any Loans made pursuant to clause (A) above in reimbursement of a draw under a Letter of Credit to the applicable Issuer.

(i)        Each Defaulting Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to ABR Loans.

(j)        The Borrower’s obligations to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)       any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)       any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)       the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)       any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)       payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply, but that does substantially comply, with the terms of such Letter of Credit; and

(vi)       any other act or omission to act or delay of any kind of any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.21, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a non-appealable judgment of a court of competent jurisdiction), shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuers may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the applicable Issuer.

(k)       Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall be stated therein to apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall be stated therein to apply to each Documentary Letter of Credit.

(l)        Notwithstanding anything to the contrary contained in this Section 2.21, it is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.21 (each an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.

(m)       If the Letter of Credit Expiration Date in respect of any tranche of Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuer which issued such Letter of Credit, if one or more other tranches of Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Loans and payments in respect thereof) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall take the actions described in the second proviso in Section 2.21(b).

SECTION 2.22 Defaulting Lenders.

(a)       Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)       Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.01.

(ii)       Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuer or the Swing Loan Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuer or the Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuer or the Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).

(iv)       Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Sections 2.20 and 2.21, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b)       Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Loan Lender and the Issuers agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)       Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable Issuer or the Swing Loan Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

ARTICLE III

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 3.01 Conditions to Closing. The obligation of each Lender to make its Loans hereunder on the Closing Date is subject to satisfaction of the following conditions precedent (it being understood that the conditions set forth in Section 3.02 must also be satisfied prior to the initial extension of Loans hereunder):

(a)       The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (or delivered by other electronic transmission, including as “pdf” files transmitted by electronic mail) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)       executed counterparts of (A) this Agreement, (B) the Intercreditor Agreement and (C) the Guaranty;

(ii)       a Revolving Credit Note executed by the Borrower in favor of each Lender that has requested such note at least two (2) Business Days in advance of the Closing Date;

(iii)       executed counterparts of the Security Agreement and each other Collateral Document set forth on Schedule 3.01(a), duly executed by each Loan Party thereto, together with:

(A)       certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)       evidence that all documents, actions, recordings and filings (including the filing of Uniform Commercial Code financing statements) that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and

(C)       the Intercompany Subordination Agreement, duly executed by the Loan Parties and (as applicable) their Restricted Subsidiaries;

(iv)       a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby and the results of a search of the Uniform Commercial Code (or equivalent) filings and tax and judgment lien searches made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.06 or have been or will contemporaneously with the initial funding of Loans on the Closing Date be released or terminated;

(v)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and attaching copies of the Organization Documents of each Loan Party, certified by the Secretary of State of its jurisdiction of organization, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, each dated as of a recent date prior to the Closing Date;

(vi)       a customary written opinion of Sidley Austin LLP, in its capacity as California, Delaware, New York and Texas counsel to the Loan Parties, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(vii)       a certificate signed by a Responsible Officer of the Borrower certifying that there has been no change, effect, event or occurrence since September 29, 2020, that has had or would reasonably be expected to result in a Material Adverse Effect;

(viii)       a certificate dated as of the Closing Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings certifying that, after giving effect to the Transactions on the Closing Date, the Loan Parties and their Restricted Subsidiaries, on a consolidated basis, are Solvent;

(ix)       evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee or as additional insured, as applicable, under each insurance policy with respect to such insurance as required under the Loan Documents; provided that endorsements of insurance policies shall not be conditions to closing;

(x)       copies of the Term Loan Agreement, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date;

(xi)       to the extent applicable, a Notice of Borrowing no less than (x) two (2) Business Days prior to the Closing Date in the case of a Borrowing of Eurodollar Loans on the Closing Date or (y) one (1) Business Day prior to the Closing Date in the case of a Borrowing of ABR Loans on the Closing Date; and

(xii)       to the extent not previously delivered, a Borrowing Base Certificate in respect of the month ended August 24, 2021.

(b)       All fees and expenses required to be paid on the Closing Date (including pursuant to the Engagement Letter), and in the case of expenses invoiced before the Closing Date shall have been paid in full in cash in immediately available funds.

(c)       Prior to or substantially concurrently with the initial funding of the Loans hereunder, including by use of proceeds thereof, the Closing Date Refinancing shall be consummated.

(d)       The Arrangers and the Lenders shall have received (i) the Audited Financial Statements and the audit report for such financial statements, which audit report has not been withdrawn by the Borrower’s auditors, and Parent has not received any notice or indication from its auditors that such audit report may not be relied upon and (ii) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Parent for the Fiscal Quarters ended on or about June 29, 2021, March 30, 2021 and December 29, 2020 (the “Unaudited Financial Statements”), which financial statements described in clauses (i) and (ii) shall be prepared in accordance with GAAP.

(e)       The Arrangers and the Lenders shall have received a certificate from a Responsible Officer of the Borrower certifying compliance with Section 3.02(a) and Section 3.02(b).

(f)       At least three (3) Business Days prior to the Closing Date, the Administrative Agent shall have received (i) all documentation and other information that the Administrative Agent has reasonably determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Administrative Agent (including on behalf of any Lender) at least ten days in advance of the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

(g)       Each of the conditions precedent under Section 3.01 of the Term Loan Agreement shall have been (or, substantially simultaneously with the initial Credit Extension hereunder, shall be) satisfied to the satisfaction of the Term Agent and the gross proceeds of the Term Loans shall have been (or substantially simultaneously with the initial Credit Extension hereunder, shall be) funded in an amount of not less than $1,250,000,000.

(h)       The Administrative Agent shall have received fully executed release letters or other documentation reasonably satisfactory to Administrative Agent confirming that, or otherwise be reasonably satisfied that, all obligations owing by any Loan Party to the lenders with respect to the Closing Date Refinancing shall have been satisfied in full and terminated (other than contingent indemnification obligations as to which no claim has been asserted).

SECTION 3.02 Conditions of Making of Loans. The obligation of each Lender on and after the Closing Date to honor a Notice of Borrowing (but not any request for a conversion or continuation of a Class of Loans) and of each Issuer on any date to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)       The representations and warranties of the Borrower and each other Loan Party contained in Article IV are true and correct in all material respects on and as of the date of the Borrowing; provided that, to the extent that such representations and warranties described in this clause (a) specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that, any representation and warranty described in this clause (a) that is qualified as to “materiality,” “Material Adverse Effect,” or similar language shall be true and correct in all respects on such respective dates.

(b)       No Default shall exist, or would result from the proposed Borrowing or from the application of the proceeds therefrom.

(c)       With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Request.

(d)       After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

Each Notice of Borrowing, Swing Loan Request and Letter of Credit Request submitted by the Borrower (including any Notice of Borrowing on the Closing Date) shall be deemed to be a representation and warranty that the conditions specified in Section 3.02(a), Section 3.02(b) and Section 3.02(d) have been satisfied on and as of the date of the making of such Loan, Swing Loan or Issuance of Letter of Credit, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders that, as of the date hereof and on such other dates as such representations and warranties are required to be made hereunder:

SECTION 4.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists under applicable Law) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to (x) solely with respect to Restricted Subsidiaries that are not Material Subsidiaries, in clause (a) or (b) and (y) in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02 Authorization; No Contravention.

(a)       The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b)       None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party or the consummation of the Transactions will (a) contravene the terms of any of such Person’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 6.06) under or require any payment to be made under (i) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clause (b)(i) or (b)(ii), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, and (iv) notices or other actions required under any Applicable Intercreditor Agreement.

SECTION 4.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 4.05 Financial Statements; No Material Adverse Effect.

(a)       The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial position of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein or in Schedule 4.05 hereto and (B) subject, in the case of the quarterly financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)       Since September 29, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.07 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.08 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) for Liens permitted by Section 6.06 and (iii) where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.09 Environmental Compliance. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)       (i) each Loan Party and its respective properties and operations are, and for the past three years have been, in compliance with all Environmental Laws in all jurisdictions in which each Loan Party is currently doing business, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties, and (ii) none of the Loan Parties is subject to any pending Environmental Claim or any other Environmental Liability, or to the knowledge of the Borrower, any Environmental Claim or any other Environmental Liability threatened in writing; and

(b)       none of the Loan Parties or any of their respective Subsidiaries has released, treated, stored, transported or disposed of Hazardous Materials at or from any currently or, to the knowledge of the Borrower, formerly operated real estate or facility relating to its business except in compliance with Environmental Laws.

SECTION 4.10 Taxes. The Loan Parties and their respective Subsidiaries have filed all Federal, state and other Tax returns and reports required to have been filed by them, and have paid all Federal, state, and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (in each case, including in its capacity as a withholding agent), except (a) as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (b) with respect to Taxes which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 4.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 4.12 Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 4.12, and all of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued, are fully paid and (if applicable) nonassessable and all Equity Interests owned by a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and the Term Loan Documents and (ii) any Lien that is permitted under Section 6.06. As of the Closing Date, Schedule 4.12 (a) sets forth the name and jurisdiction of each Loan Party, (b) sets forth the ownership of each Loan Party and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 4.13       Margin Regulations; Investment Company Act.

(a)         No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)         No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 4.14       Disclosure.

(a)        (i) As of the Closing Date, all written information (other than the projections and information of a general economic or industry-specific nature) that has been made available to the Administrative Agent by the Borrower in connection with the transactions contemplated hereby, when taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (ii) the projections that have been made available to the Administrative Agent by the Borrower in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable when prepared and when furnished to the Administrative Agent; it being understood that the projections are as to future events and are not to be viewed as facts, and the projections (x) are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (y) are not a guarantee of performance.

(b)        As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date in connection with this Agreement is true and correct in all respects.

SECTION 4.15       Intellectual Property; Licenses, Etc.. Each of the Loan Parties and their Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, rights of privacy and publicity and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The operation of the businesses of any Loan Party or Subsidiary as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any Subsidiary thereof, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 4.16      Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties and their Restricted Subsidiaries, on a consolidated basis, are and will be Solvent.

SECTION 4.17       Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Loan Parties or any of their Subsidiaries pending or, to the knowledge of the Loan Parties, threatened; (b) hours worked by and payment made to employees of each of the Loan Parties or any of their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of the Loan Parties or any of their Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 4.18       Collateral Matters. Subject to the provisions of this Agreement, the Applicable Intercreditor Agreements and the other relevant Loan Documents, the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered to the Collateral Agent pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (x) first priority Liens (subject to Liens permitted by Section 6.06) on all right, title and interest of the respective Loan Parties in the ABL Priority Collateral described therein and (y) second priority Liens (subject to Liens permitted by Section 6.06) on all right, title and interest of the respective Loan Parties in the Term Priority Collateral described therein.

Notwithstanding anything herein (including this Section 4.18) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary under foreign Law, or as to the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 5.11 or 3.01(a), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 3.01(a).

SECTION 4.19      Anti-Corruption Laws and Sanctions. Each of the Loan Parties and their respective Subsidiaries is in compliance in all material respects with applicable anti-money laundering and counter-terrorist financing laws and regulations, including applicable provisions of the Bank Secrecy Act, as amended by the Patriot Act. Each Loan Party confirms that it is acting for its own account and not on behalf of a third party in obtaining the Loans, Letters of Credit and Commitments hereunder. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and, to the knowledge of the Loan Parties, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties, any Subsidiary or, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, or any agent of each Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Issuance of any Letter of Credit, use of proceeds or other transaction contemplated by the Transactions will violate any Anti-Corruption Law or applicable Sanctions. Each Loan Party shall not, and it shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not, use the proceeds of any Borrowing or Letter of Credit Issued hereunder for the purpose of directly, or, to their knowledge, indirectly, funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, in each case, in violation of applicable Sanctions.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification and expense obligations not yet accrued and payable and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuer), the Borrower shall, and shall cause each of its Subsidiaries to:

SECTION 5.01       Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)       Commencing with the Fiscal Year ending September 28, 2021, within ninety (90) days after the end of each Fiscal Year of the Borrower (or, to the extent the Borrower or any Parent Company has consummated a Qualifying IPO, as such 90 days may be extended pursuant to an actual Rule 12b-25 election), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ deficit and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any Loans or the Term Loans or any other Indebtedness or (y) any prospective or actual event of default under financial covenants, together with a high-level summary of important operational and financial developments of the Borrower and its Restricted Subsidiaries for such period;

(b)        commencing with the Fiscal Quarter ending December 28, 2021, within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower (or, to the extent the Borrower or any Parent Company has consummated a Qualifying IPO, as such 45 days may be extended pursuant to an actual Rule 12b-25 election), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related (i) consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations, stockholders’ deficit and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes, together with a high-level summary of important operational and financial developments of the Borrower and its Restricted Subsidiaries for such period;

(c)        as soon as available, but in any event within five (5) Business Days after (90) days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending September 27, 2022), forecasts prepared by management of the Borrower, in form consistent with past practice, of the consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Revolving Credit Termination Date occurs); provided, however, that following a Qualifying IPO, the requirements of this paragraph (c) shall no longer apply; and

(d)        simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) and Section 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing within the time frame specified in paragraphs (a) and (b) above (A) the applicable financial statements of Parent or any other Parent Company or (B) the Borrower’s (or any direct or indirect Parent Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Parent or any other Parent Company, such information is accompanied by unaudited consolidating information that explains in reasonable detail the material differences, if any, between the information relating to Parent or any other Parent Company, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Deloitte and Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any Loans or the Term Loans or any other Indebtedness or (y) any prospective or actual event of default under financial covenants).

Within ten (10) Business Days after the delivery of each set of financial statements referred to in Section 5.01(a) or Section 5.01(b) above, the Borrower will hold a conference call (which may be password protected) to discuss such financial statements and operations for the relevant period (with the time and date of such conference call, together with all information necessary to access the call, to be provided by the Borrower through the Administrative Agent no fewer than three (3) Business Days (or such shorter time as to which the Administrative Agent may agree) prior to the date of such conference call). Following a Qualifying IPO, the requirements of this paragraph shall be satisfied by the Borrower providing reasonable advance notice to the Administrative Agent of (which may be effected through public filings with the SEC), and access for the Lenders to attend, the quarterly earnings call with the holders of any Parent Company’s Equity Interests.

SECTION 5.02       Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)        no later than five (5) days after the delivery of the financial statements referred to in Section 5.01(a), Section 5.01(b) and Section 5.01(c), a duly completed Compliance Certificate signed by the chief financial officer of the Borrower; provided that if such Compliance Certificate demonstrates an Event of Default of any financial covenant pursuant to Section 6.12 any of the equity holders of the Parent may deliver, prior to, after, or together with such Compliance Certificate, a notice of their intent to cure (a “Notice of Intent to Cure”) pursuant to Section 7.04 to the extent permitted thereunder;

(b)        promptly after the same are publicly available, copies of all annual, regular, periodic, current and special reports which any Parent Company files with the SEC, proxy statements and other communications sent to the stockholders of any Parent Company and registration statements which any Parent Company files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)       promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to any Indebtedness in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.02;

(d)       together with the delivery of each Compliance Certificate pursuant to Section 5.02(a), (i) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.09 and (ii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (or confirming that there has been no change in such information since the Closing Date or the date of the last such update);

(e)        promptly following the Administrative Agent’s request therefor, (i) all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, updates to the Beneficial Ownership Certification;

(f)         at the time of delivery of financial statements pursuant to Section 5.01(a), a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.02 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date); and

(g)        subject to the last sentence of Section 5.10, promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or Section 5.02(b) or Section 5.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any Parent Company or the Borrower posts such documents, or provides a link thereto on such Parent Company’s or the Borrower’s website on the Internet at the website address listed on Schedule 5.02; or (ii) on which such documents are posted on such Parent Company’s or the Borrower’s behalf on an Electronic System or another relevant website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. For purposes of this Section 5.02, paper copies shall include copies delivered by facsimile transmission or electronically (such as “tif”, “pdf” or similar file formats delivered by email).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders and/or Issuers (each, a “Public Lender”) may have personnel (i) who do not wish to receive material non-public information with respect to the Borrower and any of its Affiliates that have publicly traded securities (the “Relevant Entities”), or the respective securities of any of the foregoing, and (ii) who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (v) the financial statements to be provided under Sections 5.01(a) and (b) above, along with this Agreement (including the schedules and exhibits hereto) and clauses (c), (d), (e) and (f) of the definition of “Loan Documents”, shall be available to Public Lenders; (w) all other Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Relevant Entity or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.07); (y) all Borrower Materials referred to in clause (v) above or otherwise marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC”.

SECTION 5.03       Notices.

(a)       Promptly after obtaining knowledge thereof, notify the Administrative Agent of:

(i)        the occurrence of any Default or Event of Default;

(ii)       any loss, damage, or destruction to the Collateral in the amount of $15,000,000 or more, whether or not covered by insurance;

(iii)      any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including matters that would reasonably be expected to result in a Material Adverse Effect arising out of or resulting from (A) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (B) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (C) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or by any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (D) any Casualty Event; or

(iv)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability of the Borrower and its Subsidiaries, which, individually or collectively, would reasonably be expected to exceed $75,000,000.

(b)       Furnish contemporaneously to the Administrative Agent, a copy of any notice sent to the administrative agent or collateral agent under Section 5.03(a)(i) of the Term Loan Agreement, if such notice is not required to be delivered hereunder.

Each notice pursuant to this Section 5.03(a) shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 5.03(a)(i), Section 5.03(a)(ii), Section 5.03(a)(iii) or Section 5.03(a)(iv) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.04      Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), except (i) those that are being contested in good faith and by proper actions if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) for failures to pay or discharge the same that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.05      Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or Section 6.07 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.04 or Section 6.07.

SECTION 5.06      Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and maintain, renew and protect all of its IP Rights, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 5.07       Maintenance of Insurance.

(a)       Maintain with financially sound and reputable insurance companies, (i) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (ii) all other insurance as may be required by applicable Law or any other Loan Document. The Loan Parties shall furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b)       Each such policy of liability or casualty insurance maintained by or on behalf of the Loan Parties will (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) to the extent available from the applicable insurance provider, provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under the Flood Insurance Laws. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

SECTION 5.08       Compliance with Laws. Comply in all material respects with the requirements of all Laws (including, but not limited to, the Patriot Act) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09      Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made, and permit financial statements to be prepared in conformity with GAAP consistently applied with respect to all material financial transactions and matters involving the assets and business of Holdings, the Borrower, and their respective Subsidiaries, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 5.10       Inspection Rights. In addition to the requirements pursuant to Section 5.17, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, only the Administrative Agent on behalf of the Lenders may elect to exercise rights of the Administrative Agent and the Lenders under this Section 5.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists and is continuing, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.10, at any time and from time to time, upon the reasonable request of any Lender through the Administrative Agent, the Loan Parties (on behalf of themselves and their Subsidiaries) shall (i) cause their directors and executive officers to discuss the policies and procedures maintained by the Loan Parties and the Subsidiaries to ensure effective compliance with Anti-Corruption Laws and all other applicable Laws and (ii) provide to the Lenders documents, records or other information as such Lenders may deem reasonably necessary or desirable to monitor the effectiveness of such policies and procedures. Notwithstanding anything to the contrary in this Section 5.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information (other than with respect to any non-financial trade secrets or non-financial proprietary information related to Eligible Accounts, Eligible Credit Card Receivables, Eligible In-Transit Inventory or Eligible Inventory), (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.11       Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including (but subject to any limitations set forth in the Collateral and Guarantee Requirement):

(a)       following the formation or acquisition of any new direct or indirect Subsidiary that is a Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or upon any Subsidiary ceasing to be an Excluded Subsidiary, to the extent such Subsidiary is (or will become) a Domestic Subsidiary (other than an Excluded Subsidiary):

(i)       in the case of any such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement, within sixty (60) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A)       cause each such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the real properties owned by such Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B)         cause (x) each such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Guaranty Supplements, Mortgages with respect to the owned real properties which are identified to the Administrative Agent pursuant to Section 5.11(a)(i)(A) and have a Fair Market Value in excess of $10,000,000, Security Agreement Supplements, a counterpart of the Intercompany Subordination Agreement, a counterpart of any Applicable Intercreditor Agreement and other guarantees, security agreements and documents (including, with respect to such Mortgages, the documents listed in subsection (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Mortgages, Security Agreement, Guaranty and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as are reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Security Agreement and other Collateral Documents as in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)        (x) cause each such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Domestic Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D)        take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements or recordations and delivery of stock and membership interest certificates) that may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws or by general principles of equity,

(ii)       if reasonably requested by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.11(a) as the Administrative Agent may reasonably request, and

(iii)       as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent any existing title reports, surveys or environmental assessment reports with respect to each parcel of real property that is owned by such Restricted Subsidiary and has a Fair Market Value in excess of $10,000,000, to the extent available and in the possession or control of the Borrower; provided that the Administrative Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than a Loan Party or one of their Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained.

(b)        After the Closing Date, promptly following (x) the acquisition of any material personal property by any Loan Party, (y) the acquisition of any owned real property by any Loan Party with a Fair Market Value in excess of $10,000,000 or (z) the Fair Market Value of a real property owned by any Loan Party exceeding $10,000,000, if such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in subsection (f) of the Collateral and Guarantee Requirement with respect to real property.

(c)        If, at any time after the Closing Date, any Restricted Subsidiary becomes an obligee or obligor of any intercompany Indebtedness, then the Borrower shall cause such Restricted Subsidiary to authorize, execute and deliver a counterpart of the Intercompany Subordination Agreement.

SECTION 5.12       Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 5.13       Further Assurances and Post-Closing Obligations.

(a)        Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)        In the case of any real property referred to in Section 5.11(a)(i)(B) or Section 5.11(b) for which a Mortgage is required, satisfy subsection (f) of the Collateral and Guarantee Requirement with respect to such owned real property within sixty (60) days (or such longer period as shall be acceptable to the Administrative Agent in any given case) of the acquisition of such real property.

(c)        As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.13 or such later date as the Administrative Agent reasonably agrees to in writing, deliver the documents or take the actions specified on Schedule 5.13.

SECTION 5.14       [Reserved].

SECTION 5.15      Use of Proceeds. The Letters of Credit and the proceeds of the Loans will be used solely for working capital and other general corporate purposes of the Borrower and the Restricted Subsidiaries and for any other purpose not prohibited by this Agreement. No Letter of Credit and no part of the proceeds of any Loan will be used in violation of the representations set forth in Section 4.13 or Section 4.19.

SECTION 5.16       Cash Management.

(a)       As soon as possible after the Closing Date, enter into an effective account control agreement (a “Deposit Account Control Agreement”) with each Approved Account Bank, in each case in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Deposit Account (including those existing as of the Closing Date and listed on Schedule 5.16(a) attached hereto, and excluding Excluded Accounts); provided further that, if on or prior to sixty (60) days after the Closing Date (or such longer period following such date as the Administrative Agent may agree in its reasonable discretion), the Borrower or any other Loan Party shall not have entered into a Deposit Account Control Agreement with respect to any Deposit Account required to be subject to a Deposit Account Control Agreement under this Section 5.16(a), such Deposit Account shall be closed and all funds therein transferred to a Deposit Account at the Administrative Agent, an Affiliate of the Administrative Agent, or another financial institution reasonably acceptable to the Administrative Agent that will execute a Deposit Account Control Agreement. Notwithstanding anything in this Section to the contrary, the provisions of this Section 5.16(a) shall not apply to any Deposit Account acquired by a Loan Party in connection with a Permitted Acquisition prior to the date that is sixty (60) days (or such later date as the Administrative Agent may agree) following the consummation of such Permitted Acquisition.

(b)        As soon as possible after the Closing Date, enter into Securities Account Control Agreements with each Approved Securities Intermediary, with respect to each Securities Account (including those existing as of the Closing Date and listed on Schedule 5.16(b) attached hereto, other than Excluded Accounts); provided that, if on or prior to sixty (60) days after the Closing Date (or such longer period following such date as the Administrative Agent may agree in its reasonable discretion), the Borrower or any other Loan Party shall not have entered into a Securities Account Control Agreement with respect to any Securities Account required to be subject to a Securities Account Control Agreement under this Section 5.16(b), such Securities Account shall be closed and all securities therein transferred to a Securities Account at the Administrative Agent, an Affiliate of the Administrative Agent, or another financial institution reasonably acceptable to the Administrative Agent that will execute a Securities Account Control Agreement. Notwithstanding anything in this Section to the contrary, the provisions of this Section 5.16(b) shall not apply to any Securities Account acquired by a Loan Party in connection with a Permitted Acquisition prior to the date that is sixty (60) days (or such later date as the Administrative Agent may agree) following the consummation of such Permitted Acquisition.

(c)        Each Loan Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account to make payment, or to continue to make payment, to an Approved Deposit Account (other than an Excluded Account), (ii) deposit in an Approved Deposit Account promptly upon receipt all Cash Receipts (as defined below) received by any Loan Party from any other Person (provided that any Cash Receipts may be deposited into an Excluded Account to the extent that such deposit would not cause such Excluded Account to cease to qualify as an Excluded Account), (iii) deliver to the Administrative Agent, within sixty (60) days following the Closing Date (or such longer period following such date as the Administrative Agent may agree) or, with respect to Credit Card Agreements acquired or entered into after the Closing Date, sixty (60) days after entering into or acquiring such Credit Card Agreements (or such longer period following such date as the Administrative Agent may agree), in each case, evidence that the Credit Card Notifications have been sent to each Credit Card Issuer and Credit Card Processor and (iv) instruct each depository institution for a Deposit Account to cause all amounts on deposit and available at the close of each Business Day in such Deposit Account (other than any Excluded Account) to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent.

(d)       Each Credit Card Notification and Deposit Account Control Agreement (and, in the case of clause (iii) below, Securities Account Control Agreement) shall require (in each case, without further consent of the Loan Parties), and the Loan Parties shall cause, after the occurrence and during the continuance of a Cash Dominion Period, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by, in the name of and under the sole dominion and control of the Administrative Agent and identified by the Administrative Agent to the Borrower from time to time (the “Concentration Account”), of all cash receipts and collections, including the following (collectively, the “Cash Receipts”):

(i)       all available cash receipts from the sale of Inventory and other Collateral or casualty insurance proceeds arising from any of the foregoing;

(ii)       all proceeds of collections of Accounts (including, without limitation, Credit Card Receivables);

(iii)       the then contents of each Approved Deposit Account and each Approved Securities Account (in each case, net of any minimum balance as may be required to be kept in the subject Deposit Account or Securities Account, as the case may be, by the institution at which such Deposit Account or Securities Account, as applicable, is maintained); and

(iv)       the cash proceeds of all credit card charges.

(e)        The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section, during the continuation of any Cash Dominion Period, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(f)         So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Approved Securities Accounts and Approved Deposit Accounts.

(g)        The Loan Parties shall instruct their Credit Card Issuers and Credit Card Processors to make payments due to any Loan Party to an Approved Deposit Account and Collateral Agent agrees not to change such payment instructions unless a Cash Dominion Period is continuing.

(h)       Any amounts received in the Concentration Account at any time when no Cash Dominion Period is continuing or all of the Obligations have been paid in full shall be remitted to the operating account of the Loan Parties maintained with the Administrative Agent or to an operating account otherwise designated by the Borrower.

(i)       The Administrative Agent shall promptly (but in any event within five (5) Business Days) furnish written notice to each Approved Account Bank and each Approved Securities Intermediary, as applicable, of any termination of a Cash Dominion Period

SECTION 5.17       Borrowing Base Certificate; Appraisals; Field Exam.

(a)        Borrower shall provide the Administrative Agent with the following documents in a form and detail reasonably satisfactory to Administrative Agent: as soon as possible after the end of each fiscal month (but in any event within fifteen (15) Business Days after the end thereof) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base and of Excess Availability as of the last Business Day of the immediately preceding fiscal month, duly completed and executed by a Responsible Officer of the Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (such certification, a “Monthly Borrowing Base Certificate”); provided that the Borrower may elect, at its option, to deliver more frequent Borrowing Base Certificates, in which case such Borrowing Base Certificates shall be computed in accordance with the requirements in respect of Borrowing Base Certificates required to be delivered during the continuance of a Cash Dominion Period and the Borrower shall continue to deliver Borrowing Base Certificates on such more frequent basis until the date that is sixty (60) days after the date of such election.

(b)       At any time during the occurrence and continuation of a Cash Dominion Period, the Borrower shall furnish to the Administrative Agent a Borrowing Base Certificate calculated as of the close of business on the last day of the immediately preceding fiscal week, not later than the third (3rd) Business Day after the end of each such fiscal week.

(c)        The Borrower shall also cooperate with (and cause its Subsidiaries to cooperate with) the Administrative Agent in connection with inventory appraisal reports that shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (the “Inventory Appraisal”), for the purpose of determining the amount of the Borrowing Base attributable to Inventory and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Inventory Appraisal in any period of 12 consecutive months; provided, that (i) if Excess Availability is at any time less than the greater of (A) 20% of the Maximum Credit and (B) $20,000,000, in each case, for five (5) consecutive Business Days, the Administrative Agent may carry out, at the Borrower’s expense, one (1) additional Inventory Appraisal in any period of 12 consecutive months, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Inventory Appraisals as frequently as determined by the Administrative Agent in its reasonable discretion. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts or Inventory referred to therein.

(d)       The Administrative Agent may carry out investigations and reviews of each Loan Party’s property at the reasonable expense of the Borrower (including field audits conducted by the Administrative Agent) (“Field Examination”) and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Field Examination in any period of 12 consecutive months; provided, that (i) if Excess Availability is at any time less than the greater of (A) 20% of the Maximum Credit and (B) $20,000,000, in each case, for five (5) consecutive Business Days, the Administrative Agent may carry out, at the Borrower’s expense, one (1) additional Field Examination in any period of 12 consecutive months, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Field Examinations as frequently as determined by the Administrative Agent in its reasonable discretion. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(e)       The Borrower shall provide the Administrative Agent with an updated Borrowing Base Certificate at any time when (i) ABL Priority Collateral with a fair market value of $10,000,000 or more has been disposed of outside the ordinary course of business (whether by Disposition, Investment, Restricted Payment, designation of an Unrestricted Subsidiary, or otherwise) by any Loan Party, (ii) a sale, transfer or other disposition of assets pursuant to clause (xvi) or clause (xvii) of the exclusions from the definition of “Asset Disposition,” in each case, with a fair market value of $10,000,000 or more has occurred or (iii) a Restricted Subsidiary with ABL Priority Collateral with a fair market value in excess of $10,000,000 is designated as an Unrestricted Subsidiary, in each case, since the date of the most recently delivered Borrowing Base Certificate.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder or any Loan or other Obligation hereunder has not been paid in full (other than (i) contingent indemnification and expense obligations not yet accrued and payable and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations), or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuer):

SECTION 6.01       Limitation on Indebtedness.

(a)       The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Borrower or any Restricted Subsidiary may Incur Indebtedness if (i) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incurrence and (ii) on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, either (x) the Consolidated Total Leverage Ratio would be no greater than 2.70:1.00 or (y) the Consolidated Net Cash Interest Coverage Ratio is greater than 2.00:1.00 (such Indebtedness, “Ratio Debt”); provided that

(i)       the amount of Ratio Debt that may be Incurred by Restricted Subsidiaries that are not Loan Parties, together with the Indebtedness Incurred pursuant to Section 6.01(b)(x) by Restricted Subsidiaries that are not Loan Parties and any Refinancing Debt in respect thereof, shall not exceed the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period at any one time outstanding;

(ii)       any such Ratio Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of Incurrence of such Indebtedness; provided that this clause (ii) shall not apply to Ratio Debt constituting Customary Bridge Loans; and

(iii)       as of the date such Ratio Debt is incurred, such Ratio Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Ratio Debt is incurred; provided that this clause (iv) shall not apply to Ratio Debt (A) constituting Customary Bridge Loans or (B) term “B” loans having annual amortization of 1.00% or less of the original principal amount thereof.

(b)       Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)        Indebtedness of any Loan Party under the Loan Documents;

(ii)        Indebtedness (A) of any Restricted Subsidiary to the Borrower or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that, if a Loan Party Incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Obligations of such Loan Party under the Loan Documents pursuant to the Intercompany Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer or obligor thereof not permitted by this clause (ii);

(iii)       (A) Indebtedness of the Borrower, and the Guarantors incurred under the Term Loan Documents, and any Refinancing Debt Incurred in respect thereof (and any Refinancing Debt Incurred in respect of such Refinancing Debt) so long as (i) such Indebtedness is subject to (and in compliance with) the terms of the Intercreditor Agreement and (ii) the aggregate principal amount of Indebtedness thereunder does not exceed the sum of (x) $1,250,000,000 and (y) the Available Incremental Amount, as of the time such Indebtedness is incurred, (B) any other Indebtedness outstanding on the Closing Date and set forth on Schedule 6.01, and (C) any Refinancing Debt Incurred (and any Refinancing Debt Incurred in respect of such Refinancing Debt) in respect of any Indebtedness described in the foregoing clause (iii)(B) or paragraph (a) above (subject to the limitation set forth in the proviso to such paragraph (a) with respect to Indebtedness Incurred by Restricted Subsidiaries that are not Loan Parties);

(iv)       Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Debt with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $260.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period;

(v)       Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi)       (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Section 6.01), or (B) without limiting Section 6.06, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Section 6.01);

(vii)       Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)       Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Agreements entered into for bona fide hedging purposes, or (D) the financing of insurance premiums in the ordinary course of business, or (E) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)        Indebtedness Incurred by a Securitization Subsidiary (subject to the final sentence of the definition of “Attributable Securitization Financing Indebtedness”) in a Qualified Securitization Financing in an amount not to exceed the greater of $130.0 million and 20.0% of Consolidated EBITDA for the Relevant Reference Period; provided that (A) such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) the Borrower or any Restricted Subsidiary that is not a Securitization Subsidiary or any of its or their respective assets or properties (except for Standard Securitization Undertakings), (B) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Securitization Subsidiary (other than with respect to Standard Securitization Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (C) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (A), the Borrower may classify such Indebtedness in whole or in part as Incurred under this Section 6.01(b)(ix);

(x)       Indebtedness of (x) the Borrower or any Restricted Subsidiary Incurred or issued to finance an Acquisition or similar permitted Investment (such Indebtedness under this clause (x), “Incurred Acquisition Debt”) or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement (including designating an Unrestricted Subsidiary as a Restricted Subsidiary) so long as such Indebtedness under this clause (y) was not incurred in contemplation of such acquisition, merger, amalgamation, consolidation or designation, as the case may be (such Indebtedness under this clause (y), “Acquired Debt”); provided that Indebtedness Incurred or assumed pursuant to clause (x) and clause (y), collectively, is in an aggregate amount not to exceed (in the case of clause (i), together with any Refinancing Debt in respect thereof) (i) the greater of $162.5 million and 25.0% of Consolidated EBITDA for the Relevant Reference Period at any one time outstanding, plus (ii) unlimited additional Indebtedness if, as of the last day of the Relevant Reference Period after giving pro forma effect to such acquisition, merger, amalgamation or consolidation and the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof, the Borrower could Incur at least $1.00 of Ratio Debt or the Consolidated Total Leverage Ratio of the Borrower would be no greater than the Consolidated Total Leverage Ratio of the Borrower immediately prior to giving effect thereto and any Refinancing Debt with respect to such Indebtedness; provided, further that:

(A)        no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incurrence;

(B)        the amount of Indebtedness that may be Incurred pursuant to the foregoing (including any Refinancing Debt in respect thereof) by Restricted Subsidiaries that are not Loan Parties, together with the Ratio Debt Incurred pursuant to Section 6.01(a) by Restricted Subsidiaries that are not Loan Parties, shall not exceed the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period at any one time outstanding;

(C)       any such Incurred Acquisition Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of Incurrence of such Indebtedness; provided that this clause (C) shall not apply to Incurred Acquisition Debt constituting Customary Bridge Loans;

(D)       if any Incurred Acquisition Debt is Incurred or Guaranteed by any Loan Party, such Incurred Acquisition Debt shall not be Incurred or Guaranteed by any Person other than a Loan Party;

(E)       if any Incurred Acquisition Debt is secured by all or any portion of the Collateral, such Incurred Acquisition Debt shall not be secured by any asset other than the Collateral;

(F)       if such Indebtedness is secured by the ABL Priority Collateral, the Liens securing such Indebtedness shall be on a junior basis to the Liens on the ABL Priority Collateral securing the Obligations pursuant to the Intercreditor Agreement or any other Applicable Intercreditor Agreement (and the Administrative Agent agrees to negotiate such Applicable Intercreditor Agreement in good faith);

(G)       [reserved];

(H)       as of the date any Incurred Acquisition Debt is incurred, such Incurred Acquisition Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Incurred Acquisition Debt is incurred; provided that this clause (H) shall not apply to Incurred Acquisition Debt constituting Customary Bridge Loans; and

(I)       the documentation with respect to any Incurred Acquisition Debt shall contain terms and conditions (other than with respect to pricing, fees, premiums and optional prepayment or redemption terms) not materially more restrictive (taken as a whole) in respect of Holdings, the Borrower and the Restricted Subsidiaries than those set forth in this Agreement or otherwise shall be on current market terms;

(xi)       Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period and any Refinancing Debt with respect thereto;

(xii)       Contribution Indebtedness and any Refinancing Debt with respect thereto;

(xiii)       Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period; and

(xiv)       (A) Indebtedness of the Borrower in the form of term loans or notes, which Indebtedness (I) shall either be secured on a junior basis to the ABL Priority Collateral or be unsecured and (II) shall be contractually pari passu or junior in right of payment to the Obligations, that is incurred or issued or made in lieu of Incremental Loan Commitments (the “Incremental Equivalent Debt”); provided that:

(1) the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Section 6.01(b)(xiv) shall not, together with any Incremental Loan Commitments, exceed the Available Incremental Amount;

(2) subject to Section 1.09(f), no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incurrence;

(3) as of the date of determination, any such Incremental Equivalent Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of Incurrence of such Indebtedness; provided that this clause (3) shall not apply to Incremental Equivalent Debt that is a term loan facility constituting Customary Bridge Loans;

(4) the documentation with respect to any such Incremental Equivalent Debt contains no mandatory prepayment, repurchase or redemption provisions prior to the Latest Maturity Date with respect to the Loans then in effect except with respect to excess cash flow, change of control, asset sale and event of loss or other mandatory offers to purchase or mandatory prepayments and customary acceleration rights after an event of default that are customary for financings of such type;

(5) [reserved];

(6) such Incremental Equivalent Debt shall not be subject to any guarantee by any Person other than a Loan Party;

(7) such Incremental Equivalent Debt shall not be secured by any Lien on any asset of the Borrower, Holdings or any Restricted Subsidiary other than any asset constituting Collateral;

(8) the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents for (under and as defined in the Term Loan Agreement) (with such differences that are reasonably satisfactory to the Term Agent);

(9) such Incremental Equivalent Debt shall be subject to the Intercreditor Agreement or any other Applicable Intercreditor Agreement (and the Administrative Agent agrees to negotiate such other Applicable Intercreditor Agreement in good faith);

(10) [reserved];

(11) if such Incremental Equivalent Debt is junior in right of payment, then such Incremental Equivalent Debt shall be subject to subordination terms customary for such type of Indebtedness (as determined by the Borrower in good faith) (and the Administrative Agent agrees to negotiate such subordination arrangement in good faith);

(12) as of the date such Incremental Equivalent Debt is incurred, such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Incremental Equivalent Debt is incurred; provided that this clause (12) shall not apply to Incremental Equivalent Debt that is a term loan facility (A) constituting Customary Bridge Loans or (B) term “B” loans having an annual amortization of 1.00% or less of the original principal amount thereof;

(13) [reserved]; and

(14) the documentation with respect to any Incremental Equivalent Debt shall contain terms and conditions (other than with respect to pricing, fees, premiums and optional prepayment or redemption terms) not materially more restrictive (taken as a whole) in respect of Holdings, the Borrower and the Restricted Subsidiaries than those set forth in the Term Loan Agreement or otherwise on current market terms; and

(B) any Refinancing Debt in respect of any of the foregoing (provided that any Refinancing Debt in respect of Indebtedness incurred under the Free and Clear Basket (as defined in the Term Loan Agreement) (that has not been reallocated to another part of the Available Incremental Amount (as defined in the Term Loan Agreement) in accordance with the terms thereof) shall be deemed a utilization of such Free and Clear Basket (as defined in the Term Loan Agreement) and shall not replenish such basket).

(c)       For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.01, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 6.01) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded for purposes of this Section 6.01 to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness (other than Indebtedness outstanding under the Term Loan Agreement, which shall be incurred and outstanding solely under Section 6.01(b)(iii)(A), and Indebtedness in respect of Hedging Agreements, which shall be incurred and outstanding solely under Section 6.01(b)(viii)(C)) meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)       For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date and (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 6.02       Limitation on Restricted Payments.

(a)       The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by the class of equity receiving such Restricted Payment), (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (3) make any principal payment on, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (A) a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement or (B) Indebtedness permitted under Section 6.01(b)(ii), except to the extent prohibited by the subordination provisions contained in any Intercompany Subordination Agreement) or (4) make any Investment (other than a Permitted Investment) in any Person; provided that cancellation of Indebtedness owing to any Loan Party or any Restricted Subsidiary from members of management of the Borrower, any Parent Company or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving pro forma effect thereto:

(i)       the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Borrower) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)               the greater of $162.5 million and 25% of Consolidated EBITDA for the Relevant Reference Period; provided that no Event of Default is continuing (or would result therefrom);

(B)                [reserved];

(C)               the aggregate Net Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by Holdings as capital contributions to Holdings after the Closing Date or from the issuance or sale (other than to the Borrower or a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of Holdings after the Closing Date (other than Excluded Contributions and Contribution Amounts), in each case to the extent such Net Proceeds, property or assets are actually received by or contributed to the Borrower and Not Otherwise Applied, or (y) by the Borrower or any Restricted Subsidiary from the issuance and sale by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness (other than to Holdings, the Borrower or any Restricted Subsidiary) that shall have been converted into or exchanged for Capital Stock of Holdings (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(D)               the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions to the Borrower or any Restricted Subsidiary related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary after the Closing Date;

(E)       in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Borrower or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments; and

(F)       Retained Declined Proceeds and Retained Asset Excess Proceeds (each, as defined in the Term Loan Agreement as in effect on the date hereof).

(b)       The provisions of Section 6.02(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)        any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Holdings) or any Parent Company or a substantially concurrent capital contribution to Holdings, in each case to the extent further contributed to the Borrower and Not Otherwise Applied, other than Excluded Contributions and Contribution Amounts; provided that the Net Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 6.02(a)(i)(C);

(ii)       any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Refinancing Debt Incurred in compliance with Section 6.01;

(iii)       dividends paid within 90 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Section 6.02(a);

(iv)       Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)       loans, advances, dividends or distributions by the Borrower to Holdings to permit Holdings or any Parent Company to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of Holdings or any Parent Company or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed in any calendar year an amount (net of repayments of any such loans or advances) equal to (x) the greater of $26.0 million and 4.0% of Consolidated EBITDA for the Relevant Reference Period (with unused amounts in any calendar year being carried over to the subsequent calendar years subject to a maximum of the greater of $56.0 million and 8.0% of Consolidated EBITDA for the Relevant Reference Period), (y) the Net Proceeds received by Holdings since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof, but excluding Disqualified Stock), to the extent such Net Proceeds are contributed to the Borrower and not included in any calculation under Section 6.02(a)(i)(C) and Not Otherwise Applied, plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by Holdings and contributed to the Borrower) since the Closing Date; provided that cancellation of Indebtedness owing to any Loan Party or any Restricted Subsidiary from members of management of the Borrower, any Parent Company or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(vi)       the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to Holdings to pay, dividends on the common stock or equity of the Borrower or Holdings or any Parent Company following a Qualifying IPO in an amount not to exceed in any Fiscal Year 6% of the aggregate gross proceeds received by Holdings or any Parent Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering, in each case to the extent further contributed to the Borrower and Not Otherwise Applied;

(vii)       the Closing Date Distribution and Restricted Payments (if any) the proceeds of which will be used to pay the fees and expenses associated with the Transactions;

(viii)       loans, advances, dividends or distributions to Holdings or other payments by the Borrower or any Restricted Subsidiary to pay or permit Holdings or any Parent Company to pay Holdings Expenses or any franchise or similar taxes, and other fees and expenses, required to maintain their corporate existence to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(ix)       payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to Holdings or any Parent Company to make payments, to holders of Capital Stock of the Borrower or Holdings in lieu of issuance of fractional shares of such Capital Stock;

(x)       dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents);

(xi)       for any taxable period for which the Borrower or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar income Tax group for U.S. federal, state, local and/or non-U.S. income tax purposes of which Holdings or any direct or indirect parent of Holdings is the common parent, payments or distributions to Holdings to pay the U.S. federal, state, local and/or non-U.S. income Taxes, as applicable, of such Tax group that are attributable to the taxable income of the Borrower and/or its applicable Subsidiaries, as applicable; provided that (A) the amount of such payments pursuant to this clause (xi) in respect of any taxable period do not exceed the amount of such Taxes that the Borrower and/or its applicable Subsidiaries would have paid for such taxable period had they been stand-alone corporations or a stand-alone Tax group for all applicable taxable periods and (B) any such payment in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions are made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that clause (B) shall not apply to the extent such Unrestricted Subsidiary does not have sufficient available cash to make such distribution and the amount available for Restricted Payments shall be reduced by the amount of such payment in respect of an Unrestricted Subsidiary (unless the Borrower otherwise elects to reduce a different basket that could have been used to make an Investment in an Unrestricted Subsidiary);

(xii)       so long as Excess Availability on a Pro Forma Basis giving effect to any such transaction described in this clause (xii) on the date thereof would not be less than the greater of (I) 20% of the Maximum Credit and (II) $17,500,000, the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount outstanding at the time made, taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Obligations made pursuant to this clause, not to exceed the greater of $195,000,000 and 30.0% of Consolidated EBITDA for the Relevant Reference Period; provided that no Event of Default shall have occurred or be continuing at the time of any such Restricted Payment after giving effect thereto;

(xiii)       other Restricted Payments in an aggregate amount not to exceed the greater of $162.5 million and 25.0% of Consolidated EBITDA for the Relevant Reference Period, provided that (x) no Event of Default shall have occurred or be continuing at the time of any such Restricted Payment after giving effect thereto and (y) in the event of Restricted Payments of the type set forth in clauses (1), (2) and (3) of the definition of Restricted Payment being made under this clause (xiii), Excess Availability on a Pro Forma Basis giving effect to such Restricted Payment on the date thereof would not be less than the greater of (I) 20% of the Maximum Credit and (II) $17,500,000;

(xiv)       other Restricted Payments if, at the time of such Restricted Payment, the Payment Conditions are satisfied before and after giving effect thereto;

(xv)       the making of any Restricted Payments for purposes of making AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and the Restricted Subsidiaries permitted under Section 6.01; and

(xvi)       to the extent constituting Restricted Payments, any Loan Party, Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.05 (other than Section 6.05(b)(i) and Section 6.05(b)(iii)(A));

provided, further, that notwithstanding anything to the contrary herein, in no event shall the Borrower or any Guarantor make Investments pursuant to this Section 6.02 or the definition of “Permitted Investments” consisting of any Intellectual Property (as defined in the Security Agreement) that is material to the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, at the time of such sale or transfer, in any Restricted Subsidiary that is not a Guarantor or in an Unrestricted Subsidiary, except for (i) any transfer (other than any transfer in connection with a financing transaction) by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Loan Party of such Intellectual Property that is related to the anticipated business activities to be conducted by such Restricted Subsidiary that is not a Loan Party (as determined by the Borrower in good faith) and (ii) granting any Restricted Subsidiary that is not a Loan Party or Unrestricted Subsidiary a non-exclusive license in such Intellectual Property in the ordinary course of business.

SECTION 6.03        Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or its Restricted Subsidiaries, (ii) make any loans or advances to the Borrower or its Restricted Subsidiaries or (iii) transfer any of its property or assets to the Borrower or its Restricted Subsidiaries (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)                 pursuant to the Loan Documents, the Term Loan Documents or any other agreement or instrument in effect at or entered into on the Closing Date and set forth on Schedule 6.03;

(b)                pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (b), if a Person other than the Borrower is the surviving entity with respect to such merger or consolidation, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such surviving entity;

(c)                 pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (a) or (b) of this Section 6.03 or this clause (c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d)                (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, or (I) pursuant to Hedging Agreements;

(e)                 with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f)                  by reason of any applicable Law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses; or

(g)                pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 6.01 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness or (B) relating to any sale of receivables by a Foreign Subsidiary.

SECTION 6.04       Limitation on Sales of Assets and Subsidiary Stock. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(a)       the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of the greater of $65.0 million and 10.0% of Consolidated EBITDA, in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(b)                in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of the greater of $97.5 million and 15.0% of Consolidated EBITDA or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash, and

(c)                 after giving effect to such Asset Disposition, the aggregate Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

For the purposes of paragraph (b) above, the following are deemed to be cash: (1) Cash Equivalents, (2) the assumption of Indebtedness, other than Indebtedness that is by its terms subordinated to the Obligations, of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness, other than Indebtedness that is by its terms subordinated to the Obligations, of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) Additional Assets and (6) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $260.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding anything to the contrary herein, in no event shall the Borrower or any Guarantor make any Asset Disposition pursuant to this Section 6.04 or make any sale, transfer or other disposition pursuant to an exclusion from the definition of “Asset Disposition” consisting of any Intellectual Property (as defined in the Security Agreement) that is material to the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, at the time of such sale or transfer, to any Restricted Subsidiary that is not a Guarantor or to an Unrestricted Subsidiary, except for (i) any such transaction that complies with the terms of Section 6.04(a) (even if such transaction is not an “Asset Disposition” and is made pursuant to an exclusion from the definition of “Asset Disposition”), Section 6.04(b) ((i) even if such transaction is not an “Asset Disposition” and is made pursuant to an exclusion from the definition of “Asset Disposition” and (ii) applying the 75% cash consideration test set forth therein regardless of the fair market value of such transaction) and Section 6.04(c) (even if such transaction is not an “Asset Disposition” and is made pursuant to an exclusion from the definition of “Asset Disposition”), (ii) any transfer (other than any transfer in connection with a financing transaction) by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Loan Party of such Intellectual Property that is related to the anticipated business activities to be conducted by such Restricted Subsidiary that is not a Loan Party (as determined by the Borrower in good faith) and (iii) granting any Restricted Subsidiary that is not a Loan Party or Unrestricted Subsidiary a non-exclusive license in such Intellectual Property in the ordinary course of business.

SECTION 6.05        Limitation on Transactions with Affiliates.

(a)                 The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of the greater of $65 million and 10% of Consolidated EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this Section 6.05(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 6.05(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)                The provisions of Section 6.05 will not apply to:

(i)       any Restricted Payment Transaction,

(ii)       (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) (x) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business and (y) the payments contemplated under clause (r) of the definition of Consolidated Net Income, (3) the payment of reasonable fees and out-of-pocket expenses to directors of the Borrower or any Parent Company or any of its Subsidiaries (as determined in good faith by the Borrower or such Subsidiary), or (4) any transaction with an officer or director in the ordinary course of business not involving more than $120,000 in any one case,

(iii)       (A) any transaction between or among any of the Borrower and one or more Restricted Subsidiaries and (B) sales of Securitization Assets in connection with any Qualified Securitization Financing with any Securitization Subsidiary,

(iv)       any transaction arising out of agreements or instruments in existence on the Closing Date and set forth on Schedule 6.05, and any payments made pursuant thereto,

(v)       any transaction in the ordinary course of business on terms not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi)       any transaction between the Borrower or any Restricted Subsidiary, on the one hand, and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity, on the other hand, if either (1) such transaction is in the ordinary course of business or (2) such transaction is approved by a majority of the Disinterested Directors,

(vii)       any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or capital contribution to the Borrower,

(viii)       [reserved],

(ix)       the issuance of Equity Interests or equity-based awards of Holdings or any direct or indirect parent thereof to any officer, director, employee or consultant of the Loan Parties or any of their Subsidiaries,

(x)       employment and severance arrangements between the Loan Parties and/or Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(xi)       the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of any Loan Party and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, and

(xii)       the issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings to any of its equity holders or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control.

SECTION 6.06       Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of this Agreement or thereafter acquired, other than Permitted Liens.

SECTION 6.07       Fundamental Changes. Neither the Borrower nor any of its respective Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)                 any Restricted Subsidiary may merge or consolidate with (i) the Borrower (including through a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary under this clause (a), a Loan Party shall be the continuing or surviving Person;

(b)                (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders and any Collateral owned by such Restricted Subsidiary that is a Loan Party remains owned by a Restricted Subsidiary that is a Loan Party following such liquidation;

(c)                 the Borrower or any Restricted Subsidiary may convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that, if the transferor in such a transaction is the Borrower or a Guarantor, then the transferee must be the Borrower or a Guarantor;

(d)                the Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.02 (including any Permitted Investment); provided that (i) in a merger or consolidation involving the Borrower, the continuing or surviving Person shall be the Borrower and (ii) in a merger or consolidation involving a Restricted Subsidiary, the continuing or surviving Person shall be the Restricted Subsidiary, and in each case the Borrower, together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 5.11;

(e)                 a merger, dissolution, liquidation, consolidation or Asset Disposition, shall be permitted if the purpose of such transaction is to effect an Asset Disposition permitted pursuant to Section 6.04 (or a disposition excluded in the definition of “Asset Disposition”);

(f)                  [reserved]; and

(g)                so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person (other than Parent or Holdings) or consummate a division or become a series of entities; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, consolidation, division or series is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement.

SECTION 6.08        Permitted Activities of Holdings.

(a)                 Holdings shall not (i) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it, other than Permitted Liens; provided that any Lien securing a Guarantee (A) shall be on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Liens securing the Indebtedness being Guaranteed, taken as a whole (as determined by the Borrower in good faith) and (B) if the Liens securing the Indebtedness being Guaranteed is subject to an Applicable Intercreditor Agreement, shall be subject to the Applicable Intercreditor Agreement, as the case may be or (ii) engage in any business activity or own any material assets other than (A) holding 100.0% of the Capital Stock of the Borrower, (B) performing its obligations under the Loan Documents, the Term Loan Agreement (including the granting of Liens) and its Guarantees permitted hereunder or its obligations under any Guarantee of Indebtedness or other obligation otherwise permitted hereunder, (C) issuing its own Capital Stock, (D) filing tax reports and paying taxes in the ordinary course (and contesting any taxes); (E) preparing reports to Governmental Authorities; (F) holding director and shareholder meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Law; (G) holding cash and other assets received in connection with Restricted Payments made by the Borrower and its Subsidiaries or contributions to, or proceeds from the issuance of, issuances of Capital Stock of Holdings, in each case, pending the application thereof in a manner not prohibited by this Agreement; (H) providing indemnification for its officers, directors and members of management; (I) participating in tax, accounting and other administrative matters; (J) [reserved]; and (K) activities incidental or related to, or extensions of, the foregoing or otherwise approved by the Required Lenders; and

(b)                Holdings may merge or consolidate with or liquidate into its direct parent company (including a merger, the purpose of which is to reorganize any such Person into a new jurisdiction); provided that (x) if the merger or consolidation involves the Parent, the Parent shall be the continuing or surviving Person and if such Person involves a Loan Party then the continuing or surviving Person shall be a Loan Party, (y) if the merger or consolidation involves the direct holder of the Capital Stock of the Borrower, the continuing or surviving Person shall become the direct holder of the Capital Stock of the Borrower (and shall constitute “Holdings” for all purposes under the Loan Documents), and (z) such merger or consolidation does not result in such Person ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia; provided that, notwithstanding, anything to the contrary contained in this Section 6.08(b), there shall at all times be at least one intermediate holding company that (i) is directly, or indirectly, owned by the Parent (or any successor entity) and (ii) directly holds the Capital Stock of the Borrower (or any permitted successor entity).

SECTION 6.09       Change in Nature of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business or any other activities reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

SECTION 6.10       Accounting Changes. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any change in its Fiscal Year, Fiscal Quarter or fiscal month (other than those occurring as a result of date changes due to a 4-4-5 retail calendar) without the consent of the Administrative Agent (which shall not be unreasonably withheld).

SECTION 6.11       Amendments of Indebtedness, Etc.. The Borrower:

(a)                 will not, and will not permit any Restricted Subsidiary to, amend, modify or alter (i) the subordination provisions of any Junior Financing Documentation (and the component definitions as used therein), or (ii) any other term or condition of any Junior Financing Documentation, in the case of this clause (ii), in a manner materially adverse to the interests of the Administrative Agent or the Lenders; and

(b)                will not, and will not permit any Restricted Subsidiary to, amend, modify or alter its respective Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that the Borrower may, without the prior consent of the Administrative Agent or any other Person, effect a change to its organizational form.

SECTION 6.12         Minimum Fixed Charge Coverage Ratio. During a Covenant Testing Period, the Fixed Charge Coverage Ratio of Holdings, the Borrower and its Restricted Subsidiaries (on a consolidated basis) on the last day of the most recent Fiscal Quarter commencing the Covenant Testing Period and continuing on each subsequent Test Period during the Covenant Testing Period, as applicable, shall be not less than 1.00 to 1.00 and the Borrower shall immediately deliver to the Administrative Agent a certificate of a Financial Officer setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio upon the occurrence of any Covenant Testing Period.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

SECTION 7.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)                  Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                 Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of:

(i)       Section 5.03(a)(i);

(ii)       Section 5.05(a) (solely with respect to the Borrower);

(iii)       Section 5.16 (if, during the continuation of any Cash Dominion Period, the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 5.16);

(iv)       Section 5.17(a), (b) or (e), as applicable, and in either case such failure continues for five (5) Business Days after receipt by the Borrower of written notice thereof from the Administrative Agent;

(v)       Article VI; provided, that any failure to comply with Section 6.12 shall be subject to cure to the extent provided in Section 7.04; or

(c)                 Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or Section 7.01(b) above) and, for the purpose of clarity, including any failure to perform or observe any covenant or agreement contained in Section 5.16 (other than during the continuation of any Cash Dominion Period) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Required Lenders; or

(d)                Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                 Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of obligations pursuant to Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements having as the then current “unwind” or termination amount exceeding the Threshold Amount), the effect of which default or other event is to cause, or, after the expiration of any applicable grace or cure period therefor, to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that the preceding subclause (ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (2) Indebtedness that upon the happening of any such default or event automatically converts into Capital Stock (other than Disqualified Stock) of the Borrower or any Parent Company in accordance with its terms; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 7.02; or

(f)                  Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries that are Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                  Inability to Pay Debts; Attachment. (i) Any Loan Party or any of the Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)                 Judgments. There is entered against any Loan Party or any of the Restricted Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of forty-five (45) consecutive days; or

(i)                   ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(j)                    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder, including as a result of a transaction permitted under Section 6.04 or Section 6.07) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or any Lien created under any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(k)                 Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 3.01, Section 5.11 or Section 5.13 of this Agreement shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 6.04 or Section 6.07) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents, the Intercreditor Agreement, or any other Applicable Intercreditor Agreement (if then in effect) (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.06, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent (i) to maintain possession of certificates or notes actually delivered to it representing securities or instruments pledged under the Collateral Documents, or (ii) to file Uniform Commercial Code continuation statements in the applicable filing offices properly notified by the relevant Loan Party; or

(l)                   Change of Control. A Change of Control shall occur; or

(m)                Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Obligations, if applicable;

provided that, solely for the purpose of determining whether a Default or an Event of Default has occurred under Section 7.01(f), (g) or (h), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that, as of the last day of the most recent completed Fiscal Quarter of the Borrower, constitutes an Immaterial Subsidiary.

SECTION 7.02        Remedies Upon Event of Default.

(a)                  If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders take any or all of the following actions:

(i)       declare the Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)       require that the Borrower Cash Collateralize the Letter of Credit Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)       exercise (or direct the Collateral Agent to exercise) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Guarantor under the Bankruptcy Code of the United States, the Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)                Without limitation of the rights of the Agents or Secured Parties under Section 5.16, the Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that during the continuance of an Event of Default, and notwithstanding Section 2.16(f) but subject to the terms of the Intercreditor Agreement, the Administrative Agent or Collateral Agent may in its sole discretion, and, upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to Section 7.02(a), deliver a notice to each Approved Account Bank instructing them to cease complying with any instructions from any Loan Party and to transfer all funds therein to the Administrative Agent and the Administrative Agent shall apply all payments in respect of any Obligations and all funds on deposit in the Concentration Account and all other proceeds of Collateral in the order specified in Section 7.03 hereof.

(c)                 Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are the failure to comply with Section 6.12 with respect to the Test Period most recently ended, then the Administrative Agent may not take any of the actions set forth in subclauses (i), (ii), (iii) and (iv) of Section 7.02(a) during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 7.04.

SECTION 7.03          Application of Funds. Except as may be otherwise provided in any applicable Incremental Amendment with respect to Obligations under the applicable Revolving Commitment Increase or any Extension Amendment with respect to Obligations under Extended Revolving Credit Commitments in accordance with Section 2.18, after the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.02) any amounts received on account of the Obligations shall, subject to the terms of the Intercreditor Agreement, be applied by the Administrative Agent in the following order:

First, ratably, pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent, or any Issuer from the Borrower (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Second, ratably, to pay any fees or expense reimbursements then due to the Revolving Credit Lenders from the Borrower (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Third, to pay interest due and payable in respect of any Loans (including any Swing Loans) and any Protective Advances, ratably;

Fourth, to pay the principal of the Protective Advances;

Fifth, to pay the principal of Swing Loans;

Sixth, ratably to pay (i) principal on the Loans (other than the Protective Advances) and unreimbursed Letter of Credit Borrowings, (ii) an amount to the Administrative Agent equal to 101% of the Letter of Credit Obligations on such date, to be held in the Concentration Account as cash collateral for such Obligations, (iii) to pay any amounts owing with respect to Obligations in respect of Secured Hedge Agreements (other than Specified Secured Hedge Obligations) to the extent of Availability Reserves established for any such Secured Hedge Agreements prior to payment under this Section 7.03, ratably, and (iv) to pay any amounts owing with respect to Cash Management Obligations to the extent of Availability Reserves established for any such Cash Management Obligations prior to payment under this Section 7.03, ratably;

Seventh, to pay any amounts owing with respect to unpaid Cash Management Obligations and unpaid Obligations under Secured Hedge Agreements (other than Specified Secured Hedge Obligations), ratably;

Eighth, to the payment of any other Obligation (other than Specified Secured Hedge Obligations) due to the Administrative Agent, Collateral Agent or any Lender by the Borrower;

Ninth, to pay any amounts owing with respect to unpaid Obligations constituting Specified Secured Hedge Obligations, ratably;

Tenth, as provided for under the Intercreditor Agreement; and

Eleventh, after all of the Obligations have been paid in full, to the Borrower or as the Borrower shall direct or as otherwise required by Law.

Subject to Sections 2.21, 2.22, 5.16 and 7.05, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired with no pending drawings, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any specific level of the waterfall in clauses First through Eleventh above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s, Collateral Agent’s, and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses. Except as may be otherwise provided in Section 9.01, the order of priority set forth in clauses First through Ninth above may at any time and from time to time be changed by the agreement of all Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. Except as may be otherwise provided in Section 9.01, the order of priority set forth in clauses First through Tenth above may be changed only with the prior written consent of the Administrative Agent in addition to that of all Lenders.

SECTION 7.04         Company’s Right to Cure.

(a)                 Notwithstanding anything to the contrary contained in Section 7.01, in the event of any Event of Default under Section 6.12 and until the expiration of the fifteenth (15th) Business Day after the date on which the Fixed Charge Coverage Ratio calculation would be required to be delivered pursuant to Section 5.02(a) or Section 6.12 (such date, the “Cure Expiration Date”), following delivery of a Notice of Intent to Cure in accordance herewith, the Borrower may designate any portion of the Net Proceeds of any issuance of common Equity Interests of Parent that is contributed to the Borrower as a cash capital contribution or of any cash capital contribution to the common equity of Parent that is contributed to Borrower as a cash capital contribution, in each case, which issuance and contribution occurs after the end of the most recently ended Fiscal Quarter for which the Fixed Charge Coverage Ratio calculation would be required to be delivered pursuant to Section 5.02(a) and before the Cure Expiration Date as an increase to Consolidated EBITDA with respect to such applicable quarter; provided that all such Net Proceeds to be so designated (i) are actually received by the Borrower as cash common equity contributions (including through capital contribution of such Net Proceeds to the Borrower) that is contributed after the end of the most recently ended Fiscal Quarter for which the Fixed Charge Coverage Ratio calculation would be required to be delivered pursuant to Section 5.02(a) and before the Cure Expiration Date and (ii) the aggregate amount of such Net Proceeds or cash capital contribution that are so designated shall not exceed 100% of the aggregate amount necessary to cure such Event of Default under Section 6.12 for any applicable period.

(b)                Upon receipt by the Borrower of any such designated Net Proceeds or cash capital contribution (the “Cure Amount”) in accordance with this Section 7.04, Consolidated EBITDA for any period of calculation which includes the last Fiscal Quarter of the Test Period ending immediately prior to the date on which such Cure Amount was received shall be increased, solely for the purpose of calculating any financial ratio set forth in Section 6.12, by an amount equal to the Cure Amount. The resulting increase to Consolidated EBITDA and any reduction in Indebtedness, if applicable, from designation of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the financial ratio set forth in Section 6.12 and for additional clarification shall not adjust the calculation of Consolidated EBITDA for purposes of determining the Fixed Charge Coverage Ratio (other than for purposes of actual compliance with Section 6.12 as of the end of any applicable Test Period).

(c)                 If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 6.12, the Borrower shall be deemed to have satisfied the requirements of Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach or default of Section 6.12 shall be deemed cured for this purpose of the Agreement.

(d)                In each period of four Fiscal Quarters, there shall be at least two (2) Fiscal Quarters for which Consolidated EBITDA is not increased by exercise of a cure pursuant to Section 7.04(a). The Notice of Intent to Cure shall be exercised no more than five times over the term of this Agreement. For the avoidance of doubt, after the delivery of a Notice of Intent to Cure, no new Credit Extensions shall be permitted until such time as the Cure Amount is received.

SECTION 7.05         Actions in Respect of Letters of Credit; Cash Collateral.

(a)                 At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in the Concentration Account to Cash Collateralize Letter of Credit Obligations shall be less than 101% of the Letter of Credit Obligations and (iii) as may be required by Section 2.09 or Section 2.22, the Borrower shall pay to the Administrative Agent in Same Day Funds at the Administrative Agent’s office referred to in Section 9.01(B), for deposit in the Concentration Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Concentration Account counts equals or exceeds 101% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.09. The Administrative Agent may, from time to time after funds are deposited in the Concentration Account, apply funds then held in the Concentration Account to the payment of any amounts, in accordance with Section 2.09 and Section 7.02(b), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(b)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 7.05 or Sections 2.09, 2.12, 2.21, 2.22 or 7.02 in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(c)       Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 9.06(n)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 7.05 may be otherwise applied in accordance with Section 7.03), and (y) the Person providing Cash Collateral and the applicable Issuer or Swing Loan Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE VIII

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 8.01         Appointment and Authorization of Agents.

(a)       Each Lender and each Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, Issuer or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between or among independent contracting parties.

(b)       The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing (subject to any Applicable Intercreditor Agreement) any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection therewith, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII (including, Section 8.07, as though such co- agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)       The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it was not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it was not the Administrative Agent hereunder.

SECTION 8.02        Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, or such other sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct in such selection (as determined in the final judgment of a court of competent jurisdiction).

SECTION 8.03        Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender, Issuer or Participant for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender, Issuer or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents the value or sufficiency of the Collateral, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder (including the performance or observance of any of the covenants or the satisfaction of conditions set forth in Article III, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent). No Agent-Related Person shall be under any obligation to any Lender, Issuer or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 8.04         Reliance by Agents.

(a)       Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders, the Supermajority Lenders (if applicable), the Issuers (if applicable) or such greater number of Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and the Issuers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders, the Supermajority Lenders (if applicable) or the Issuers (if applicable) (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)       For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent and the Borrower shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 8.05         Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender, Issuer or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders and the Issuers of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 8.06        Credit Decision; Disclosure of Information by Agents. Each Lender and Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders and/or the Issuers by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 8.07         Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own bad faith, gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders, the Supermajority Lenders (if applicable) or the Issuers (if applicable) (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share (based on such Lender’s Pro Rata Share of all Facilities) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertakings in this Section 8.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 8.08        Agents in their Individual Capacities. Barclays Bank PLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Barclays Bank PLC was not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Barclays Bank PLC or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Barclays Bank PLC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it was not the Administrative Agent, and the terms “Lender” and “Lenders” include Barclays Bank PLC in its individual capacity.

Each Lender and Issuer acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender and their respective Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender and their respective Agent-Related Persons and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 8.09         Successor Agents.

(a)       Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent of the Borrower, to appoint a successor agent, which in no event shall be a Disqualified Lender, provided that the consent of the Borrower shall not be required if an Event of Default under Sections 7.01(a), (f) or (g) has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII and Section 9.03 and Section 9.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Notwithstanding anything in this Section 8.09 to the contrary, no successor agent shall be a Disqualified Lender at the time it becomes the Administrative Agent.

(b)       Any resignation by Barclays as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Loan Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Barclays, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

SECTION 8.10         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Section 2.12 and Section 9.03) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.11        Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuers irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that:

(a)                 that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Obligations and (y) contingent indemnification and expense obligations not yet accrued and payable) and the expiration with no pending drawings or termination of all Letters of Credit (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuer), (ii) at the time the property subject to such Lien is transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Holdings, the Borrower or any Subsidiary Guarantor, (iii) subject to Section 9.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guaranty pursuant to clause (c) below, (v) if such property constitutes or becomes Excluded Assets as a result of an occurrence not prohibited hereunder; provided that, in the case of any Equity Interests that become Excluded Assets solely as a result of the issuer of such Equity Interests becoming a non-wholly owned Subsidiary, any Lien on such Equity Interests shall only be released under this Agreement or the other applicable Loan Documents if such Subsidiary became a non-wholly owned Subsidiary pursuant to a transaction in which such Subsidiary becomes a joint venture for bona fide business purposes (other than financing purposes) with respect to which the applicable joint venture partner is not Holdings or an Affiliate of Holdings or (vi) as required pursuant to the terms of any Applicable Intercreditor Agreement;

(b)                to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted pursuant to clause (c), (d), (h), (m), (n) (other than any Lien on the Capital Stock of any Loan Party), (p) (other than clause (5) thereof) (which, in the case of this clause (p), shall be limited to subordination only, and, in the case of clause (p)(1) thereof, only to the extent such Lien has priority as a matter of law over the Liens securing the Secured Obligations) (u) (which, in the case of this clause (u), shall be limited to subordination only), (v) or (o) (solely, with respect to this clause (o), in respect of the foregoing and limited to subordination only to the extent the relevant foregoing clause was limited to subordination only) of the definition of “Permitted Liens”; and

(c)       any Guarantor shall be automatically released from its obligations under the Guaranty (i) in the case of a Restricted Subsidiary that is a Guarantor, if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (including as a result of a Restricted Subsidiary that is a Subsidiary Guarantor being designated as an Unrestricted Subsidiary) or (ii) in the case of Holdings or any other Guarantor, upon the happening of the events described in clause (a)(i) above; provided that, in the case of each of clauses (i) and (ii), (x) no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Subordinated Obligations, the Term Loan Agreement, any Incremental Equivalent Debt or any other Indebtedness (other than Loans) in excess of the Threshold Amount and Refinancing Debt in respect of any of the foregoing and (y) in the case of any such Guarantor that becomes an Excluded Subsidiary solely as a result of becoming a non-wholly owned Subsidiary, such Guarantor shall only be released from its obligations under this Agreement or the other applicable Loan Documents if such Restricted Subsidiary became a non-wholly owned Subsidiary pursuant to a transaction in which such Restricted Subsidiary becomes a joint venture for bona fide business purposes (other than financing purposes) with respect to which the applicable joint venture partner is not Holdings or an Affiliate of Holdings.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required under Section 9.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.11.

The parties hereto acknowledge and agree that the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 8.11 (including as to its authority hereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and the Collateral Agent by the Loan Parties upon request.

SECTION 8.12         Other Agents; Arrangers and Managers. None of the Lenders, Issuers or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders, Issuers or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders, Issuers or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.13         Appointment of Supplemental Administrative Agents.

(a)                 It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint one or more additional individuals or institutions selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and collectively, as “Supplemental Administrative Agents”); provided that no Supplemental Administrative Agent shall be a Disqualified Lender at the time it becomes a Supplemental Administrative Agent.

(b)                In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent and (ii) the provisions of this Article VIII and of Section 9.03 and Section 9.04 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)                 Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 8.14         Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.15         Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)       the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)       The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.16         Erroneous Payments.

(a)                 Each Lender (and each Participant, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section 8.16 shall be conclusive, absent manifest error.

(b)                Without limitation of clause (a) of this Section 8.16, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date, different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, such Payment Recipient understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment.

Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)                 Any Payment required to be returned by a Payment Recipient under this Section 8.16 shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)                The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

SECTION 8.17         Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any Governmental Body asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 2.15) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.17. The agreements in this Section 8.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

SECTION 8.18         Secured Cash Management Agreements and Secured Hedge Agreements.

(a)                 Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

(b)                Each Secured Party hereby agrees (i) that, after the occurrence and during the continuance of a Cash Dominion Period (and thereafter at such frequency as the Administrative Agent may reasonably request in writing), it will provide to the Administrative Agent, promptly upon the written request of the Administrative Agent, a summary of all Obligations owing to it under this Agreement and (ii) that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent, a Lender or an Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to Agent) this Article VIII and Sections 2.15(b), 9.03, 9.04, 9.05, 9.07, 9.09, 9.18 and 9.19, and the decisions and actions of any Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing clause (ii), (x) such Secured Party shall be bound by Sections 9.03 and 9.04 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (y) each of Agents, the Lenders and the Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (z) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01        Amendments, Notices, Etc.. (A) Except as otherwise set forth in this Agreement (including Sections 2.11, 2.18 and 2.19), no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a)                 extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)                postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or Section 2.10 without the written consent of each Lender directly and adversely affected thereby but without requiring the consent of the Required Lenders, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment or offer to purchase the Loans or the waiver of any obligation of the Borrower to pay interest at the Default Rate, in each case, shall not constitute a postponement of any date scheduled for the payment of principal or interest, and it further being understood that any change to the definitions of “Average Historical Excess Availability” or “Average Revolving Loan Utilization” or, in each case, the component definitions thereof shall not constitute a reduction in any amount of interest or fees;

(c)                 reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing, or (subject to the first “provided, further,” of this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby but without requiring the consent of the Required Lenders (it being understood that any change to the definitions of “Excess Availability” or “Average Revolving Loan Utilization” or, in each case, the component definitions thereof shall not constitute a reduction in the rate of interest or fees), provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)                change any provision of Section 9.01(a) through (h), the definition of “Required Lenders,” “Required Facility Lenders,” “Pro Rata Share,” “Supermajority Lenders” or the last sentence of Section 2.06, Section 2.16(b), Section 2.16(c) and any other provision of this Agreement requiring the ratable sharing of payments, or Section 7.03 without the written consent of each Lender directly and adversely affected thereby but without requiring the consent of the Required Lenders;

(e)                 change the definition of the term “Borrowing Base” or any component definition thereof, but excluding the definition of “Eligible Accounts Advance Rate,” “Credit Card Advance Rate,” “In-Transit Advance Rate” or “Inventory Advance Rate”, in each case the amendment or modifications of which shall be subject to clause (i) below, if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves, Inventory Reserves or Shrink Reserves without the consent of any Lenders;

(f)                  other than in connection with a transaction permitted under Section 6.04 or Section 6.07, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)                other than in connection with a transaction permitted under Section 6.04 or Section 6.07, release all or substantially all of the aggregate value of the Guaranties, without the written consent of each Lender;

(h)       amend, waive or otherwise modify any term or provision which directly affects Lenders of one or more Facilities and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable affected Facility (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); or

(i)       increase the numerical percentage contained in Eligible Accounts Advance Rate, Credit Card Advance Rate, In-Transit Advance Rate or Inventory Advance Rate, without the written consent of each Lender; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves, Inventory Reserves or Shrink Reserves without the consent of any Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (including in its capacity as Collateral Agent), (ii) no amendment, waiver or consent shall, unless in writing and signed by each Issuer in addition to the Lenders required above, affect the rights or duties of an Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above, affect the rights or duties of the Swing Loan Lender under this Agreement. Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 9.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

No Lender consent is required to enter into or effect an amendment, modification, joinder or supplement to the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (a) that is for the purpose of adding the holders of secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 6.01 and so secured under Section 6.06 (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (b) to the extent not in conflict with, and permitted by, this Agreement, enter into or effect any amendment, modification, joinder or supplement thereto that is expressly contemplated by the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. In addition, no Lender consent is required for the Administrative Agent and the Collateral Agent to enter into any Applicable Intercreditor Agreement.

Notwithstanding anything to the contrary contained in this Section 9.01, guarantees, collateral security documents and related documents executed by any Guarantor in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes, typographical errors or other defects as set forth in the paragraph below and (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect (including as a result of a change in the Borrower’s Fiscal Year, Fiscal Quarter or fiscal month) in any provision of this Agreement or any other Loan Document, then, notwithstanding anything to the contrary in this Section 9.01, the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement the Loan Documents to cure such ambiguity, omission, mistake, typographical error or other defect, as the case may be, and such amendment shall become effective without any further action or consent of any other party to this Agreement, in each case under this paragraph, so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders objecting to such amendment.

(B)           (a) General Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by electronic mail or facsimile transmission). Subject to Section 9.01(b), all such written notices shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to  the applicable telephone number (and, in the case of any such notice or communication to the Administrative Agent, shall be confirmed promptly by delivery or email to the Administrative Agent of a written notice or communication, as the case may be), as follows:

(i)       if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01(b) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)       if to any Lender or Issuer, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01(B), shall be effective as provided in such paragraph. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Electronic Communications. Notices and other communications to the Lenders and Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)               Electronic Systems. (i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (an “Electronic System”); and (ii) any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuer or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Loan Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

(d)                Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person, each Issuer and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of bad faith, gross negligence or willful misconduct by such Person in reliance thereon. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)                 Disqualified Lenders. The Administrative Agent shall (A) not post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on any Electronic System and (B) be permitted to provide in writing (including by email) to any requesting Lender the list of Persons designated as Disqualified Lenders.

SECTION 9.02            No Waiver; Cumulative Remedies. No failure by any Lender, any Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 9.03            Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred (promptly following written demand therefor, together with reasonable backup documentation supporting such reimbursement request to the extent such backup documentation is requested by the Borrower) in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one firm of counsel and a single firm of local counsel in any other relevant jurisdiction (but excluding all other Attorney Costs); provided, however, that the Arrangers and the Administrative Agent shall not be entitled to reimbursement for fees and expenses of any other third party advisor that the Administrative Agent or the Arrangers have engaged without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers, each Issuer and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), and including all Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. The agreements in this Section 9.03 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 9.03 shall be paid reasonably promptly after receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion after reasonable notice thereof has been given to the Borrower.

SECTION 9.04            Indemnification by the Borrower; Limitation of Liability; Settlement.

(a)       Indemnification. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, each Issuer and their respective Affiliates, directors, officers, employees, agents, trustees, advisors and representatives (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs and related reasonable and documented out-of-pocket expenses (including Attorney Costs, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel to all Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel to the Indemnitees taken as a whole in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and solely in the case of an actual or reasonably perceived conflict of interest to the extent such Indemnitee has notified the Borrower in writing of such conflict and thereafter retained its own counsel, one additional firm of counsel to each group of similarly situated affected Indemnitees and, if applicable, one additional firm of local counsel in each relevant jurisdiction for such affected group of Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or any related transaction, (b) any Commitment, Loan, Letter of Credit or the use or proposed use of the proceeds therefrom (including (i) any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit and (ii) the syndication and establishment of each Facility and the use of proceeds thereof), (c) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether such Indemnified Liabilities are brought by the Borrower, the Borrower’s equity holders, affiliates, creditors or any other person; provided that such indemnity shall not, as to any Indemnitee, apply to such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs and related reasonable and documented out-of-pocket expenses, (x) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) to the extent not resulting from an act or omission by the Borrower or any of its affiliates and that have been brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent or any other Agent or Arranger in its capacity or in fulfilling its role as an arranger or agent or any similar role under this Agreement) or (z) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from a material breach of the obligations or agreements of such Indemnitee under this Agreement or the other Loan Documents (other than any claims against the Administrative Agent or any other Agent or Arranger in its capacity or in fulfilling its role as an arranger or agent or any similar role under this Agreement or the other Loan Documents.) In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 9.04 shall be paid within twenty (20) Business Days after written demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund or return such amount to the extent that there is a final, non-appealable judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 9.04. The agreements in this Section 9.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender or any Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 9.04(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)       Limitation of Liability. No Agent-Related Person, Lender, Issuer or their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors, auditors, representatives and attorneys-in-fact (each, a “Lender-Related Person”) or any Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third-party claim in connection with which any Lender-Related Person is entitled to indemnification hereunder.

(c)       Settlement. The Borrower shall not be liable for any settlement of any Proceeding if the amount of such settlement was effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a final, non-appealable judgment for the plaintiff in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the terms of the preceding paragraph. The entering into of any such settlement or compromise or consent without the Borrower’s prior written consent (unless the withholding of such consent by the Borrower requested by such Indemnitee shall have been unreasonable, as determined by the final judgment of a court of competent jurisdiction) shall constitute a waiver by such Indemnitee of its rights of indemnification hereunder in respect of such matter. Conversely, the Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed (provided that it shall not be unreasonable to withhold consent if the conditions set forth in (a) and (b) immediately below are not satisfied)), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault or culpability by or on behalf of any Indemnitee.

SECTION 9.05            Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.

SECTION 9.06            Successors and Assigns.

(a)             The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as set forth in Section 6.07(d) and Section 6.07(g)) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee and, in accordance with Section 9.06(j), to the Borrower, (ii) by way of participation in accordance with the provisions of Section 9.06(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(g) (and any other attempted assignment or transfer by any party hereto shall be prohibited). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.06(e) and, to the extent expressly contemplated hereby, the Indemnitees and Lender-Related Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than Defaulting Lenders or Disqualified Lenders) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Obligations and in Swing Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)               the Borrower, unless (1) other than with respect to any proposed assignment to any Person that is a Disqualified Lender, an Event of Default under Section 7.01(a) or, solely with respect to the Borrower or any Guarantor, Section 7.01(f) or (g), has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, other than with respect to any proposed assignment to any Person that is a Disqualified Lender as shown on a list available to the assigning Lender upon request prior to the execution of the Assignment and Assumption Agreement, the Borrower shall be deemed to have consented to any such assignment of the Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof or (3) in connection with the exercise of purchase rights under Section 5.07 of the Intercreditor Agreement;

(B)               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or a portion of the Loans pursuant to Section 9.06(j) or (iii) to an Agent or an Affiliate of an Agent;

(C)               the Issuers, for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)               the consent of the Swing Loan Lender.

(ii)	Assignments shall be subject to the following additional conditions:

(A)               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion;

(C)               the Assignee, if it shall not be a Lender as of the Closing Date, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Loan Lender’s rights and obligations in respect of Swing Loans.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitments on a non-pro rata basis.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Sections 9.06(b) and (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(e).

(c)               Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.06(d), from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15, 9.03 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Revolving Credit Note (if any), the Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender.

(d)                The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsection (j) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and Letter of Credit Obligations owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e)                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of its Affiliates or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents and that such Participant will be bound by the terms of clause (m) below; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that directly affects such Participant. Subject to Section 9.06(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.06(b) (subject to the obligations and limitations thereof and Section 2.17, it being understood that any documentation required by Section 2.15(f) or (g) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation or has a Loan funded by an SPC shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPC and the principal amounts (and stated interest) of each Participant’s or SPC’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and proposed Section 1.153-5(b) (and, in each case, any amended or successor version) or (y) upon request of the Borrower, to confirm no Participant or SPC of such Lender is a Disqualified Lender or a natural Person (and which obligation pursuant to this clause (y) may, at the option of the relevant Lender, be satisfied by such Lender confirming to the Borrower that no Participant or SPC of such Lender is a Disqualified Lender or a natural person rather than disclosing the applicable Participant Register). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation (in the case of a Participant) or interest in such Loan (in the case of an SPC) for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)                  A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)                Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary in this Error! Reference source not found., any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This Error! Reference source not found. may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

(i)             Notwithstanding anything to the contrary contained herein, (1) any Lender, without the consent of the Borrower or the Administrative Agent, may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Revolving Credit Note, if any, held by it and (2) any Lender that is a Fund, without the consent of the Borrower or the Administrative Agent, may create a security interest in all or any portion of the Loans owing to it and the Revolving Credit Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that (i) such trustee is not a Disqualified Lender and (ii) unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.06, (x) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (y) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)             No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person or (D) to any Disqualified Lender.

(k)            [Reserved].

(l)             Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption Agreement or participation agreement, as applicable, that such assignee or purchaser is an Eligible Assignee. The Administrative Agent, in its capacity as Administrative Agent, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Lender; provided that, upon request by the Borrower with respect to a specific Disqualified Lender or DQ Lender Affiliate, the Administrative Agent will remove such Person’s access to the Platform and update the Register to the extent necessary to reflect an assignment or termination of the Loans of such Person.

(m)            Any assignment or participation of a Loan or Commitment by a Lender without the Borrower’s written consent to a Disqualified Lender, after the effectiveness of the applicable supplement to the Disqualified Lender list, shall be prohibited, and, in the event that any Disqualified Lender or DQ Lender Affiliate becomes a Lender or a Participant hereunder, (i) the Borrower may, at its own expense, (x) terminate any Commitment of such Person and prepay any applicable outstanding Loans, (y) purchase any Commitments held by such Person at a price equal to the lesser of (I) par and (II) the amount such Person paid to acquire such Commitments (plus accrued interest, fees and other amounts but without premium, penalty, prepayment fee or breakage) and/or (z) require such Person (or the Person who granted the relevant participation interest) to assign its rights and obligations (free and clear of such participation interest, if applicable) to one or more Eligible Assignees (subject to the consent of such Eligible Assignee) at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption Agreement (or other transfer documentation relating to such participation interest) reflecting such assignment within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement (or other transfer documentation relating to such participation interest) to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption Agreement (or other transfer documentation relating to such participation interest) without any action on its part, (ii) no such Person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (iii) for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender”, a “Supermajority Lender” or Class votes or consents, (iv) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (iii) above) so approves and (v) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to the Disqualified Lender or DQ Lender Affiliate and not to any assignee of such Person that becomes a Lender so long as such assignee becomes an assignee in accordance with the provisions of this Section 9.06.

(n)             In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(o)            Notwithstanding anything to the contrary contained herein, any Issuer may resign as Issuer at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower, and any Swing Loan Lender may resign as Swing Loan Lender at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. In the event of any such resignation as Issuer or Swing Loan Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuer or Swing Loan Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Barclays or the applicable Issuer as Issuer or (as applicable) Swing Loan Lender, as the case may be. If Barclays or the applicable Issuer resigns as Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 2.21). If Barclays resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.20. Upon the appointment of a successor Issuer and/or Swing Loan Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Loan Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Barclays or the applicable Issuer to effectively assume the obligations of Barclays or the applicable Issuer with respect to such Letters of Credit.

SECTION 9.07             Confidentiality. Each of the Agents, the Issuers and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that, with respect to such disclosures under clauses (b) and (c) (other than Information required by a regulator in the course of such regulator’s examination or inspection), such Agent or Lender, as the case may be, shall, if practical and not prohibited by Law, notify the Borrower of any request by any Governmental Authority or any requirement of applicable Law, regulation, subpoena or similar legal process prior to the disclosure of any Information so as to permit the Borrower to obtain an injunction with respect to such disclosure; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.07 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 9.06(g), counterparty to a Hedging Agreement or Cash Management Agreement, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.07; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); and (j) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents, the Issuers and the Lenders may disclose the existence of this Agreement or any other Loan Document and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Issuers and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section 9.07, “Information” means all information received from the Borrower relating to Holdings or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis for the purpose of verifying whether such Person is a Disqualified Lender.

SECTION 9.08             Material Non-Public Information.

EACH LENDER AND ISSUER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.07 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.09             Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by Holdings and the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 9.10             Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.11             Counterparts, Electronic Execution.

(a)              This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, each of the Issuers and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Issuer or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent, each of the Issuers and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.12             Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 9.13             Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent, each Issuer and each Lender, regardless of any investigation made by any Agent, any Issuer or any Lender or on their behalf and notwithstanding that any Agent, any Issuer or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements or Cash Management Agreements or contingent indemnification and expense obligations, in any such case, not then due and payable) or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuer).

SECTION 9.14             Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.15             GOVERNING LAW.

(a)                 THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)                ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT, EACH ISSUER AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS; PROVIDED THAT (I) A FINAL JUDGMENT IN ANY SUCH LEGAL ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW, (II) WITH RESPECT TO COLLATERAL, NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ARRANGERS, THE AGENTS, THE ISSUERS OR THE LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS ASSETS IN THE COURTS OF ANY JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED OR IN THE COURTS OF ANY JURISDICTION WHOSE LAW GOVERNS THE RELEVANT COLLATERAL DOCUMENT; PROVIDED, HOWEVER, ANY LOAN PARTY SHALL BE PERMITTED TO RESPOND AND OTHERWISE APPEAR IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER, EACH AGENT, EACH ISSUER AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION, IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 9.16             WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 9.17             Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have been notified by each Lender, Swing Loan Lender and each Issuer that each such Lender, Swing Loan Lender and Issuer has executed it and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Agent and each Lender and their respective successors and permitted assigns.

SECTION 9.18             Lender Action. Each Lender agrees that it shall not individually (unless such Lender individually constitutes the Required Lenders) take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party or to enforce any Guarantees of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof or by the Required Lenders. For the avoidance of doubt, this sentence may be enforced against any Secured Party by the Required Lenders, any Agent or the Borrower (or any other Loan Party) and each Secured Party expressly acknowledges that this sentence shall be available as a defense of the Borrower (or any other Loan Party) in any such action, proceeding or remedial procedure. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the foregoing provisions.

SECTION 9.19             No Fiduciary Duty, Etc.. Holdings and the Borrower acknowledge and agree, and acknowledge their subsidiaries’ understanding, that no Agent or Lender will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Agent and Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Loan Parties or any other person. Each Loan Party agrees that it will not assert any claim against any Agent or Lender based on an alleged breach of fiduciary duty by such Agent or Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, Holdings and the Borrower acknowledge and agree that no Agent or Lender is advising any Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each of Holdings, the Borrower and the other Loan Parties shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Agent or Lender shall have any responsibility or liability to any Loan Party with respect thereto.

Holdings and the Borrower further acknowledge and agree, and acknowledge their subsidiaries’ understanding, that each Agent and Lender is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Agent or Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Holdings or the Borrower and other companies with which Holdings or the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent or Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, Holdings and the Borrower acknowledge and agree, and acknowledge their subsidiaries’ understanding, that each Agent and Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Holdings, the Borrower or their subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Agent or Lender will use confidential information obtained from any Loan Party by virtue of the transactions contemplated by the Loan Documents or its other relationships with any Loan Party in connection with the performance by such Agent or Lender of services for other companies, and no Agent or Lender will furnish any such information to other companies. Holdings and the Borrower also acknowledge, and acknowledge their subsidiaries’ understanding, that no Agent or Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.

SECTION 9.20             USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements (to the extent applicable) of the Patriot Act and/or the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance (to the extent applicable) with the Patriot Act and/or the Beneficial Ownership Regulation, as applicable.

SECTION 9.21             Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                 the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.22             Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.23              Liens on Collateral; Terms of Intercreditor Agreement; Etc..

(a)                 Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to the Collateral Documents, and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control. Each Lender authorizes and instructs the Collateral Agent and the Administrative Agent to enter into any Applicable Intercreditor Agreement on behalf of such Lender, and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of such Applicable Intercreditor Agreement, as the case may be.

(b)                REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (a) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (b) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “ABL ADMINISTRATIVE AGENT” AND ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 9.23 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MATTRESS FIRM, INC.

By:	/s/ Maarten Jager
Name:	Maarten Jager
Title:	Chief Financial Officer

MATTRESS HOLDING CORP.

By:	/s/ Maarten Jager
Name:	Maarten Jager
Title:	Vice President and Treasurer

[Signature page to ABL Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent, Issuer
and as a Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

[Signature page to ABL Credit Agreement]

GOLDMAN SACHS BANK USA,
as an Issuer and as a Lender

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

[Signature page to ABL Credit Agreement]

TRUIST BANK,
as an Issuer and a Lender

By:	/s/ Brian O’Fallon
Name:	Brian O’Fallon
Title:	Director

[Signature page to ABL Credit Agreement]

Siemens Financial Services, Inc.,
as a Lender

By:	/s/ Mark Schafer
Name:	Mark Schafer
Title:	Vice President

By:	/s/ Sonia Vargas
Name:	Sonia Vargas
Title:	Sr. Loan Closer

[Signature page to ABL Credit Agreement]

Schedule 2.01

Revolving Credit Commitments

Schedule 2.01

Schedule 2.21

Existing Letters of Credit

Schedule 2.21

Schedule 3.01(a)

Collateral and Guarantee Requirements

Schedule 3.01(a)

Schedule 4.05

Financial Statement Exceptions

Schedule 4.05

Schedule 4.12

Subsidiaries and Other Equity Investments

LOAN PARTIES

Schedule 4.12

Schedule 5.02

Borrower’s Web Address

Schedule 5.02

Schedule 5.13

Post-Closing Obligations

Schedule 5.13

Schedule 5.16(a)

Deposit Accounts

Schedule 5.16(a)

Schedule 5.16(b)

Securities Accounts

Schedule 5.16(b)

Schedule 5.16(c)

Credit Card Agreements

Schedule 5.16(c)

Schedule 6.01

Existing Indebtedness

Schedule 6.01

Schedule 6.02

Existing Investments

Schedule 6.02

Schedule 6.03

Existing Restrictions

Schedule 6.03

Schedule 6.05

Existing Affiliate Transactions

Schedule 6.05

Schedule 6.06

Existing Liens

Schedule 6.06

Schedule 9.01(b)

Administrative Agent’s Office, Certain Addresses for Notices

Schedule 9.01(b)

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

Exh. A-1

FORM OF COMPLIANCE CERTIFICATE

Exh. B-2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exh. C-1

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. D-1-1

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. D-2-1

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. D-3-1

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. D-4-1

EXHIBIT E

FORM OF GUARANTY

Exh. E-1

EXHIBIT F

FORM OF SECURITY AGREEMENT

Exh. F-1

EXHIBIT G

FORM OF INTERCREDITOR AGREEMENT

Exh. G-1

EXHIBIT H

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

Exh. H-1

EXHIBIT I

[Reserved]

Exh. I-1

EXHIBIT J

[FORM OF] NOTICE OF BORROWING

Exh. J-1

Exhibit K

[FORM OF] SWING LOAN REQUEST

Exh. K-1

Exhibit L

[FORM OF] LETTER OF CREDIT REQUEST

Exh. L-1

Exhibit M

FORM OF BORROWING BASE CERTIFICATE

Exh. M-1

EXHIBIT N

[Reserved]

Exhibit N – Page 1

EXHIBIT O

[FORM OF] CREDIT CARD NOTIFICATION

Exhibit O – Page 1

EXHIBIT P

[FORM OF] CUSTOMS BROKER AGREEMENT